As filed with the Securities and Exchange Commission on July 16, 2020
Registration No. 333-235972

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FATHOM HOLDINGS INC.
(Exact name of registrant as specified in its charter)
North Carolina	6531	82-1518164
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
211 New Edition Court, Suite 211
Cary, North Carolina, 27511
888-455-6040
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)
Joshua Harley
Chief Executive Officer
211 New Edition Court, Suite 211
Cary, North Carolina, 27511
888-455-6040
(Name, address, including zip code and telephone number, including area code, of agent for service)
Please send copies of all communications to:
Donald R. Reynolds Andrew J. Gibbons Lorna A. Knick Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, North Carolina 27607 (919) 781-4000	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 (212) 421-4100
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, no par value per share(2)	$21,500,000	$2,790.70
Underwriter Warrants(3)	$—
Common Stock underlying Underwriter Warrants(4)	$1,540,000	$199.89
Selling Shareholder(5)	$1,500,000	$194.70
Total	$24,540,000	$3,185.29(6)(7)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and includes shares of common stock that the underwriters have an option to purchase.

(2)
In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)
The Registrant has agreed to issue to the underwriter warrants to purchase up to 7% in the aggregate of the shares of our common stock (the “Underwriter Warrants”) to be issued and sold in this offering (excluding shares issuable upon exercise of the over-allotment option described herein). The Underwriter Warrants are exercisable for a price per share equal to 110% of the public offering price.

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 110% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Underwriter Warrants is $1,540,000, which is equal to 110% of $1,400,000 (7% of $20,000,000).

(5)
The shares of common stock being registered hereunder are being registered for resale by the selling shareholder named in the accompanying prospectus.

(6)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(7)
The Registrant previously paid $1,817.33 in connection with the original filing of this Registration Statement on January 17, 2020. As a result, the filing fee due in connection with this Form S-1 Amendment No. 4 filing is $1,367.96.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, Dated July 16, 2020
PRELIMINARY PROSPECTUS
FATHOM HOLDINGS INC.
2,500,000 SHARES OF COMMON STOCK
This is the initial public offering of our common stock. We are offering 2,500,000 shares, no par value, of our common stock. We currently estimate that the initial public offering price will be between $7.00 and $9.00 per share of common stock.
Currently, no public market exists for our common stock. We have applied to list our common stock on the Nasdaq Capital Market, or Nasdaq, under the symbol “FTHM.” Accordingly, while the estimates set forth above represent our bona fide estimate of the range of public offering price per share and number of shares to be issued, consistent with the requirements of the Securities and Exchange Commission and Nasdaq, we may ultimately issue more shares at a lower price or fewer shares at a greater price to achieve such minimum value of unrestricted publicly held shares. We will not consummate the offering unless such minimum value will be achieved and until we receive approval from Nasdaq to list our common stock.
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings, see “Prospectus Summary — Implications of Being an Emerging Growth Company.”
Investing in shares of our common stock involves risks, see “Risk Factors” beginning on page 12 of this prospectus.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$
Proceeds to Selling Shareholder	$	$

(1)
Does not include additional compensation payable to the underwriter. We have agreed to reimburse the underwriter for certain expenses incurred relating to this offering. In addition, we will issue to the underwriter a warrant to purchase the number of shares of our common stock equal to up to seven percent (7%) of the number of shares issued at the initial closing of this offering.

This offering is being underwritten on a firm commitment basis. We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional 187,500 shares from us and up to an additional 187,500 shares from the selling shareholder identified in this prospectus at the public offering price less the underwriting discount and commissions. We will not receive any of the proceeds from the sale of the shares being sold by the selling shareholder.
The underwriters expect to deliver the shares against payment in New York, New York on            , 2020.
Roth Capital Partners
The date of this prospectus is            , 2020

We are responsible for the information contained in this prospectus and in any free writing prospectus we prepare or authorize. Neither we nor the Selling Shareholder has authorized anyone to provide you with different information, and neither we nor the Selling Shareholder take responsibility for any other information others may give you. We are not, and the Selling Shareholder is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is only accurate as of the date of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.
For investors outside the United States: We have not, and the Selling Shareholder has not, done anything that would permit the use of or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.
Copies of some of the documents referred to herein have been filed as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”
Unless the context indicates otherwise, as used in this prospectus, the terms “Fathom,” “we,” “us,” “our,” “the Company,” “our Company” and “our business” refer to Fathom Holdings Inc. and its direct and indirect subsidiaries, after giving effect to our corporate reorganization. For more information, please refer to the corporate reorganization described under “Business — Our Structure.” Unless the context otherwise requires, references to “common stock” refer to our common stock, no par value.
i

PROSPECTUS SUMMARY
This summary highlights certain information about us and this offering contained elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and should be read in conjunction with the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our securities, you should carefully read the entire prospectus, including “Risk Factors” beginning on page 12, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 33 and the consolidated financial statements and related notes thereto included in this prospectus.
Overview
Fathom Holdings Inc. was founded in 2010 as a cloud-based, technology-driven platform-as-a-service company operating in the real estate industry. Our low-overhead business model leverages our proprietary software platform for management of real estate brokerage back-office functions, without the cost of physical brick and mortar offices or of redundant personnel. As a result, we are able to offer our agents the ability to keep significantly more of their commissions compared to traditional real estate brokerage firms. We believe we offer our agents some of the best technology, training, and support available in the industry. We also offer our agents valuable benefits, including equity in our Company if they achieve revenue and growth goals, as well as what we believe is relatively broad and affordable healthcare coverage. We believe our commission structure, business model and our focus on treating our agents well attract more agents and higher-producing agents to join and stay with our Company.
Our commission model is designed to empower real estate agents to build a more profitable business by allowing them to keep a high percentage of their commission without sacrificing support, technology, or training. We believe that by simply joining our company, agents from traditional model brokerages can increase their income by 25% on average. More importantly, agents are able to take that increase and reinvest it into their marketing thereby increasing their number of transactions and revenue.
We believe our commission model also allows agents to directly compete against discount brokerages and other disruptive new competitors. The flat transaction fee that we charge to our agents allows our agents to charge whatever commission they need to be highly competitive.
We recognize revenue primarily through the commissions that our agents charge our clients. From the gross commission revenue, we keep a flat transaction fee of $450 and the remainder is paid to the agent. This $450 transaction fee is charged for the agent’s first 12 sales per agent’s anniversary year and then $99 per sale for the rest of their anniversary year. For leases, we recognize revenue through lease commissions negotiated between our agents and landlords, and we retain $85 per transaction and the remainder is paid to the agent. Each year, every agent also is charged a fee of $500 on their first sale (recognized as a reduction to Cost of Revenue over the year), which helps cover our operating costs such as technology, errors and omissions insurance, training, and oversight.
In March of 2020, we were ranked the #11 largest independent real estate brokerage firm and the #20 overall largest brokerage firm in the United States. These rankings were published by The Real Trends Five Hundred based on several criteria including transaction sides, sales volume, affiliation, top movers, core services, and others.
Our Strategy
Our goal is to be one of the leading 100% commission real estate brokerages in the United States while offering superior customer service, state of the art technology, and a great company culture. We have grown rapidly since inception, and plan to accelerate our growth through the following aspects of our vision:
•
offer full brokerage services via our technology-enabled, low-overhead business model;

•
attract and retain high-producing agents by offering high compensation per transaction and industry-leading benefits;

•
use our publicly traded stock to further incentivize agents;

•
continue to enhance and develop our proprietary software platform to facilitate our own business and potentially increase our revenue by licensing it to others; and

•
pursue further growth through potential acquisitions, including using our publicly traded stock as consideration.

Technology
We operate as a cloud-based real estate brokerage by utilizing our consumer-facing website, https://www.FathomRealty.com, and our internal proprietary technology, IntelliAgent®, to manage our brokerage operations. Through our website, we provide buyers, sellers, landlords, and tenants with access to all of the available properties for sale or lease on the multiple listing service, or MLS, in each of the markets in which we operate. We provide each of our agents their own personal website that they can modify to match their personal branding. Our website also gives consumers access to our network of professional real estate agents and vendors. Through a combination of our proprietary technology platform and third-party systems, we provide our agents with marketing, training, and other support services, as well as client and transaction management. Our technology, services, data, lead generation, and marketing tools are designed to allow our agents to leverage them to represent their real estate clients with best-in-class service.
Internally, we use our technology to provide agents with opportunities to increase their profitability, reduce risk, and develop professionally, while fostering a culture that values collaboration, strength of community, and commitment to serving the consumer’s best interests. We provide our agents with the systems, support, professional development and infrastructure designed to help them succeed in unpredictable, and often challenging, economic conditions. This includes delivering 24/7 access to collaborative tools and training for real estate agents.
Specifically, using advanced Internet-based software, we can improve compliance and oversight while providing, at no cost to our agents, technology tools and services to our agents and their customers, including:
•
a robust, mobile-friendly, customer-facing corporate website providing access to view all homes for sale and lease in the markets that we serve, with the ability to search and save favorite properties and receive alerts for new properties that fit their criteria;

•
a customizable, mobile-friendly, agent website with home search, lead capture, and blogging capabilities;

•
an advanced customer relationship management system, with visitor tracking, property alerts, and customer communication, all designed to help convert leads into customers;

•
social media tools to enhance agent marketing and visibility;

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streamlined solicitation, collection, verification and posting of customer testimonials;

•
single property websites for our agents’ listings;

•
a wide array of on-demand training modules for the professional development of agents at all levels of experience; and

•
agent access to IntelliAgent®, which is described in more detail below.

Our proprietary IntelliAgent® real estate technology platform is designed to provide a suite of brokerage and agent level tools, technology, business processes, business intelligence and reporting, training, and marketing, along with a marketplace for add-on services and third-party technology. Our IntelliAgent rollout strategy began with the core technology needed by every real estate brokerage to manage their agents, their agents’ transactions, commission structures, payments, and compliance, as well as the ability to gain a better understanding as to what is happening in the business through business intelligence and robust reporting. Our technology roadmap for IntelliAgent includes brokerage and agent level websites, content creation and management, customer relationship management, email and social media marketing, agent reviews, goal setting, accountability, expense tracking, training platform, marketing repository, and APIs for integration with third-party tools. We intend for IntelliAgent to be more than just a technology platform for our company; we might someday use a simplified version of IntelliAgent as a platform to unify independent brokerages through a smarter broker network allowing them to effectively compete against larger regional and national brands. This should allow us to monetize a portion to our technology and generate revenue from small brokerages and agents who would not otherwise join our company. We believe that IntelliAgent also provides us with the platform needed to more fully integrate services companies that are, or become, part of the Fathom network. This deeper integration is designed to encourage a higher level of agent adoption of our various services companies and therefore create a better agent experience, customer experience, and generate higher revenues for us.
In order to develop and accelerate the growth of agents joining Fathom, we developed the Fathom Talent Acquisition Platform. The Fathom Talent Acquisition Platform combines people, technology and process. Fathom has built an extensive database of potential agents who we believe would fit the Fathom culture and benefit from joining the Company. A content marketing strategy keeps these candidates up to date on the latest developments and offers that may be of interest to them in growing their business. Additionally, a team of experienced recruiters focuses on personally introducing and sharing the Fathom brands value proposition with real estate professionals across the country. The team works within a customer relationship management system to nurture longer term opportunities, as well as convert immediate hires. These elements are designed to build brand awareness and position Fathom as the brokerage of choice for agents when making career choices.
Our Focus on Agents
We believe that agents deliver unique value to the specific customers they serve in different ways depending upon the knowledge, skills or niche of the agent and the needs and desires of the customers. We also believe that customers work with agents because of the agent’s skills and service individually and generally place greater weight on those individual skill sets, service levels and style than they do on the brokerage brand with which the agent is affiliated. Therefore, we focus to a great degree on serving our agents, so that we attract and retain the best in the industry.
Fee Structure
The lower overall cost of operating our business via the cloud has enabled us to offer our agents a 100% commission model. Consequently, this higher commission paid to our agents combined with our unique delivery of support services and the flexibility it provides for agents has facilitated our growth over the past several years. We also differentiate ourselves by not charging our agents royalties or franchise fees. A commission calculator on our website allows agents to determine how much money they could make if they join our company.
We believe we offer agents further opportunity to increase their overall revenue and income, because they can invest the additional income earned under our fee structure in incremental marketing.
Our Markets
Currently, our primary market is the United States. We currently operate in more than 110 cities or regions, which are located in the following 24 states or districts:
Arizona	Indiana	Ohio
Arkansas	Kentucky	Oklahoma
California	Louisiana	Oregon
Colorado	Maryland	South Carolina
District of Columbia	Missouri	Tennessee
Florida	Nevada	Texas
Georgia	New Jersey	Virginia
Illinois	North Carolina	Washington

We target urban or suburban cities or regions with populations of at least 50,000, of which there are approximately 775 in the United States. We believe this provides us opportunity for continued growth. We have expanded rapidly since our inception nine years ago to over 110 cities or regions. As we continue to expand, we might also target smaller rural markets.
Risks Associated with Our Business
Investing in shares of our common stock involves a number of risks, including the following:
•
If we do not remain an innovative leader in the real estate industry, we might not be able to grow our business and leverage our costs to achieve profitability.

•
We might not be able to effectively manage rapid growth in our business.

•
The coronavirus (“COVID-19”) pandemic may have a material adverse effect on our businesses, financial condition, results of operations, and liquidity.

•
If we fail to grow in the various local markets that we serve or are unsuccessful in identifying and pursuing new business opportunities, our long-term prospects and profitability will be harmed.

•
Our value proposition for agents includes allowing them to keep more of their commissions than traditional companies do, and receive equity in our Company, which is not typical in the real estate industry. If agents do not understand our value proposition we might not be able to attract, retain, and incentivize agents.

•
We might not be able to attract and retain additional qualified agents and other personnel.

•
Our operating results are subject to seasonality and vary significantly among quarters during each calendar year, making meaningful comparisons of consecutive quarters difficult.

•
If we fail to protect the privacy of the employees, independent contractors, or consumers personal information that our employees share with us, our reputation and business could be significantly harmed.

•
Our business could be adversely affected if we are unable to expand, maintain, and improve the systems and technologies that we rely on to operate.

•
Our business, financial condition and reputation may be substantially harmed by security breaches, cybersecurity incidents, and interruptions, delays and failures in our systems and operations.

•
We face significant risk to our brand and revenue if we fail to maintain compliance with the law and regulations of federal, state, foreign, county governmental authorities, or private associations and governing boards.

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Loss of our current executive officers or other key management could significantly harm our business.

•
Employee or agent litigation and unfavorable publicity could negatively affect our future business.

•
Failure to protect intellectual property rights could adversely affect our business.

•
We may evaluate potential vendors, suppliers and other business partners for acquisition in order to accelerate growth but might not succeed in identifying suitable candidates or may acquire businesses that negatively impact us.

•
Our future revenues and growth prospects could be adversely affected by our dependence on other contractors.

•
We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business and financial condition.

•
Part of our technology is currently developed in foreign countries, including Brazil, which makes us subject to certain risks associated with foreign laws and regulations.

These and other risks are more fully described in the section entitled “Risk Factors” on page 12, which you should carefully read and consider before deciding to invest in shares of our common stock. If any of these risks actually occur, our business, financial condition, results of operations, cash flows or reputation would likely be materially adversely affected. In such case, the trading price of the shares of our common stock would likely decline, and you could lose all or part of your investment.
Our Structure
Fathom Holdings Inc. was incorporated in North Carolina on May 5, 2017 as “Fathom Ventures, Inc.” On September 4, 2018, it filed Articles of Amendment to its Articles of Incorporation changing the name of the corporation and amending the number of authorized shares to 185,000,000 shares, no par value per share, all of one class designated common stock (85,000,000 of which were designated as Series A common stock and 100,000,000 of which were designated as Series B common stock).
Prior to the filing of this registration statement, we effected a corporate reorganization, whereby the former members of the Company’s direct, wholly-owned subsidiary, Fathom Realty Holdings LLC, a Texas limited liability company (“Fathom Realty”), contributed all of their ownership interests in Fathom Realty to us in exchange for shares of our stock. Prior to such contribution and exchange, the shareholders of Fathom Realty Group Inc., a Texas corporation (“Fathom Group”), contributed all of their shares of stock in Fathom Group to Fathom Realty in exchange for additional ownership interests in Fathom Realty. Fathom Group is a wholly-owned subsidiary of Fathom Realty. Additionally, the former members of our direct, wholly-owned subsidiary, IntelliAgent, LLC, a Texas limited liability company (“IntelliAgent”), contributed all of their ownership interests in IntelliAgent to Fathom Holdings Inc. in exchange for shares of our stock.
As part of the reorganization, the Company restated its Articles of Incorporation on September 11, 2018 such that (i) each share of Series A common stock outstanding immediately prior to the filing of the Restated Articles of Incorporation was canceled and (ii) each two shares of Series B common stock outstanding immediately prior to the filing of the Restated Articles of Incorporation was converted and reclassified into one share of common stock. Pursuant to the Restated Articles of Incorporation, we also amended the number of authorized shares of the corporation to 100,000,000 shares, no par value, all of one class designated common stock. We refer to these steps as the “Exchange Transactions.” The Exchange Transactions have not affected our operations, which we have continued to conduct through our operating subsidiaries.
Corporate Information
We are a North Carolina corporation and were incorporated on May 5, 2017 as Fathom Ventures, Inc. On September 4, 2018, we changed our name to Fathom Holdings Inc. Our principal executive office is located at 211 New Edition Court, Suite 211, Cary, North Carolina, 27511. Our telephone number at our principal executive office is 888-455-6040. Our corporate website is https://www.fathomrealty.com. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:
•
reduced obligations with respect to financial data, including presenting only two years of audited financial statements and only two years of selected financial data in this prospectus;

•
an exception from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•
reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

•
exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions for up to five years or such earlier time that we no longer qualify as an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our capital stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We intend to take advantage of the reduced reporting requirements with respect to disclosure regarding our executive compensation arrangements, have presented only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our filings with the Securities and Exchange Commission, or the SEC, and have taken advantage of the exemption from auditor attestation on the effectiveness of our internal control over financial reporting. To the extent that we take advantage of these reduced reporting burdens, the information that we provide shareholders may be different than you might obtain from other public companies in which you hold equity interests.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

THE OFFERING
Common stock offered by us
2,500,000 shares
Common stock offered by the selling shareholder
187,500 shares. The shares of the selling shareholder will not be sold in the event the underwriter fails to exercise its option to purchase additional shares, in which case the shares will be sold as part of the over-allotment.
Common stock to be outstanding after this offering
12,723,168 shares
Option to purchase additional shares offered to the underwriters
We have granted the underwriter a 45-day option to purchase up to an additional 187,500 shares from us and up to an additional 187,500 shares from the selling shareholder at the public offering price per share less the underwriting discounts and commissions, to cover over-allotments, if any, on the same terms as set forth in this prospectus.
Use of proceeds
We intend to use the net proceeds we receive from this offering for general corporate purposes, which may include financing growth by retaining more agents at a faster pace, developing new services and funding capital expenditures, acquisitions, and investments. We will not receive any proceeds from the shares sold by the selling shareholder. See “Use of Proceeds” for more information.
Risk Factors
An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus.
Dividend policy
We do not anticipate paying any dividends on shares of our common stock in the foreseeable future; however, we may change this policy in the future. See “Dividend Policy” beginning on page 32 of this prospectus.
Proposed symbol for our shares of common stock
“FTHM”
The number of shares of our common stock to be outstanding after this offering is based on 10,223,168 shares outstanding as of March 31, 2020, after giving effect to the assumptions in the following paragraph, and excludes:
•
37,130 shares of common stock issuable upon exercise of stock options outstanding at a weighted-average exercise price of $4.71 per share, of which none are vested and exercisable; and

•
3,467,076 shares of common stock available for future issuance under our stock plans.

Except as otherwise indicated, all information in this prospectus:
•
assumes no exercise by the underwriters of their option to purchase up to an additional 187,500 shares from us and up to an additional 187,500 shares from the selling shareholder;

•
assumes that the shares to be sold in this offering are sold at the initial public offering price of $8.00 per share, the midpoint of the estimated price range shown on the cover of this prospectus; and

•
gives effect to the reverse split of all outstanding shares of common stock at a 4.71352 for 1 basis immediately prior to the consummation of this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
You should read the following selected financial data together with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. We have derived the statement of operations data for the years ended December 31, 2018 and 2019 and the balance sheet data as of December 31, 2018 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the three months ended March 31, 2019 and 2020 and the balance sheet data as of March 31, 2020 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, the unaudited data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information in those statements. Our historical results are not necessarily indicative of the results that should be expected in the future and the results for the three months ended March 31, 2020 are not necessarily indicative of the results to be expected for the full year ending December 31, 2020 or any other future period.
	Years ended December 31,		Three months ended March 31,
	2018	2019	2019	2020
			(Unaudited)
Statement of Operations Data:
Revenue	$77,305,562	$109,621,943	$18,134,726	$28,838,831
Cost of revenue	73,436,660	103,672,899	16,852,772	26,687,256
Gross profit	3,868,902	5,949,044	1,281,954	2,151,575
General and administrative	5,130,920	9,599,050	2,662,045	1,930,076
Marketing	255,090	340,582	57,762	230,433
Total operating expenses	5,386,010	9,939,632	2,719,807	2,160,509
Loss from operations	(1,517,108)	(3,990,588)	(1,437,853)	(8,934)
Other expense, net
Interest expense, net	102,123	109,709	27,370	32,837
Other expense	16,819	—	—	—
Other expense, net	118,942	109,709	27,370	32,837
Loss from operations before income taxes	(1,636,050)	(4,100,297)	(1,465,223)	(41,771)
Income tax (expense) benefit	(27,155)	8,000	(4,020)	(1,000)
Net loss	$(1,663,205)	$(4,092,297)	$(1,469,243)	$(42,771)
Net loss per share
Basic and Diluted	$(0.20)	$(0.42)	$(0.15)	$(0.00)
Weighted average common shares outstanding
Basic and Diluted	8,264,547	9,804,988	9,655,644	9,993,866

	As of December 31,
	2018	2019	As of March 31, 2020
			(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$1,008,538	$579,416	$844,449
Working capital	525,791	(1,282,468)	(1,229,223)
Total assets	3,834,139	2,490,033	3,901,027
Loan payable, net of current portion	52,188	35,093	30,773
Note payable	500,000	500,000	500,000
Lease liability, net of current portion	—	177,578	167,261
Total stockholders’ equity (deficit)	232,042	(1,159,185)	(994,221)

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, future product research or development, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “goals,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “forecast” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this prospectus include, but are not limited to, statements about:
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our ability to remain an innovative leader in the real estate industry;

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whether or not we are able to effectively manage rapid growth in our business;

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the risks associated with the COVID-19 pandemic;

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our ability to grow in the various local markets that we serve;

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whether or not we are successful in identifying and pursuing new business opportunities;

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our value proposition for agents, including allowing them to keep more of their commissions than traditional companies do, and receive equity in our Company;

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our failure to make sure agents understand our value proposition so that we are able to attract, retain and incentivize agents;

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our ability to attract and retain additional qualified agents and other personnel;

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the risks associated with making meaningful comparisons of successive quarters;

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our ability to protect the privacy of employees, independent contractors, or consumers or personal information that they share with us so that we do not harm our reputation and business;

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our failure to be able to expand, maintain and improve the systems and technologies upon which we rely on to operate;

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our failure to prevent security breaches, cybersecurity incidents, and interruptions, delays and failures in our systems and operations;

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if we fail to maintain compliance with the law and regulations of federal, state, foreign, county governmental authorities, or private associations and governing boards;

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our ability to remediate the material weaknesses identified in our internal controls over financial reporting;

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the risks associated with the loss of our current executive officers or other key management;

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the risks associated with employee or agent litigation and unfavorable publicity;

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our failure to protect intellectual property rights;

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our ability to be able to evaluate potential vendors, suppliers and other business partners for acquisition in order to accelerate growth;

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our future revenues and growth prospects and our dependence on other contractors;

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our non-GAAP operating performance, as reported using Adjusted EBITDA, is not equivalent to net income (loss) from operations as determined under GAAP and stockholders may consider GAAP measures to be more relevant to our operating performance;

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the risks associated with litigation filed by or against us, and adverse results therefrom;

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our ability to manage technology that currently developed in foreign countries, including Brazil, which makes us subject to certain risks associated with foreign laws and regulations; and

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other factors discussed elsewhere in this prospectus.

We might not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly under “Risk Factors” on page 12 of this prospectus and the documents incorporated herein that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. The environment in which we operate is highly competitive and rapidly changing and it is not possible for our management to predict all risks, as new risks emerge from time to time, such as the rapidly evolving environment and uncertainties relating to the outbreak of a novel strain of coronavirus, that causes COVID-19. The coronavirus continues to spread globally and was declared a pandemic by the World Health Organization in March 2020. Given the volatility of the global environment as a result of the ongoing COVID-19 pandemic, the effect of COVID-19 will not be fully reflected in our results of operations and financial performance until future periods.
You should read this prospectus and the documents that we have filed as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.
Except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus. You also should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our securities, you should carefully consider the risk factors discussed in this prospectus.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below together with the other information included in this prospectus, including our consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before deciding to purchase shares of our common stock. The occurrence of any of the following risks may materially and adversely affect our business, financial condition, results of operations, cash flows, reputation and future prospects. In this event, the market price shares of our common stock could decline, and you could lose part or all of your investment.
Risks Related to Our Business
If we do not remain an innovative leader in the real estate industry, we might not be able to grow our business and leverage our costs to achieve profitability.
Innovation has been critical to our ability to compete for clients and real estate agents. If competitors follow our practices or develop more innovative practices, our ability to achieve profitability may diminish or erode. For example, certain other brokerages could develop or license cloud-based office platforms that are equal to or superior to ours. If we do not remain on the forefront of innovation, we might not be able to achieve or sustain profitability.
The market for Internet products and services is characterized by rapid technological developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements. Our future success will depend in significant part on our ability to continually improve the performance, features and reliability of our technological developments in response to both evolving demands of the marketplace and competitive product offerings, and there can be no assurance that we will be successful in doing so.
We might not be able to effectively manage rapid growth in our business.
We might not be able to scale our business services and support quickly enough to meet the growing needs of our real estate agents. If we are not able to grow efficiently, our operating results could be harmed. As we add new agents, we will need to devote additional financial and human resources to improving our internal systems, integrating with third-party systems, and maintaining infrastructure performance. In addition, we will need to appropriately scale our internal business systems and our services organization, including support of our affiliated agents as our demographics expand over time. Any failure of, or delay in, these efforts could cause impaired system performance and reduced satisfaction from our agents. These issues could result in difficulty in both attracting and retaining agents. Even if we are able to upgrade our systems and expand our staff, such expansion may be expensive, complex, and place increasing demands on our management. We could also face inefficiencies or operational failures as a result of our efforts to scale our infrastructure and we might not be successful in maintaining adequate financial and operating systems and controls as we expand. Moreover, there are inherent risks associated with upgrading, improving and expanding our information technology systems. We cannot be sure that the expansion and improvements to our infrastructure and systems will be fully or effectively implemented on a timely basis, if at all. These efforts may reduce revenue and our margins and adversely impact our financial results.
The COVID-19 pandemic may have a material adverse effect on our businesses, financial condition, results of operations, and liquidity.
The COVID-19 pandemic is having a profound effect on the global economy and financial markets. In the United States, federal, state, and local governments continue to react to this evolving public health crisis by, among other actions, recommending or requiring the avoidance of gatherings of people or significantly or entirely curtailing activities categorized as non-essential. We are constantly monitoring the spread of COVID-19, especially in the states and regions in which we currently operate, primarily in the South, Atlantic, Southwest and Western parts of the United States. Certain states in which we primarily operate, including Texas and North Carolina, have reported a recent spike in diagnosed casis of COVID-19. This unprecedented situation has created considerable risks and uncertainties for the U.S. real estate services industry in general and for us in particular, including those arising from the potential adverse effects on the economy as well as risks related to employees, independent agents, and consumers. The extent of the impact of the pandemic on our business and financial results will depend largely on future developments, including the extent and duration of the spread of the outbreak, the extent of governmental regulation (including, but not limited to, local, state and/or federally mandated “shelter in place” or other regulations that, for example, preclude or strictly limit open houses or in-person showings of properties), the impact on capital and financial markets and the related impact on consumer confidence and spending, and the magnitude of the financial and operational consequences to our agents and brokers, all of which are highly uncertain and cannot be predicted.
If we fail to grow in the various local markets that we serve or are unsuccessful in identifying and pursuing new business opportunities our long-term prospects and profitability will be harmed.
To capture and retain market share in the various local markets that we serve, we must compete successfully against other brokerages for agents and for the consumer relationships that they bring. Our competitors could lower the fees that they charge to agents or could raise the compensation structure for those agents. Our competitors may have access to greater financial resources than us, allowing them to undertake expensive local advertising or marketing efforts. In addition, our competitors may be able to leverage local relationships, referral sources, and strong local brand and name recognition that we have not established. Our competitors could, as a result, have greater leverage in attracting both new and established agents in the market and in generating business among local consumers. Our ability to grow in the local markets that we serve will depend on our ability to compete with these local brokerages.
We may implement changes to our business model and operations to improve revenues that cause a disproportionate increase in our expenses or reduce profit margins. For example, we may allocate resources to acquire lower margin brokerage models or develop a mortgage servicing division, a commercial real estate division, a title and escrow company or a continuing education division. These decisions could involve significant up-front costs that may only be recovered after lengthy periods of time. Any of these attempts to pursue new business opportunities could result in a disproportionate increase in our expenses and in reduced profit margins. In addition, any of these additional activities could expose us to additional compliance obligations and regulatory risks.
If we fail to continue to grow in the local markets we serve or if we fail to successfully identify and pursue new business opportunities, our long-term prospects, financial condition and results of operations may be harmed, and our stock price may decline.
Our value proposition for agents includes allowing them to keep more of their commissions than traditional companies do, and receive equity in our Company, which is not typical in the real estate industry. If agents do not understand our value proposition, we might not be able to attract, retain and incentivize agents.
Participation in our commission plan represents a key component of our agent and broker value proposition. Agents might not understand or appreciate our value. In addition, agents might not appreciate other components of our value proposition including the systems and tools that we provide to agents, and the professional development opportunities we create and deliver. If agents do not understand the elements of our agent value proposition, or do not perceive it to be more valuable than the models used by most competitors, we might not be able to attract, retain and incentivize new and existing agents to grow our revenues.
We might not be able to attract and retain additional qualified agents and other personnel.
To execute our business strategy, we must attract and retain highly qualified agents and other personnel. In particular, we compete with many other real estate brokerages for qualified agents who manage our operations in each state. We must also compete with technology companies for developers with high levels of experience in designing, developing and managing cloud-based software, as well as for skilled service and operations professionals, and we might not be successful in attracting and retaining the professionals we need. We might have difficulty in hiring and difficulty in retaining highly skilled personnel with appropriate qualifications. Many of the companies that we compete with for experienced personnel have greater resources than we do. In addition, in making decisions about where to work, in addition to cash compensation, people often consider the value of the stock options or other equity incentives they receive. If the price of our stock declines or experiences significant volatility, our ability to attract or retain personnel may be adversely affected. If we fail to attract new personnel or fail to retain and motivate our current personnel, our growth prospects could be severely harmed.
If we fail to expand effectively into adjacent markets, our growth prospects could be harmed.
We intend to expand our operations into adjacent markets, such as rentals, mortgages, and home improvement, and into international geographies. We may incur losses or otherwise fail to enter these markets successfully. Our expansion into these markets will place us in competitive environments with which we are unfamiliar and involves various risks, including the need to invest significant resources and the possibility that returns on such investments will not be achieved for several years, or at all. In attempting to establish a presence in new markets, we expect to incur significant expenses and face various other challenges, such as expanding our sales force and management personnel to cover these markets.
We have a history of losses, and we might not be able to achieve or sustain profitability.
We experienced net losses of approximately $1.7 million and $4.1 million for the years ended December 31, 2018 and 2019, respectively. We cannot predict if we will achieve sustained profitability in the near future or at all. We expect to make significant future expenditures to develop and expand our business. In addition, once we are a public company, we will incur significant legal, accounting, and other expenses that we do not currently have as a private company. These expenditures make it harder for us to achieve and maintain future profitability. Our recent growth in revenue might not be sustainable, and we might not achieve sufficient revenue to achieve or maintain profitability. We could incur significant losses in the future for a number of reasons, including the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown events. Accordingly, we might not be able to achieve or maintain profitability and we may incur significant losses for the foreseeable future.
Our recent revenue growth rates may not be indicative of our future growth, and we may not continue to grow at our recent pace, or at all.
For the years ended December 31, 2017, 2018, and 2019, our revenue grew from $55.4 million, to $77.3 million, to $109.6 million, which represents a compounded annual growth rate of approximately 40.7%. In the future, our revenue may not grow as rapidly as it has over the past several years. We believe that our future revenue growth will depend, among other factors, on our ability to:
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acquire additional agents and collect additional commissions to existing agents;

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attract a growing number of agents to our website and other cloud-based applications;

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increase our brand awareness;

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successfully develop and deploy new products for the residential real estate industry;

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maximize our sales personnel’s productivity;

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respond effectively to competitive threats;

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successfully expand our business into adjacent markets; and

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successfully expand internationally.

We may not be successful in our efforts to do any of the foregoing, and any failure to be successful in these matters could materially and adversely affect our revenue growth. You should not consider our past revenue growth to be indicative of our future growth.
We currently are using and intend to continue to use Adjusted EBITDA, a non-GAAP financial measure, in reporting our annual and quarterly results of operations; however, Adjusted EBITDA is not equivalent to net income (loss) from operations as determined under GAAP, and stockholders may consider GAAP measures to be more relevant to our operating performance.
As part of our reporting of our annual and quarterly results of operations, we publish and intend to continue to publish measures compiled in accordance with GAAP as well as non-GAAP financial measures, along with a reconciliation between the GAAP and non-GAAP financial measures. The reconciling items adjust amounts reported in accordance with GAAP for certain items which are described in detail in our published results of operations. Our financial statements themselves do not and will not contain any non-GAAP financial measures.
Specifically, we use Adjusted EBITDA, which we use to mean net loss, excluding other income (expense), income taxes expense (benefit), depreciation and amortization, and stock-based compensation expense. In particular, we believe the exclusion of stock compensation expense related to restricted stock awards and stock options, provides a useful supplemental measure in evaluating the performance of our operations and provides better transparency into our results of operations. We believe that our non-GAAP financial measures are meaningful to investors when analyzing our results of operations as this is a key metric used by our management for financial and operational decision-making.
The market price of our stock may fluctuate based on future non-GAAP results if investors base their investment decisions on such non-GAAP financial measures. If we decide to alter or discontinue the use of non-GAAP financial measures in reporting our annual and quarterly results of operations, the market price of our stock could be adversely affected if investors analyze our performance in a different manner.
We participate in a highly competitive market, and pressure from existing and new companies might adversely affect our business and operating results.
The market to provide home listings and marketing services for the residential real estate industry is highly competitive and fragmented. Homes are not typically marketed exclusively through any single channel. Consumers can access home listings and related data through more than one source. Accordingly, current and potential competitors could aggregate a set of listings similar to ours. We compete with online real estate marketplaces, such as Zillow and Realtor.com, other real estate websites, and traditional offline media. We compete to attract consumers primarily on the basis of the number and quality of listings; user experience; the breadth, depth, and relevance of insights and other content on homes, neighborhoods, and professionals; brand and reputation; and the quality of mobile products. We compete to attract real estate professionals primarily on the basis of the quality of the website and mobile products, the size and attractiveness of the consumer audience, the quality and measurability of the leads we generate, the perceived return on investment we deliver, and the effectiveness of marketing and workflow tools. We also compete for advertisers against other media, including print media, television and radio, social networks, search engines, other websites, and email marketing. We compete primarily on the basis of the size and attractiveness of the audience; pricing; and the ability to target desired audiences.
Many of our existing and potential competitors have substantial competitive advantages, such as:
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greater scale;

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stronger brands and greater name recognition;

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longer operating histories;

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more financial, research and development, sales and marketing, and other resources;

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more extensive relationships with participants in the residential real estate industry, such as brokers, agents, and advertisers;

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strong relationships with third-party data providers, such as multiple listing services and listing aggregators;

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access to larger user bases; and

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larger intellectual property portfolios.

The success of our competitors could result in fewer users visiting our website and mobile applications, the loss of subscribers and advertisers, price reductions for our subscriptions and display advertising, weaker operating results, and loss of market share. Our competitors also might be able to provide users with products that are different from or superior to those we can provide, or to provide users with a broader range of products and prices.

We expect increased competition if our market continues to expand. In addition, current or potential competitors might be acquired by third parties with greater resources than ours, which would further strengthen these current or potential competitors and enable them to compete more vigorously or broadly with us. If we are not able to compete effectively, our business and operating results will be materially and adversely affected.
Our operating results are subject to seasonality and vary significantly among quarters during each calendar year, making meaningful comparisons of successive quarters difficult.
Seasons and weather traditionally impact the real estate industry. Spring and summer seasons historically reflect greater sales activity in comparison to fall and winter seasons. We have historically experienced lower revenues during the fall and winter seasons, as well as during periods of unseasonable weather, which reduces our operating income, net income, operating margins and cash flow. Real estate listings precede sales and a period of poor listings activity will negatively impact revenue. Past performance in similar seasons or during similar weather events can provide no assurance of future or current performance, and macroeconomic shifts in the markets we serve can conceal the impact of seasonality.
Home sales in successive quarters can fluctuate widely due to a wide variety of seasonal factors, including holidays, and the school year calendar’s impact on timing of family relocations. Our revenue and operating margins each quarter will remain subject to seasonal fluctuations, which may make it difficult to compare or analyze our financial performance effectively across successive quarters.
If we fail to protect the privacy of employees, independent contractors, or consumers or personal information that they share with us, our reputation and business could be significantly harmed.
Tens of thousands of consumers, independent contractors, and employees have shared personal information with us during the normal course of our business processing residential real estate transactions. This includes, but is not limited to, social security numbers, annual income amounts and sources, consumer names, addresses, telephone and cell phone numbers, and email addresses.
The application, disclosure and safeguarding of this information is regulated by federal and state privacy laws. To comply with privacy laws, we invested resources and adopted a privacy policy outlining policies and procedures for the use of safeguarding personal information. This policy includes informing consumers, independent contractors and employees that we will not share their personal information with third parties without their consent unless required by law.
Privacy policies and compliance with federal and state privacy laws presents risk and we could incur legal liability for failing to maintain compliance. We might not become aware of all privacy laws, changes to privacy laws, or third- party privacy regulations governing the real estate business or be unable to comply with all of these regulations, given the rate of regulatory changes, ambiguities in regulations, contradictions in regulations between jurisdictions, and the difficulties in achieving both company-wide and region-specific knowledge and compliance.
Our policy and safeguards could be deemed insufficient if third parties with whom we have shared personal information fail to protect the privacy of that information. Our legal liability could include significant defense costs, settlement costs, damages and penalties, plus, damage our reputation with consumers, which could significantly damage our ability to attract and maintain customers. Any or all of these consequences would result in meaningful unfavorable impact on our brand, business model, revenue, expenses, income and margins.
Our business could be adversely affected if we are unable to expand, maintain and improve the systems and technologies upon which we rely on to operate.
As the number of our agents grows, our success will depend on our ability to expand, maintain and improve the technology that supports our business operations, including, but not limited to, our cloud office platform. Loss of key personnel or the lack of adequate staffing with the requisite expertise and training could impede our efforts in this regard. If our systems and technologies lack capacity or quality sufficient to service agents and their clients, then the number of agents who wish to use our products could decrease, the level of client service and transaction volume afforded by our systems could suffer, and our costs could increase. In addition, if our systems, procedures or controls are not adequate to provide reliable, accurate and timely financial and other reporting, we might not be able to satisfy regulatory scrutiny or contractual obligations with third parties and may suffer a loss of reputation. Any of these events could negatively affect our financial position.
Cybersecurity incidents could disrupt our business operations, result in the loss of critical and confidential information, adversely impact our reputation and harm our business.
Cybersecurity threats and incidents directed at us could range from uncoordinated individual attempts to gain unauthorized access to information technology systems to sophisticated and targeted measures aimed at disrupting business or gathering personal data of customers. In the ordinary course of our business, we collect and store sensitive data, including proprietary business information and personal information about our customers. Our business, and particularly our cloud-based platform, is reliant on the uninterrupted functioning of our information technology systems. The secure processing, maintenance, and transmission of information are critical to our operations, especially the processing and closing of real estate transactions. Although we employ measures designed to prevent, detect, address, and mitigate these threats (including access controls, data encryption, vulnerability assessments, and maintenance of backup and protective systems), cybersecurity incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption, or unavailability of critical data and confidential or proprietary information (our own or that of third parties, including potentially sensitive personal information of our customers) and the disruption of business operations. Any such compromises to our security could cause harm to our reputation, which could cause customers to lose trust and confidence in us or could cause agents to stop working for us. In addition, we may incur significant costs for remediation that may include liability for stolen assets or information, repair of system damage, and compensation to customers and business partners. We may also be subject to legal claims, government investigation, and additional state and federal statutory requirements.
The potential consequences of a material cybersecurity incident include regulatory violations of applicable U.S. and international privacy and other laws, reputational damage, loss of market value, litigation with third parties (which could result in our exposure to material civil or criminal liability), diminution in the value of the services we provide to our customers, and increased cybersecurity protection and remediation costs (that may include liability for stolen assets or information), which in turn could have a material adverse effect on our competitiveness and results of operations.
Our business, financial condition and reputation may be substantially harmed by security breaches, interruptions, delays and failures in our systems and operations.
The performance and reliability of our systems and operations are critical to our reputation and ability to attract agents and teams of agents to join our Company as well as our ability to service home buyers and sellers. Our systems and operations are vulnerable to security breaches, interruption or malfunction due to certain events beyond our control, including natural disasters, such as earthquakes, fire and flood, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. In addition, we rely on third-party vendors to provide the cloud office platform and to provide additional systems and related support. If we cannot continue to retain these services on acceptable terms, our access to these systems and services could be interrupted. Any security breach, interruption, delay or failure in our systems and operations could substantially reduce the transaction volume that can be processed with our systems, impair quality of service, increase costs, prompt litigation and other consumer claims, and damage our reputation, any of which could substantially harm our financial condition.
We face significant risk to our brand and revenue if we fail to maintain compliance with the law and regulations of federal, state, foreign, or county governmental authorities, or private associations and governing boards.
We operate in a heavily regulated industry with regulated labor classifications which present significant risk in general for each potential instance where we fail to maintain compliance.
Our agents can be classified as either employees or independent contractors, and we could potentially misclassify or fail to consistently achieve compliance. Classifications and compliance are subject to the Internal Revenue Service regulations and applicable state law guidelines and penalties.

Classifications, regulations and guidelines for agents are subject to judicial and agency interpretation as well as periodic changes. Changes, or any indication of changes, may adversely impact our workforce classifications, expenses, compensation, commission structure, roles and responsibilities and broker organization.
Beyond workforce regulations and classifications, there exist complex, heavily regulated federal, state and local authority laws, regulations and policies governing our real estate business.
In general, the laws, rules and regulations that apply to our business practices include, without limitation, the federal Real Estate Settlement Procedures Act, or RESPA, the federal Fair Housing Act, the Dodd-Frank Act, and federal advertising and other laws, as well as comparable state statutes; rules of trade organization such as NAR, local MLSs, and state and local AORs; licensing requirements and related obligations that could arise from our business practices relating to the provision of services other than real estate brokerage services; privacy regulations relating to our use of personal information collected from the registered users of our websites; laws relating to the use and publication of information through the Internet; and state real estate brokerage licensing requirements, as well as statutory due diligence, disclosure, record keeping and standard-of-care obligations relating to these licenses. The U.S. Department of Justice has opened an anti-trust investigation of some of our biggest competitors, and they are defendants in related lawsuits that could negatively impact our industry.
Additionally, the Dodd-Frank Wall Street Reform and Consumer Protection Act contains the Mortgage Reform and Anti-Predatory Lending Act, or the Mortgage Act, which imposes a number of additional requirements on lenders and servicers of residential mortgage loans, by amending certain existing provisions and adding new sections to RESPA and other federal laws. It also broadly prohibits unfair, deceptive or abusive acts and practices, and knowingly or recklessly providing substantial assistance to a covered person in violation of that prohibition. The penalties for noncompliance with these laws are also significantly increased by the Mortgage Act, which could lead to an increase in lawsuits against mortgage lenders and servicers.
Maintaining legal compliance is challenging and increases our costs due to resources required to continually monitor business practices for compliance with applicable laws, rules and regulations, and to monitor changes in the applicable laws themselves.
We might not be aware of all the laws, rules and regulations that govern our business, or be able to comply with all of them, given the rate of regulatory changes, ambiguities in regulations, contradictions in laws and regulations between jurisdictions, and the difficulties in achieving both company-wide and region-specific knowledge and compliance.
If we fail, or we have been alleged to have failed, to comply with any existing or future applicable laws, rules and regulations, we could be subject to lawsuits and administrative complaints and proceedings, as well as criminal proceedings. Our noncompliance could result in significant defense costs, settlement costs, damages and penalties.
Additionally, our business licenses could be suspended or revoked, our business practices enjoined, or we could be required to modify our business practices, which could materially impair, or even prevent, our ability to conduct all or any portion of our business. Any such events could also damage our reputation and impair our ability to attract and service home buyers, home sellers and agents, as well our ability to attract brokerages, teams of agents and individual agents to our Company, without increasing our costs.
Further, if we lose our ability to obtain and maintain all of the regulatory approvals and licenses necessary to conduct business as we currently operate, our ability to conduct business may be harmed. Lastly, any lobbying or related activities we undertake in response to mitigate liability of current or new regulations could substantially increase our operating expenses.
We identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.
Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our controls over financial reporting. Although we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal controls over financial reporting pursuant to Section 404 until the later of (i) the year following our first annual report required to be filed with the SEC or (ii) the date we are no longer an emerging growth company. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on the effectiveness of our internal control over financial reporting, provided that our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the Securities and Exchange Commission, or SEC, following the later of the date we are deemed to be an “accelerated filer” or a “large accelerated filer,” each as defined in the Exchange Act, or the date we are no longer an emerging growth company, as defined in the JOBS Act. We could be an emerging growth company for up to five years.
In connection with the audit of our financial statements for the years ended December 31, 2018 and 2019, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our consolidated financial statements will not be prevented or detected on a timely basis.
For the years ended December 31, 2018 and 2019, we did not effectively apply the Internal Control —  Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, or the COSO framework, due primarily to an insufficient complement of personnel possessing the appropriate accounting and financial reporting knowledge and experience to determine the appropriate accounting for non-recurring transactions and transactions requiring more complex accounting judgment.
In addition, we utilize a general ledger system that is not integrated with the system utilized to track our revenue transactions. Ineffective control activities related to the reconciliation of the system utilized to track our revenue transactions to the general ledger system resulted in material adjustments to revenue for the years ended December 31, 2018 and 2019. Finally, we did not maintain effective logical access and program change controls over the third-party and internally developed systems, including the system utilized to track our revenue transactions, and the general ledger system.
Although management is working to remediate the material weakness by hiring additional qualified accounting and financial reporting personnel, and further evolving our accounting processes and systems, we cannot assure you that these measures will be sufficient to remediate the material weaknesses that has been identified or prevent future material weaknesses or significant deficiencies from occurring. Beginning in 2019, we implemented a new revenue tracking system and continue to enhance the logical access and program change controls. We also continue to utilize an accounting and financial reporting advisory firm with significant experience with publicly held companies to assist our management in evaluating significant transactions and conclusions reached regarding technical accounting matters and financial reporting disclosures.
We may identify future material weaknesses in our internal controls over financial reporting or fail to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley, and we may be unable to accurately report our financial results, or report them within the timeframes required by law or stock exchange regulations. We cannot assure that our existing material weakness will be remediated or that additional material weaknesses will not exist or otherwise be discovered, any of which could adversely affect our reputation, financial condition and results of operations.
We are an “emerging growth company,” and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years following the completion of this offering, although, if we have more than $1.07 billion in annual revenue, if the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 of any year, or we issue more than $1.0 billion of non-convertible debt over a three-year period before the end of that five-year period, we would cease to be an “emerging growth company” as of the following December 31. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.
Under the Jumpstart Our Business Startups Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards, and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
Loss of our current executive officers or other key management could significantly harm our business.
We depend on the industry experience and talent of our current executives, including our Founder and Chief Executive Officer Joshua Harley, and President and Chief Financial Officer Marco Fregenal. We also rely on individuals in key management positions within our operations, finance, and technology teams. We believe that our future results will depend, in part, upon our ability to retain and attract highly skilled and qualified management. The loss of our executive officers or any key personnel could have a material adverse effect on our operations because other officers might not have the experience and expertise to readily replace these individuals. To the extent that one or more of our top executives or other key management personnel depart from our company, our operations and business prospects may be adversely affected. In addition, changes in executives and key personnel could be disruptive to our business. We do not have any key person insurance.
Employee or agent litigation and unfavorable publicity could negatively affect our future business.
Our employees or agents may, from time to time, bring lawsuits against us alleging injury, creating a hostile work place, discrimination, wage and hour disputes, sexual harassment, or other employment issues. In recent years there has been an increase in the number of discrimination and harassment claims against companies generally. Coupled with the expansion of social media platforms and similar devices that allow individuals access to a broad audience, these claims can have a significant negative impact on some businesses. Certain companies that have faced such lawsuits have terminated management or other key personnel as a result and have suffered reputational harm that has negatively impacted their business. If we were to face any claims, our business could be negatively affected.
Failure to protect intellectual property rights could adversely affect our business.
Our intellectual property rights, including existing and future trademarks, trade secrets and copyrights, are important assets of the business. We have taken measures to protect our intellectual property, but these measures might not be sufficient or effective. We may bring lawsuits to protect against the potential infringement of our intellectual property rights and other companies, including our competitors, could make claims against us alleging our infringement of their intellectual property rights. There can be no assurance that we would prevail in such lawsuits. Any significant impairment of our intellectual property rights could harm our business.

We may evaluate potential vendors, suppliers and other business partners for acquisition in order to accelerate growth but might not succeed in identifying suitable candidates or may acquire businesses that negatively impact us.
As part of our growth strategy, we may evaluate the potential acquisition of businesses offering products or services that complement our services offerings. If we identify a business that we deem to be suitable for acquisition and complete an acquisition, our evaluation may prove faulty and the acquisition may prove unsuccessful. In addition, an acquisition may prove unsuccessful if we fail to effectively execute a post-acquisition integration strategy. We may be unable to successfully integrate the systems and personnel of the acquired businesses. An acquisition could negatively impact our culture or undermine its core values. Acquisitions could disrupt our existing operations or cause management to divert its focus from our core business. An acquisition could cause potentially dilutive issuances of equity securities, incurrence of debt, contingent liabilities or could cause us to assume or incur unknown or unforeseen liabilities. From time to time, we intend to evaluate other brokerages for acquisition in order to accelerate growth and might not succeed in identifying suitable candidates or we may acquire brokerages that negatively impact us.
Our future revenues and growth prospects could be adversely affected by our dependence on other contractors.
Our business is highly dependent on a few significant technology vendors. In the event we were to lose one of our significant vendor partners, our business could be adversely affected because we could be forced to move this technology to another vendor, which would take significant time away from our management running our core business. Our business, results of operations and financial condition could be materially adversely affected by the loss of one key relationship, as it would take a significant amount of time to replace this relationship with uncertain results.
We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features and products or enhance our existing products, improve our operating infrastructure, or acquire complementary businesses and technologies. Accordingly, we might need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which might make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We might not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business might be harmed.
Growth might place significant demands on our management and our infrastructure.
We have experienced substantial growth in our business that has placed, and might continue to place, significant demands on our management and our operational and financial infrastructure. As our operations grow in size, scope, and complexity, we will need to improve and upgrade our systems and infrastructure. The expansion of our systems and infrastructure will require us to commit substantial financial, operational, and technical resources in advance of an increase in the volume of business, with no assurance that the volume of business will increase. Continued growth could also strain our ability to maintain reliable service levels for our users and advertisers, develop and improve our operational, financial, and management controls, enhance our reporting systems and procedures, and recruit, train, and retain highly skilled personnel.
Our products are accessed by a large number of users often at the same time. If the use of our marketplace continues to expand, we might not be able to scale our technology to accommodate increased capacity requirements, which might result in interruptions or delays in service. The failure of our systems and operations to meet our capacity requirements could result in interruptions or delays in service or impede our ability to scale our operations.

Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, operating results, and financial condition would be harmed.
We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business and financial condition.
The real estate industry often involves litigation, ranging from individual lawsuits by unhappy buyers or sellers to large class actions and government investigations, like those some of our biggest competitors are currently facing for alleged anti-trust law violations. We often are involved in various lawsuits and legal proceedings that arise in the ordinary course of business.
We cannot predict with certainty the cost of our defense, the cost of prosecution, insurance coverage, or the ultimate outcome of litigation and other proceedings filed by or against us, including remedies or damage awards. Adverse results in such litigation and other proceedings may harm our business and financial condition. Such litigation and other proceedings may include, but are not limited to, actions relating to intellectual property, commercial arrangements, negligence and fiduciary duty claims arising from our brokerage operations, actions against our title company alleging it knew or should have known others were committing mortgage fraud, standard brokerage disputes like the failure to disclose hidden defects in a property such as mold, vicarious liability based upon conduct of individuals or entities outside of our control, including our agents, third-party service or product providers, antitrust claims, general fraud claims, employment law claims, including claims challenging the classification of our agents as independent contractors and compliance with wage and hour regulations, and claims alleging violations of RESPA or state consumer fraud statutes. In addition, class action lawsuits can often be particularly burdensome given the breadth of claims, large potential damages and significant costs of defense. In the case of intellectual property litigation and proceedings, adverse outcomes could include the cancellation, invalidation or other loss of material intellectual property rights used in our business and injunctions prohibiting our use of business processes or technology that is subject to third party patents or other third-party intellectual property rights. In addition, we may be required to enter into licensing agreements (if available on acceptable terms) and be required to pay royalties.
The real estate industry generates a lot of litigation, which could harm our business, reputation, operating results, and liquidity. We have general liability and an errors and omissions insurance policy to help protect us against claims of inadequate work or negligent action. However, this insurance might not continue to be available to us on commercially reasonable terms or at all, or a claim otherwise covered by our insurance may exceed our coverage limits, or a claim might not be covered at all. We may be subject to errors or omissions claims that could have an adverse effect on us. Moreover, defending a suit, regardless of its merits, could entail substantial expense and require the time and attention of key management personnel.
Part of our technology is currently developed in foreign countries, including Brazil, which makes us subject to certain risks associated with foreign laws and regulations.
We currently develop portions of our technology in Brazil and could in the future conduct operations in foreign jurisdictions. Conducting business in foreign countries involves inherent risks, including, but not limited to: difficulties in staffing, funding and managing foreign operations; unexpected changes in regulatory requirements; export restrictions; tariffs and other trade barriers; difficulties in protecting, acquiring, enforcing and litigating intellectual property rights; fluctuations in currency exchange rates; and potentially adverse tax consequences.
If we were to experience any of the difficulties listed above, or any other difficulties, any international development activities and our overall financial condition may suffer.
Risks Related to Our Industry
Our results are tied to the residential real estate market and we may be negatively impacted by downturns in this market and general global economic conditions.
The residential real estate market tends to be cyclical and typically is affected by changes in general macroeconomic conditions which are beyond our control. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets, levels of unemployment, consumer confidence, geopolitical stability and the general condition of the U.S. and the global economy. The residential real estate market also depends upon the strength of financial institutions, which are sensitive to changes in the general macroeconomic and regulatory environment. Lack of available credit or lack of confidence in the financial sector could impact the residential real estate market, which in turn could materially and adversely affect our business, financial condition and results of operations.
For example, the U.S. residential real estate market has steadily improved in recent years after a significant and prolonged downturn, which began in the second half of 2005 and continued through 2011. However, we cannot predict whether the market will continue to improve. If the residential real estate market or the economy as a whole does not continue to improve, we may experience adverse effects on our business, financial condition and liquidity, including our ability to access capital and grow our business.
Any of the following could cause a decline in the housing or mortgage markets and have a material adverse effect on our business by causing periods of lower growth or a decline in the number of home sales or home prices which, in turn, could adversely affect our revenue and profitability:
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an increase in the unemployment rate;

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a decrease in the affordability of homes due to changes in interest rates, home prices, and rates of wage and job growth;

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slow economic growth or recessionary conditions;

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weak credit markets;

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low consumer confidence in the economy or the residential real estate market;

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instability of financial institutions;

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legislative, tax or regulatory changes that would adversely impact the residential real estate or mortgage markets, including but not limited to potential reform relating to Fannie Mae, Freddie Mac and other government sponsored entities, or GSEs, that provide liquidity to the U.S. housing and mortgage markets;

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increasing mortgage rates and down payment requirements or constraints on the availability of mortgage financing, including but not limited to the potential impact of various provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, or other legislation and regulations that may be promulgated thereunder relating to mortgage financing, including restrictions imposed on mortgage originators, as well as retention levels required to be maintained by sponsors to securitize certain mortgages;

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excessive or insufficient home inventory levels on a regional level;

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high levels of foreclosure activity, including but not limited to the release of homes already held for sale by financial institutions;

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adverse changes in local or regional economic conditions, including potential impacts from the COVID-19 pandemic;

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the inability or unwillingness of homeowners to enter into home sale transactions due to negative equity in their existing homes;

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demographic changes, such as a decrease in household formations; lower turnover in the housing market due to homeowners staying in the same home longer than in the past; slowing rate of immigration or population growth;

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decrease in home ownership rates, declining demand for real estate and changing social attitudes toward home ownership;

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changes in local, state and federal laws or regulations that affect residential real estate transactions or encourage ownership, including but not limited to changes in tax law in late 2017 that limit the deductibility of certain mortgage interest expense, the application of the alternative minimum tax, and real property taxes and employee relocation expense; or
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acts of nature, such as hurricanes, earthquakes and other natural disasters that disrupt local or regional real estate markets and which may, in some circumstances lead us to waive certain fees in impacted areas.

A lack of financing for homebuyers in the U.S. residential real estate market at favorable rates and on favorable terms could have a material adverse effect on our financial performance and results of operations.
Our business is significantly impacted by the availability of financing at favorable rates or on favorable terms for homebuyers, which may be affected by government regulations and policies. Certain potential reforms such as the U.S. federal government’s conservatorship of Fannie Mae and Freddie Mac, proposals to reform the U.S. housing market, attempts to increase loan modifications for homeowners with negative equity, monetary policy of the U.S. government, increases in interest rates and the Dodd-Frank Act may adversely impact the housing industry, including homebuyers’ ability to finance and purchase homes.
The monetary policy of the U.S. government, and particularly the Federal Reserve Board, which regulates the supply of money and credit in the U.S., significantly affects the availability of financing at favorable rates and on favorable terms, which in turn affects the domestic real estate market. Policies of the Federal Reserve Board can affect interest rates available to potential homebuyers. Further, we are affected by any rising interest rate environment. Changes in the Federal Reserve Board’s policies, the interest rate environment and mortgage market are beyond our control, are difficult to predict, and could restrict the availability of financing on reasonable terms for homebuyers, which could have a material adverse effect on our business, results of operations and financial condition. Since December 2015, the Federal Open Market Committee of the Federal Reserve Board has raised the target range for federal funds nine times, including three times in 2017 and four times in 2018, after leaving the federal funds interest rate near zero since late 2008. The pace of future increases in the federal funds rate is uncertain, although the Federal Open Market Committee has indicated it expects additional increases to occur. Historically, changes in the federal funds rate have led to changes in interest rates for other loans, but the extent of the impact on the future availability and price of mortgage financing cannot be predicted with certainty.
In addition, a reduction in government support for home financing, including the possible winding down of GSEs could further reduce the availability of financing for homebuyers in the U.S. residential real estate market. In connection with the U.S. federal government’s conservatorship of Fannie Mae and Freddie Mac, it provided billions of dollars of funding to these entities during the real estate downturn, in the form of preferred stock investments to backstop shortfalls in their capital requirements. No consensus has emerged in Congress concerning potential reforms relating to Fannie Mae and Freddie Mac, so we cannot predict either the short- or long-term effects of such regulation and its impact on homebuyers’ ability to finance and purchase homes.
Furthermore, many lenders significantly tightened their underwriting standards since the real estate downturn, and many subprime and other alternative mortgage products are no longer common in the marketplace. If these mortgage loans continue to be difficult to obtain, including in the jumbo mortgage markets, the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes could be adversely affected, which would adversely affect our operating results.
The Dodd-Frank Act, which was passed to more closely regulate the financial services industry, created the Consumer Financial Protection Bureau (“CFPB”), an independent federal bureau, which enforces consumer protection laws, including various laws regulating mortgage finance. The Dodd-Frank Act also established new standards and practices for mortgage lending, including a requirement to determine a prospective borrower’s ability to repay a loan, removing incentives to originate higher cost mortgages, prohibiting prepayment penalties for non-qualified mortgages, prohibiting mandatory arbitration clauses, requiring additional disclosures to potential borrowers and restricting the fees that mortgage originators may collect. Rules implementing many of these changes protect creditors from certain liabilities for loans that meet the requirements for “qualified mortgages.” The rules place several restrictions on qualified mortgages, including caps on certain closing costs. These and other rules promulgated by the CFPB could have a significant impact on the availability of home mortgages and how mortgage agents and lenders transact business. In addition, the Dodd-Frank Act contained provisions that require GSEs, including Fannie Mae and Freddie Mac, to retain an interest in the credit risk arising from the assets they securitize. This may serve to reduce GSEs’ demand for mortgage loans, which could have a material adverse effect on the mortgage industry, and may reduce the availability of mortgages to certain borrowers.
While we are continuing to evaluate all aspects of legislation, regulations and policies affecting the domestic real estate market, we cannot predict whether or not such legislation, regulation and policies may increase down payment requirements, increase mortgage costs, or result in increased costs and potential litigation for housing market participants, any of which could have a material adverse effect on our financial condition and results of operations.
The occurrence of natural or man-made disasters could adversely affect our operations, results of operations and financial condition.
The occurrence of natural disasters, including hurricanes, floods, earthquakes, tsunamis, tornadoes, fires, explosions, pandemic disease, such as the current coronavirus pandemic, and man-made disasters, including acts of terrorism and military actions, could adversely affect our operations, results of operations or financial condition, even if home values and buyers’ access to financing has not been affected.
Risks Related to this Offering and Ownership of Our Common Stock
The requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain qualified board of director members.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and other applicable securities rules and regulations. Compliance with these rules and regulations, even as a “smaller reporting company,” will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more resources in the future, which will increase our costs and expenses.
In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure create uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us, and our business may be harmed.
We also expect that being a public company combined with these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors also could make it more difficult for us to attract and retain qualified management and members of our Board, particularly to serve on our audit committee and compensation committee.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed. Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and materially harm our business, operating results, and financial condition.
Our common stock is illiquid, and the price of our common stock may be negatively impacted by factors which are unrelated to our operations.
Prior to this offering, there was no market for shares of our common stock. An active trading market for our common stock might never develop or be sustained, which could depress the market price of our common stock and affect your ability to sell our shares. The initial public offering price will be determined through negotiations between us and the representatives of the underwriters and might bear no relationship to the price at which our common stock will trade following the completion of this offering. The trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:
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our operating performance and the operating performance of similar companies;

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our non-GAAP operating performance, as reported using Adjusted EBITDA, is not equivalent to net income (loss) from operations as determined under GAAP and stockholders may consider GAAP measures to be more relevant to our operating performance;

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the overall performance of the equity markets;

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announcements by us or our competitors of acquisitions, business plans, or commercial relationships;

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threatened or actual litigation;

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any major change in our board of directors or management;

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publication of research reports or news stories about us, our competitors, or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

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large volumes of sales of our shares of common stock by existing shareholders; and

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general political and economic conditions, including potential impacts from the COVID-19 pandemic.

Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources, and harm our business, operating results, and financial condition.
Our amended and restated bylaws provide that, unless we consent in writing, North Carolina state court is, to the fullest extent permitted by law, the sole and exclusive forum for substantially all disputes between us and our shareholders. These choice of forum provisions could limit the ability of shareholders to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Unless we consent to the selection of an alternative forum, our amended and restated bylaws provide that North Carolina state courts, will be, to the fullest extent permitted by law, the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to the Company or our stockholders; any action asserting a claim against us arising pursuant to the North Carolina Business Corporation Act, or our articles of incorporation or bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Since the choice of forum provisions are only applicable to “the fullest extent permitted by law,” as provided in our bylaws, the provisions do not designate North Carolina courts as the exclusive forum for any derivative action or other claim for which the applicable statute creates exclusive jurisdiction in another forum. As such, the choice of forum provision does not apply to any actions arising under the Securities Act or the Exchange Act.
These choice of forum provisions may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provisions contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and operating results.
Because we do not intend to pay any cash dividends on our shares of common stock in the near future, our shareholders will not be able to receive a return on their shares unless they sell them.
We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of our Board, and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as our Board considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell them.
Future sales of shares of our common stock by existing shareholders could depress the market price of our common stock.
Upon completion of this offering, there will be 12,723,168 shares of our common stock outstanding (or 12,910,668 shares, if the underwriters exercise in full their option to purchase additional shares). The 2,500,000 shares being sold in this offering will be freely tradeable immediately after this offering (except for shares purchased by affiliates) and of the 10,223,168 shares outstanding as of March 31, 2020 (assuming no exercise of the underwriters’ option to purchase additional shares), 1,305,277 shares are freely tradable shares under Rule 144 that are not subject to a lock-up, 8,917,891 shares may be sold upon expiration of lock-up agreements 180 days after the date of this offering (subject in some cases to volume limitations). In addition, as of March 31, 2020, there were outstanding options to purchase 37,130 shares of our common stock that, if exercised, will result in these additional shares becoming available for sale upon expiration of the lock-up agreements. A large portion of these shares and options are held by a small number of persons. Sales by these shareholders or option holders of a substantial number of shares after this offering could significantly reduce the market price of our common stock.
We also intend to register all common stock that we may issue under our stock plans. Effective upon the completion of this offering, an aggregate of 3,467,076 shares of our common stock will be reserved for future issuance under these plans. Once we register these shares, which we plan to do shortly after the completion of this offering, they can be freely sold in the public market upon issuance, subject to the lock-up agreements referred to above. If a large number of these shares are sold in the public market, the sales could reduce the trading price of our common stock. See “Shares Eligible for Future Sale” for a more detailed description of sales that may occur in the future.
You will experience immediate and substantial dilution.
The initial public offering price will be substantially higher than the net tangible book value of each outstanding share of common stock immediately after this offering. If you purchase common stock in this offering, you will suffer immediate and substantial dilution. At an assumed initial public offering price of $8.00 with net proceeds to us of $18.0 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses, investors who purchase shares in this offering will have contributed approximately 79% of the total amount of funding we have received to date, but will only hold approximately 20% of the total voting rights. The dilution will be $6.66 per share in the net tangible book value of the common stock from the assumed initial public offering price. In addition, if outstanding options or warrants to purchase shares of our common stock are exercised, there could be further dilution. For more information refer to “Dilution”.

We have broad discretion in the use of the net proceeds from this offering and might not use them effectively.
We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering. Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in “Use of Proceeds”. Accordingly, you will have to rely on the judgment of our management with respect to the use of the proceeds, with only limited information concerning management’s specific intentions. Our management might spend a portion or all of the net proceeds from this offering in ways that our shareholders do not desire or that might not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. Pending their use, we might invest the net proceeds from this offering in a manner that does not produce income or that loses value.
Joshua Harley, our Chief Executive Officer and Executive Chairman of the Board, together with Marco Fregenal, our President and Chief Financial Officer, and a director, and Glenn Sampson, a significant shareholder and director, own a significant percentage of our stock, and as a result, they can take actions that may be adverse to the interests of the other shareholders and the trading price for our common stock may be depressed.
After this offering, Joshua Harley, Marco Fregenal, and Glenn Sampson will collectively beneficially own approximately 39.3%,11.7%, and 18.5% of our outstanding common stock, respectively (assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options). This significant concentration of share ownership may adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in companies with controlling shareholders. The three shareholders voting together can significantly influence all matters requiring approval by our shareholders, including the election and removal of directors and any proposed merger, acquisition, consolidation or sale of all or substantially all of our assets. In addition, due to his significant ownership stake and his service as our Executive Chairman of the Board and Chief Executive Officer, Mr. Harley controls the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to our other shareholders.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

USE OF PROCEEDS
We estimate that the net proceeds to us from the sale of the shares of common stock offered by us will be approximately $18.0 million based on an assumed initial public offering price of $8.00 per share, the midpoint of the price range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $19.4 million. A $1.00 increase or decrease in the assumed initial public offering price of $8.00 per share would increase or decrease the net proceeds to us from this offering by $2.3 million, assuming the number of shares offered by us, as indicated on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of common stock by the selling shareholder.
The principal purposes of this offering are to increase our financial flexibility, increase our visibility in the marketplace, and create a public market for our common stock. We intend to use the net proceeds we receive from this offering for general corporate purposes, which may include financing growth by obtaining agents at a faster pace, developing new services and funding capital expenditures, acquisitions, and investments.
As of the date of this prospectus, except as described above, we cannot specify with certainty all of the other particular uses for the net proceeds from this offering. However, we expect to use the remaining net proceeds to us from this offering primarily for general corporate purposes, which may include financing our growth, developing new services, and funding capital expenditures, acquisitions, and investments.
Management’s plans for the remaining proceeds of this offering are subject to change due to unforeseen events and opportunities, and the amounts and timing of our actual expenditures depend on several factors. Accordingly, our management team will have broad discretion in using the remaining net proceeds from this offering. Pending the use of proceeds from this offering, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2020:
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on an actual basis;

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on a pro forma basis to give effect to the reverse stock split immediately prior to the consummation of this offering; and

•
on a pro forma as adjusted basis to give effect to our sale of 2,500,000 shares of common stock in this offering at an assumed initial public offering price of $8.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds as described under “Use of Proceeds”.

The following information of our cash and cash equivalents and capitalization following the completion of this offering is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.
	As of March 31, 2020 (Unaudited)
	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$844,449	$844,449	$18,844,449
Notes Payable	500,000	500,000	500,000
Loan Payable (including short-term maturities of $17,169)	47,942	47,942	47,942
Total Debt	547,942	547,942	547,942
Stockholders’ deficit:
Common stock, $0.00 par value, 100,000,000 authorized and 10,223,168 shares issued and outstanding, actual; 100,000,000 shares authorized, 12,723,168 shares issued and outstanding, as adjusted	—	—	—
Additional paid-in-capital	5,196,117	5,196,117	23,196,117
Accumulated deficit	(6,190,338)	(6,190,338)	(6,190,338)
Total stockholders’ deficit	(994,221)	(994,421)	17,005,779
Total Capitalization	$(446,279)	$(446,279)	$17,553,721
Each $1.00 increase (or decrease) in the assumed initial public offering price of $8.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (or decrease) the as adjusted amount of each of cash and cash equivalents, additional paid in capital, total stockholders’ (deficit) equity and total capitalization by approximately $2.3 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (or decrease) of 1.0 million shares in the number of shares offered by us at the assumed initial public offering price per share of $8.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (or decrease) the pro forma as adjusted amount of each of cash and cash equivalents, additional paid in capital, total stockholders’ (deficit) equity and total capitalization by approximately $7.4 million.
The number of shares of our common stock outstanding in the table above excludes:
•
37,130 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2020, at a weighted-average exercise price of $4.71 per share, of which none are vested and exercisable; and

•
3,467,076 shares of common stock available for future issuance under our stock plans as of March 31, 2020.

DILUTION
If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value (tangible assets less total liabilities) by the number of outstanding shares of our common stock.
Our pro forma net tangible book value as of March 31, 2020 was $(994,221), or $(0.10) per share of common stock, based on 10,223,168 shares of our common stock outstanding, after giving effect to the reverse stock split of all outstanding shares of common stock at a 4.71352 for 1 basis immediately prior to the consummation of this offering.
After giving effect to our sale of 2,500,000 shares of our common stock by us in this offering at an assumed initial public offering price of $8.00 per share (which represents the midpoint of the estimated price range shown on the cover page of this prospectus), less the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2020, would be $17,005,779, or $1.34 per share. This represents an immediate increase in the pro forma as adjusted net tangible book value of $1.44 per share to existing shareholders and an immediate dilution of $6.66 per share to investors purchasing shares in this offering. The following table illustrates this per share dilution:
Assumed initial public offering price	$8.00
Pro forma net tangible book value per share as of March 31, 2020	$(0.10)
Increase per share attributable to this offering	$1.44
Pro forma as adjusted net tangible book value per share after this offering	$17,005,779
Net tangible book value dilution per share to investors in this offering	$6.66
If the underwriters exercise their option in full, the pro forma as adjusted net tangible book value per share after giving effect to this offering would be approximately $1.43 per share, and the dilution in net tangible book value per share to investors in this offering would be approximately $6.57 per share.
The following table shows, as of March 31, 2020, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing shareholders and by investors purchasing shares of our common stock in this offering:
	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percentage	Amount	Percentage
Existing Shareholders	10,223,168	80%	$5,196,117	21%	$0.51
New Investors	2,500,000	20%	20,000,000	79%	8.00
Total	12,723,168	100%	25,196,117	100%	$1.98
Assuming the underwriters’ option is exercised in full, sales by us in this offering will reduce the percentage of shares held by existing shareholders to 79% and will increase the number of shares held by new investors to 2,687,500, or 21%.
Each $1.00 increase (decrease) in the assumed public offering price per share of common stock would increase (decrease) the pro forma as adjusted net tangible book value by $0.18 per share (assuming no exercise of the underwriters’ option to purchase additional shares) and the net tangible book value dilution to investors in this offering by $0.18 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

DIVIDEND POLICY
We have not paid any cash dividends on our common stock to date, and our Board intends to continue a policy of retaining earnings, if any, for use in our operations. We are organized under the North Carolina Business Corporation Act, which prohibits the payment of a dividend if, after giving it effect, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders. Any determination by our Board to pay dividends in the future to shareholders will be dependent upon our operational results, financial condition, capital requirements, business projections, general business conditions, statutory and regulatory restrictions and any other factors deemed appropriate by our Board.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our “Selected Consolidated Financial Data” and our consolidated statements, the accompanying notes, and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties, such as our plans, estimates, and beliefs. Our actual results could differ materially from those forward-looking statements below. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed under “Risk Factors” included elsewhere in this prospectus.
Overview
Fathom Holdings is a cloud-based, technology-driven platform-as-a-service company operating in the real estate industry. Our primary operation, Fathom Realty, operates as a real estate brokerage company, working with real estate agents to help individuals purchase and sell residential and commercial properties, primarily in the South, Atlantic, Southwest, and Western parts of the United States, with the intention of expanding into all states. We operate as one operating and reporting segment.
Fathom Realty Holdings, LLC, a Texas limited liability company (“Fathom Realty”), is a wholly owned subsidiary of Fathom Holdings that was formed on April 11, 2011 and is headquartered in Cary, North Carolina. Fathom Realty owns 100% of 24 subsidiaries, each an LLC representing the state in which the entity operates in (e.g. Fathom Realty NJ, LLC).
Fathom Realty Group Inc. (“Fathom Group”), is an S-Corporation formed in Texas on April 14, 2011. Fathom Group functions in a manner similar to the subsidiaries of Fathom Realty (i.e. representing our business interests in California).
Fathom Holdings Inc. (together with its consolidated subsidiaries, “Fathom”, “we”, “our”, “us”, or “the Company”) was incorporated in North Carolina on May 5, 2017 as “Fathom Ventures, Inc.” (“Fathom Ventures”). On September 4, 2018 we filed Articles of Amendment to our Articles of Incorporation changing our name and amending the number of authorized shares to 185,000,000 shares, no par value per share, all of one class designated common stock (85,000,000 of which were designated as Series A common stock and 100,000,000 of which were designated as Series B common stock).
Beginning in August 2018, we effected a corporate reorganization (“the Reorganization”), whereby the former members of our direct, wholly-owned subsidiary, Fathom Realty contributed all of their ownership interests in Fathom Realty to us in exchange for shares of our stock at a ratio of 1 to 3.169907. Prior to such contribution and exchange, the shareholders of Fathom Group contributed all of their shares of stock in Fathom Group to Fathom Realty in exchange for additional ownership interests in Fathom Realty.
As part of the Reorganization, we restated our Articles of Incorporation on September 11, 2018 such that (i) each share of Series A common stock outstanding as of immediately prior to the filing of the Restated Articles of Incorporation was canceled and (ii) each two shares of Series B common stock outstanding as of immediately prior to the filing of the Restated Articles of Incorporation was converted and reclassified into one share of common stock. Pursuant to the Restated Articles of Incorporation, we also amended the number of authorized shares of the corporation to 100,000,000 shares, no par value, all of one class designated common stock. We refer to these steps as the “Exchange Transactions.” The Exchange Transactions did not affect our operations, which we continue to conduct through our operating subsidiaries.
Prior to and through the date of the Exchange Transactions, our Chief Executive Officer was the majority shareholder/member in each of Fathom Realty, Fathom Group and Fathom Ventures. Therefore, the Exchange Transactions have been accounted for as acquisitions under common control. The financial statements for the year ended December 31, 2019 and the three months ended March 31, 2019 have been presented on a consolidated basis.

COVID-19
Our business is dependent on the economic conditions within the markets in which we operate. Changes in these conditions can have a positive or negative impact on our business. The economic conditions influencing the housing markets primarily include economic growth, interest rates, unemployment, consumer confidence, mortgage availability, and supply and demand.
In periods of economic growth, demand typically increases resulting in increasing home sales transactions and home sales prices. Similarly, a decline in economic growth, increasing interest rates and declining consumer confidence generally decreases demand. Additionally, regulations imposed by local, state, and federal government agencies, and geopolitical instability, can also negatively impact the housing markets in which we operate.
In December 2019, a novel strain of coronavirus, COVID-19, was identified in Wuhan, China. This new coronavirus has caused a global health emergency and was declared a pandemic by the World Health Organization in March 2020 (“COVID-19 Outbreak”). We are continually monitoring the impacts the COVID-19 Outbreak could have on our business. Risks relating to the spread of coronavirus pushed the United States Federal Reserve to cut interest rates as part of an emergency action to protect the economy from the COVID-19 Outbreak’s impact. In an effort to contain and slow the spread of COVID-19, governments have implemented various measures, such as, ordering non-essential businesses to close, issuing travel advisories, cancelling large scale public events, ordering residents to shelter in place, and requiring the public to practice social distancing. In most states, real estate has been considered an essential business.
The COVID-19 Outbreak has materially and adversely affected businesses worldwide. The magnitude and duration of the impact from COVID-19 are unknown and cannot be reasonably estimated.
According to the National Association of Realtors (“NAR”), the coronavirus is leading to fewer homebuyers, as well as listings being delayed. The decline in consumer confidence and the measures taken to prevent the spread of COVID-19 are bringing caution to buyers and sellers. The NAR is predicting that the COVID-19 Outbreak could accelerate economic corrections and contribute to sharper but temporary drags on housing activity. While the effect of lower interest rates could offset some of the negative impacts on housing demand, it is too early to determine whether the lower interest rates can overcome the current economic concerns and rising uncertainty. We are constantly monitoring the spread of COVID-19, especially in states and regions in which we currently operate, primarily in the South, Atlantic, Southwest and Western parts of the United States. Certain states in which we primarily operate, including Texas and North Carolina, have reported a recent spike in diagnosed cases of COVID-19.
We believe that the social and economic impacts in the states and regions in which we operate, which include but are not limited to the following, could have a significant impact on future financial condition, liquidity, and results of operations: (i) restrictions on in-person activities associated with residential real estate transactions arising from shelter-in-place, or similar isolation orders; (ii) decline in consumer demand for in-person interactions and physical home tours; and (iii) deteriorating economic conditions, such as increased unemployment rates, recessionary conditions, lower yields on individual investment portfolios, and more stringent mortgage financing conditions. In response to the COVID-19 Outbreak, the Company has implemented cost saving measures including elimination of non-essential travel and in-person training activities, and deferral of certain planned expenditures. Additionally, our Chief Executive Officer, Joshua Harley, and our President and Chief Financial Officer, Marco Fregenal, voluntarily took no base salary for March and April 2020. In addition, our Chief Broker Operations Officer, Samantha Giuggio, and one other senior employee voluntarily took 50% reductions in their base salary for those months. Based in part on business operations and results through the end of April, the Company resumed paying all of these salaries in full in May.
While the Company believes it is well positioned in times of economic uncertainty, the Company is not able to estimate the effects of the COVID-19 Outbreak on its results of operations, financial condition, or liquidity for the year ending December 31, 2020 and beyond. If the COVID-19 Outbreak continues, it may have a material adverse effect on the Company’s financial condition, liquidity, and future results of operations.

Agents
Due to our low-overhead business model, which leverages our proprietary technology, we can offer our agents the ability to keep significantly more of their commissions compared to traditional real estate brokerage firms. We believe we offer our agents some of the best technology, training, and support available in the industry. We believe our business model and our focus on treating our agents well attract more agents and higher-producing agents.
We had the following number of agents, which includes certain agents licensed in multiple markets, as of:
	December 31,	December 31,		March 31,	March 31,
	2018	2019	Change	2018	2019	Change
Agents	2,724	4,006	47%	3,089	4,258	38%
Components of Our Results of Operations
Revenue
The Company’s revenue substantially consists of commissions generated from real estate brokerage services.
We recognize commission-based revenue on the closing of a transaction, less the amount of any closing-cost reductions. Commission revenue is affected by the number of real estate transactions we close, the mix of transactions, home sale prices, and commission rates.
Agent Equity Ownership
Through our stock plans, we intend to offer an equity incentive program where all of our agents can receive, in lieu of cash commissions at the closing of sales transactions, common stock grants that vest in three years based on continued affiliation with our company.
Effective January 1, 2019, agents can receive stock grants in two ways: 1) When they refer an agent to join the Company and the referred agent closes their first sale after joining the Company; and 2) When an agent closes a residential and commercial sale.
Cost of Revenue
Cost of revenue consists primarily of agent commissions less fees paid to us by our agents. We expect cost of revenue to continue to rise in proportion to the expected increase in revenue.
Operating Expenses
General and Administrative
General and administrative expenses consist primarily of personnel costs, share-based compensation, and fees for professional services. Professional services are principally comprised of external legal, audit, and tax services. In the short term, we expect general and administrative expenses to increase in absolute dollars due to the anticipated growth of our business and to meet the increased compliance requirements associated with our transition to, and operation as, a public company. However, in the long term, we anticipate general and administrative expenses as a percentage of revenue to decrease over time.
Marketing
Marketing expenses consist primarily of expenses for online and traditional advertising, as well as costs for marketing and promotional materials. Advertising costs are expensed as they are incurred. We expect marketing expenses to increase in absolute dollars as we expand advertising programs and we anticipate marketing expenses as a percentage of revenue to decrease over time.

Income Taxes
From inception until the completion of the Exchange Transactions, we did not record any U.S. federal or state income tax benefits for the net losses we had incurred because our legal entities were pass-through tax entities. Subsequent to the Exchange Transactions, we have not recorded any U.S. federal or state income tax benefits for the net losses we have incurred due to our uncertainty of realizing a benefit from those items. As of March 31, 2020, and December 31, 2019, we had federal net operating loss carryforwards of $6.4 and $6.5 million and state net operating loss carryforwards of $3.1 and $3.2 million, respectively. Losses will begin to expire, if not utilized, in 2032. Utilization of the net operating loss carryforwards may be subject to an annual limitation according to Section 382 of the Internal Revenue Code of 1986 as amended, and similar state law provisions.
Results of Operations
Comparison of the Three Months Ended March 31, 2019 and 2020
Revenue
	Three months ended March 31,		Change
	2019	2020	Dollars	Percentage
	(Unaudited)
Revenue	$18,134,726	$28,838,831	$10,704,105	59%
For the three months ended March 31, 2020, revenue increased by approximately $10.7 million or 59%, as compared with the three months ended March 31, 2019. This was primarily due to an increase in transaction volume, from approximately 3,090 transactions for the quarter ended March 31, 2019 to approximately 4,290 transactions for the quarter ended March 31, 2020, and an increase in revenue per transaction primarily due to rising home prices. Our transaction volume increased primarily due to the growth in the number of agents contracted with us.
Cost of Revenue
	Three months ended March 31,		Change
	2019	2020	Dollars	Percentage
	(Unaudited)
Cost of revenue	$16,852,772	$26,687,256	$9,834,484	58%
For the three months ended March 31, 2020, cost of revenue increased by approximately $9.8 million, or 58%, as compared with the three months ended March 31, 2019. Cost of revenue mainly includes costs related to agent commissions net of fees paid to us by our agents. These costs are generally correlated with recognized revenues. As such, the increase in cost of revenue, compared to the prior year was primarily attributable to a higher amount of revenues and an increase in agent commissions paid.
Operating Expenses
	Three months ended March 31,		Change
	2019	2020	Dollars	Percentage
	(Unaudited)
General and administrative	$2,662,045	$1,930,076	$(731,969)	(27)%
Marketing	57,762	230,433	172,671	299%
Total operating expenses	$2,719,807	$2,160,509	$(559,298)	(21)%
For the three months ended March 31, 2020, general and administrative expenses decreased by approximately $0.7 million, or 27%, as compared with the three months ended March 31, 2019. The decrease was mainly attributable to a $0.8 million decrease in share-based compensation expense, offset by a $0.1 million increase in payroll-related expenses, largely the result of increases in personnel to support the continued growth of our business, a $31,367 increase in professional fees incurred and a $34,925 increase in technology, recruiting, and insurance expenses.

For the three months ended March 31, 2020, marketing expenses increased by approximately $0.2 million, or 299%, as compared with the three months ended March 31, 2019. The increase was primarily attributable to an increase in direct advertising costs.
Comparison of the Years Ended December 31, 2018 and 2019
Revenue
	Years ended December 31,		Change
	2018	2019	Dollars	Percentage
Revenue	$77,305,562	$109,621,943	$32,316,381	42%
For the year ended December 31, 2019, revenue increased by approximately $32.3 million or 42%, as compared with the year ended December 31, 2018. This was primarily due to an increase in transaction volume from approximately 13,000 transactions for the year ended December 31, 2018 to approximately 17,800 transactions for the year ended December 31, 2019, and an increase in revenue per transaction primarily due to rising home prices. Our transaction volume increased primarily due to the growth in the number of agents contracted with us.
Cost of Revenue
	Years ended December 31,		Change
	2018	2019	Dollars	Percentage
Cost of revenue	$73,436,660	$103,672,899	$30,236,239	41%
For the year ended December 31, 2019, cost of revenue increased by approximately $30.2 million, or 41%, as compared with the year ended December 31, 2018. Cost of revenue is comprised primarily of costs related to agent commissions net of fees paid to us by our agents. These costs are generally correlated with recognized revenues. As such, the increase in cost of revenue, compared to the prior period was primarily attributable to a higher amount of revenues and an increase in agent commissions paid.
Operating Expenses
	Years ended December 31,		Change
	2018	2019	Dollars	Percentage
General and administrative	$5,130,920	$9,599,050	$4,468,130	87%
Marketing	255,090	340,582	85,492	34%
Total operating expenses	$5,386,010	$9,939,632	$4,553,622	85%
For the year ended December 31, 2019, general and administrative expenses increased by approximately $4.5 million, or 87%, as compared with the year ended December 31, 2018. The increase was attributable to a $2.4 million increase in payroll-related expenses, largely the result of increases in personnel to support the continued growth of our business as we prepared to become a public company, an increase in share-based compensation expense of $1.4 million, and a $0.4 million increase in insurance and technology expense.
For the year ended December 31, 2019, marketing expenses increased by approximately $0.1 million, or 34%, as compared with the year ended December 31, 2018. The increase was primarily attributable to a $0.2 million increase in general marketing costs offset by a $0.1 million decrease in direct advertising costs.

Liquidity and Capital Resources
Capital Resources
			Change
	December 31, 2019	March 31, 2020	Dollars	Percentage
		(Unaudited)
Current assets	$1,654,079	$2,967,991	$1,313,912	79%
Current liabilities	2,936,547	4,197,214	1,260,667	43%
Net working capital	$(1,282,468)	$(1,229,223)	$53,245	4%
To date, our principal sources of liquidity have been the net proceeds we received through private sales of our common stock, as well proceeds from loans and operations. As of March 31, 2020, our available cash totaled $0.8 million which represented an increase of $0.3 million compared to the year ended December 31, 2019. As of March 31, 2020, we had a working capital deficit of $1.2 million, which represents an increase of $0.05 million compared to the year ended December 31, 2019. In December 2019, we sold shares of common stock to certain employees and agents under our equity incentive plan with gross proceeds totaling approximately $0.5 million. We anticipate that our existing balances of cash and cash equivalents and future expected cash flows generated from our operations will be sufficient to satisfy our operating requirements for at least the next twelve months based on our planned budget, which includes continued increases in the number of our agents and transactions at rates consistent with historical growth, and the expected ability to achieve sales volumes necessary to cover forecasted expenses.
However, we might need or choose to raise additional capital through debt or equity financings, which might not be available on favorable terms or at all and could hinder our business and dilute our existing shareholders. Our future capital requirements depend on many factors, including our level of investment in technology and, our rate of growth into new markets. Our capital requirements might also be affected by factors which we cannot control such as the residential real estate market, interest rates, and other monetary and fiscal policy changes to the manner in which we currently operate. Additionally, as the impact of the COVID-19 on the economy and operations evolves, we will continuously assess our liquidity needs. In the event of a sustained market deterioration, we may need or seek advantageously to obtain additional funding through equity or debt financing.
Cash Flows
Comparison of the Three Months Ended March 31, 2019 and 2020
	Three months ended March 31,		Change
	2019	2020	Dollars	Percentage
	(Unaudited)
Net cash (used in) provided by operating activities	$(411,944)	$303,083	$715,027	174%
Net cash used in investing activities	$(61,900)	$(116,818)	$(54,918)	(89)%
Net cash provided by financing activities	$571,827	$78,768	$(493,059)	(86)%
Cash Flows from Operating Activities
Net cash provided by operating activities for the three months ended March 31, 2020 consisted of a net loss of $42,771, offset by non-cash charges of $0.2 million, including $0.1 million of share-based compensation expense. Changes in assets and liabilities were primarily driven by a $1.2 million increase in accounts payable and accrued liabilities due primarily to the timing of payments, partially offset by a by a $0.4 million increase in accounts receivable, and a $0.6 million increase in agent annual fees receivable due primarily to an increase in the number of real estate transactions completed.
Net cash used in operating activities for the three months ended March 31, 2019 consisted of a net loss of $1.5 million, offset by non-cash charges of $1 million including $0.9 million of share-based compensation expense. Changes in assets and liabilities were primarily driven by a $0.6 million decrease in accounts payable and accrued liabilities due primarily to the timing of payments, partially offset by a $0.9 million decrease in accounts receivable due primarily to an increase in the number of real estate transactions completed offset by a $0.3 million increase in annual fees due from our agents.
Cash Flows from Investing Activities
Net cash used in investing activities for the three months ended March 31, 2020 consisted of $0.1 million from purchases of capitalized software as well as computers and equipment.
Net cash used in investing activities for the three months ended March 31, 2019 primarily consisted of $0.1 million from purchases of software.
Cash Flows from Financing Activities
Net cash provided by financing activities for the three months ended March 31, 2020 consisted of $0.1 million of proceeds from issuance of common stock offset by our principal payments on an outstanding loan.
Net cash provided by financing activities for the three months ended March 31, 2019 consisted of $0.6 million of proceeds from issuance of common stock and principal payments to the Company on an outstanding loan made by it.
Comparison of the Years Ended December 31, 2018 and 2019
	Years ended December 31,		Change
	2018	2019	Dollars	Percentage
Net cash used in operating activities	$(689,173)	$(1,110,972)	$(421,799)	(61)%
Net cash used in investing activities	$(180,217)	$(372,816)	$(192,599)	(107)%
Net cash provided by financing activities	$1,723,490	$1,054,666	$(668,824)	(39)%
Cash Flows from Operating Activities
Net cash used in operating activities for the year ended December 31, 2019 consisted of a net loss of approximately $4.1 million, offset by non-cash charges of approximately $1.9 million including $1.6 million of share-based compensation expense and $0.2 million of bad debt expense. Total changes in assets and liabilities of approximately $1.1 million were primarily driven by a $0.2 million decrease in accounts payable and accrued liabilities due primarily to the timing of payments, partially offset by a $1.2 million decrease in accounts receivable due primarily to an increase in the number of real estate transactions completed, $0.3 million increase in prepaid and other current assets, a $0.7 million decrease in amounts due from affiliates due to payment received for amounts owed, and a $0.2 million increase in annual fees due from agents.
Net cash used in operating activities for the year ended December 31, 2018 consisted of a net loss of approximately $1.7 million, offset by non-cash charges of $0.4 million including $0.3 million of share-based compensation expense. Changes in assets and liabilities were primarily driven by a $0.9 million increase in accounts payable and accrued liabilities, due primarily to the timing of payments, partially offset by a $0.1 million increase in accounts receivable due to fewer transactions completed at the end of the quarter in which the payment was collected after the quarter end, and a $0.1 million increase in annual fees due from our agents.
Cash Flows from Investing Activities
Net cash used in investing activities for the year ended December 31, 2019 consisted of approximately $0.4 million in purchases of capitalized software as well as computers and equipment.
Net cash used in investing activities for the year ended December 31, 2018 primarily consisted of approximately $0.2 million in purchases of capitalized software and purchases of computers and equipment.

Cash Flows from Financing Activities
Net cash provided by financing activities for the year ended December 31, 2019 consisted of approximately $1.1 million of proceeds from issuance of common stock, offset by our principal payments on an outstanding loan.
Net cash provided by financing activities for the year ended December 31, 2018 consisted of approximately $1.7 million of proceeds from issuance of common stock and $0.1 million from net proceeds from notes payable, partially offset by the purchase of Fathom Realty membership interests for $0.1 million and the principal payments by us on an outstanding loan.
NON-GAAP FINANCIAL MEASURE
To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), we use Adjusted EBITDA, a non-GAAP financial measure, to understand and evaluate our core operating performance. This non-GAAP financial measure, which may be different than similarly titled measures used by other companies, is presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We define the non-GAAP financial measure of Adjusted EBITDA as net loss, excluding other expense, net, income tax expense (benefit), depreciation and amortization, and share-based compensation expense.
We believe that Adjusted EBITDA provides useful information about our financial performance, enhances the overall understanding of our past performance and future prospects, and allows for greater transparency with respect to a key metric used by our management for financial and operational decision-making. We believe that Adjusted EBITDA helps identify underlying trends in our business that otherwise could be masked by the effect of the expenses that we exclude in Adjusted EBITDA. In particular, we believe the exclusion of share-based compensation expense related to restricted stock awards and stock options, provides a useful supplemental measure in evaluating the performance of our operations and provides better transparency into our results of operations.
We are presenting the non-GAAP measure of Adjusted EBITDA to assist investors in seeing our financial performance through the eyes of management, and because we believe this measure provides an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.
Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA compared to net loss, the closest comparable GAAP measure. Some of these limitations are that:
•
Adjusted EBITDA excludes share-based compensation expense related to restricted stock awards and stock options, which have been, and will continue to be for the foreseeable future, significant recurring expenses in our business and an important part of our compensation strategy; and

•
Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation and amortization of property and equipment and, although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future.

The following tables present a reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP financial measure, for each of the periods presented:
	For the Year Ended		For the Three Months Ended
	December 31, 2018	December 31, 2019	March 31, 2019	March 31, 2020
			(Unaudited)
Net loss	$(1,663,205)	$(4,092,297)	$(1,469,243)	$(42,771)
Other expense, net	118,942	109,709	27,370	32,837
Income tax expense (benefit)	27,155	(8,000)	4,020	1,000
Depreciation & amortization	23,400	60,441	6,022	19,275
Restricted stock award compensation expense	253,353	1,570,151	910,092	103,158
Stock option compensation expense	—	59,453	—	21,563
Adjusted EBITDA	$(1,240,355)	$(2,300,543)	$(521,739)	$135,062
Critical Accounting Policies
Discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities, revenue, and expenses at the date of the financial statements. Generally, we base our estimates on historical experience and on various other assumptions in accordance with GAAP that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.
Revenue Recognition
We apply the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), and all related appropriate guidance. We recognize revenue under the core principle to depict the transfer of control to our customers in an amount reflecting the consideration to which we expect to be entitled. In order to achieve that core principle, we apply the following five step approach: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when a performance obligation is satisfied.
Our revenue consists of commissions charged to individual customers (i.e. the seller or buyer of a residential property) on each real estate transaction completed, net of any closing-cost reductions. We are contractually obligated to provide for the fulfillment of transfers of real estate between buyers and sellers. We provide these services ourselves and control the services of our agents necessary to legally transfer the real estate. As such, we are defined as the principal. As principal, we satisfy our obligation upon the closing of a real estate transaction. As principal, and upon satisfaction of our obligation, we recognize revenue in the gross amount of consideration we expect we are entitled to receive. We calculate the transaction price by applying the Company’s portion of the agreed upon commission rate to the property’s selling price. We may provide services to the buyer, seller, or both parties to a transaction. When we provide services to the seller in a transaction, we recognize revenue for our portion of the commission, which is calculated as the sales price multiplied by the commission rate less the commission separately distributed to the buyer’s agent, or the “sell” side portion of the commission. When we provide services to the buyer in a transaction, we recognize revenue in an amount equal to the sales price for the property multiplied by the commission rate for the “buy” side of the transaction. In instances in which we represent both the buyer and the seller in a transaction, we recognize the full commission on the transaction. Commissions revenue contains a single performance obligation that is satisfied upon the closing of a real estate transaction, at which point the entire transaction price is earned. We are not entitled to any commission until the performance obligation is satisfied and are not owed any commission for unsuccessful transactions, even if services have been provided.
Share-based Compensation
Share-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense, over the requisite service period, which is generally the vesting period of the respective award.
Valuation of Common Stock
In order to determine the fair value of our common stock for restricted stock awards granted during the quarter ended March 2018 and stock option awards granted during April 2019, we considered, among other things, contemporaneous valuations of our common stock, our business, financial condition and results of operations, including related industry trends affecting our operations; the likelihood of achieving a liquidity event, such as an initial public offering, or sale, given prevailing market conditions; the lack of marketability of our common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions. The fair value of our other restricted stock awards have been based on sales of the Company’s common stock to third parties.
Income Taxes
Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the combined financial statement and tax bases of assets and liabilities at the applicable enacted tax rates. We establish a valuation allowance for deferred tax assets if it is probable that these items will expire before either we are able to realize their benefit or that future deductibility is uncertain.
We believe that it is currently more likely than not that our deferred tax assets will not be realized and as such, we have recorded a full valuation allowance for these assets. We evaluate the likelihood of the ability to realize deferred tax assets in future periods on a quarterly basis, and when appropriate evidence indicates we will release our valuation allowance accordingly. The determination to provide a valuation allowance is dependent upon the assessment of whether it is more likely than not that sufficient taxable income will be generated to utilize the deferred tax assets. Based on the weight of the available evidence, which includes our historical operating losses, lack of taxable income, and accumulated deficit, we provided a full valuation allowance against our tax assets resulting from the tax losses and credits carried forward.
Recent Accounting Standards
For information on recent accounting standards, see Note 2 to our consolidated financial statements included elsewhere in this prospectus.
JOBS Act Transition Period
In April 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.
We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an emerging growth company, we may rely on certain of these exemptions, including without limitation, from the requirements of (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an emerging growth company until the earlier to occur of (1) the last day of the fiscal year (a) following the fifth anniversary of the effectiveness of this registration statement, (b) in which we have total annual gross revenues of at least $1.07 billion, or (c) in which we are deemed to be a “large accelerated filer” under the rules of the U.S. Securities and Exchange Commission, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

LETTER FROM THE FOUNDER
While the rest of this prospectus details what we do, I believe the why and how are just as important as the what, if not more important. I hope to do that for you here.
When I entered the real estate industry, I saw a gap widening between the commission split a traditional brokerage charged their agent on each sale and the value that agent received compared to what that agent could now get on their own in this new technology driven era. I recognized that there was a real value to being a member of a large brokerage but I did not and do not believe that value is worth 50%, 30%, or even 20% of the agent’s commission.
At the time, I saw an emerging commission model that had potential. It offered the industry’s best splits but gave agents very little or nothing in return. I saw an opportunity to marry the best of both worlds and bridge the gap between the high service, high fee brokerages and the low service, low fee brokerages.
My goal when creating our company was to build a brand that provided all the support, technology, tools, and training that an agent would otherwise get from a large traditional brokerage but at a small flat-fee per transaction. In other words, we strive to provide our agents with the greatest value in the industry.
The term “100% commission” has been given to companies with a commission model like ours, meaning the agent keeps 100% of their commission minus a flat transaction fee. This model, when managed properly, allows agents to provide the highest level of service to their clients without sacrificing anything.
Over the years, I have been recognized by major industry analysts as a leader in real estate. I was recognized on the Swanepoel Power 200 list as one of the most influential people in real estate in 2019, as a Trendsetter in 2018 by the same Swanepoel Power 200, and a Game Changer in 2019 by Real Trends. I have been recognized as the Top Large Company Leader in Dallas-Fort Worth in 2018 by the Dallas Morning News Top 100 Places to Work, across all industries, and we were ranked as the #1 Top Place to Work. In just 9 years, we grew to become the #11 largest independent brokerage and #20 largest brokerage overall, according to the Real Trends 500 report. We have also been named to the Inc. 500 list of fastest growing businesses in the United States each year from 2014 through 2017 and the Inc. 5000 in 2018 and 2019.
I am very proud of our company, but it is not about me. I did not build it alone. I surrounded myself with people who are smarter and wiser than me. We share a singular vision and we built our company together. We have a team of incredible and diverse leaders with whom I am proud to serve beside.
There’s an age-old saying that we subscribe to: “Whoever wants to be great must first become a servant to all.” It speaks of servant leadership long before it was ever a catchphrase. I believe this is one of the most powerful concepts in business once one fully understands why it matters and how it works.
Our core belief is simple: the more a real estate agent truly serves his or her clients and places their needs first, the more willing those clients are to recommend the agent to their friends and family. The same holds true for us at the corporate level. Many real estate brokerages push their local managers to focus on recruiting. While we recognize recruiting is vital to continued growth and increased market penetration, we believe there is a better way and have proven that over the years. Our tremendous growth speaks for itself.
At Fathom, we ask our local managers to focus first on serving our agents and helping them grow their business. By changing the focus, two important things happen. First, by helping each agent increase his or her productivity, we are more likely to increase our number of transactions, generate more revenue, and attract more agents. In fact, the average agent who has been with Fathom for four years grew their sales by 49%. Second, by truly placing our agents’ needs first, they become advocates for our company and are more likely to recommend us to other agents they meet. Why does that matter? Simply put, we believe a large team of happy agents can recruit far more new agents than one manager can recruit alone. Now, multiply that across hundreds of markets and you have an army of evangelists.
I truly believe that our company is the next evolution of the real estate brokerage. Through our 100% commission model, real estate agents are able to build a more profitable business by allowing them to keep the highest percentage of their commission possible without sacrificing support, technology, or training. We believe that by merely joining our company, agents from traditional model brokerages can increase their income by over 25% on average. More importantly, agents are able to take that increase in income and reinvest it into their marketing, which can exponentially increase their income even more.
We also believe our 100% commission model can shine even brighter in a down market. As is true for most businesses, there are only two ways to make more money in real estate: increase revenue or decrease expenses. In a slowing housing market, it is difficult to increase revenue when agents are fighting over a piece of a smaller pie. A common strategy in such an environment is to outspend other agents to get more listings, or to decrease expenses. We make both options possible. Thanks to our low flat transaction fee, agents have more money available per sale, allowing them to outspend their competition while netting the same amount of money or even more as compared to another agent with a traditional brokerage. In addition, a realtor’s brokerage split is usually their biggest expense. With our low flat transaction fee, even if the housing market declines by 20%, most real estate agents can net as much income as they did the year before when they were with their previous traditional model brokerage. In other words, they may close 20% fewer homes but could earn the same income or more compared to traditional brokerages.
Finally, our 100% commission model allows agents to directly compete against discount brokerages (companies who charge a discounted commission or flat fee to their clients). While we are not a discount brokerage, our flat transaction fee allows our agents to charge whatever commission they need to in order to be highly competitive. Many traditional brokerages do not allow their agents to discount fees because it directly affects their revenue. In contrast, discounted fees do not affect the transaction fee we charge the agent, as our flat fee remains unchanged. We believe new disruptors in the real estate space will continue to place pressure on traditional brokerages, which will continue to lose agents. At the same time, we can directly compete with discount brokerages without lowering our fees.
As a U.S. Marine Corps veteran, I am driven to win, and I surround myself with leaders who share that same passion and discipline. We welcome criticism and use it to become better. We value people from all walks of life and embrace their ideas. With the right people and the right passion, we truly believe that our business model will redefine the real estate industry.
Josh Harley
Founder | Chairman | CEO

BUSINESS
Overview
Fathom Holdings Inc. was founded in 2010 as a cloud-based, technology-driven platform-as-a-service company operating in the real estate industry. Our low-overhead business model leverages our proprietary software platform for management of real estate brokerage back-office functions, without the cost of physical brick and mortar offices or of redundant personnel. As a result, we are able to offer our agents the ability to keep significantly more of their commissions compared to traditional real estate brokerage firms. We believe we offer our agents some of the best technology, training, and support available in the industry. We also offer our agents valuable benefits, including equity in our Company if they achieve revenue and growth goals, as well as what we believe is relatively broad and affordable healthcare coverage. We believe our commission structure, business model and our focus on treating our agents well attract more agents and higher producing agents to join and stay with our Company.
Our commission model is designed to empower real estate agents to build a more profitable business by allowing them to keep a high percentage of their commission without sacrificing support, technology, or training. We believe that by simply joining our company, agents from traditional model brokerages can increase their income by 25% on average. More importantly, agents are able to take that increase and reinvest it into their marketing thereby increasing their number of transactions and revenue.
Generally speaking, there are only two ways to make more money in real estate: increase revenue or decrease expenses. In a slowing housing market, it’s difficult to increase revenue when agents are fighting over a piece of a smaller pie. Our low flat transaction fee provides agents money to outspend their competition on marketing while netting the same amount of money as an agent at a traditional brokerage. With our low flat transaction fee, even during a decline in the housing market where home sales decline by 20%, we believe most real estate agents can net as much income as they did the year before at a traditional brokerage. In other words, they may close 20% fewer homes but could earn the same income as before.
Traditional brokerage companies retain between 20% and 50% in commission splits with their brokers. Below is an example of a traditional brokerage company’s commission model assuming a 30% split, versus our commission model. This is an example of potential commission savings, and results similar to the example below are not guaranteed.
We believe our commission model also allows agents to directly compete against discount brokerages and other disruptive new competitors. The flat transaction fee that we charge to our agents allows our agents to charge whatever commission they need to be highly competitive.
We recognize revenue primarily through the commissions that our agents charge their clients. From the gross commission revenue, we keep a flat transaction fee of $450 and the remainder is paid to the agent. This $450 transaction fee is charged for the agent’s first 12 sales per agent’s anniversary year and then $99 per sale for the rest of their anniversary year. For leases, we recognize revenue through lease commissions negotiated between our agents and landlords, and we retain $85 per transaction and the remainder is paid to the agent. Each year, every agent also pays a fee of $500 on their first sale (recognized in Cost of Revenue over the year), which helps cover our operating costs such as technology, errors and omissions insurance, training, and oversight. In 2019, our average cost to recruit a new agent was $1,100 and our annual costs associated with each agent was $300, so we break even in an agent’s first year if he or she makes just two sales.
In just nine years since we launched our company, we have grown rapidly with operations in 24 states or districts. We achieved gross revenue of approximately $109.6 million in 2019 in sales volume of real estate transactions of over $4.1 billion. As of March 31, 2020, we had 4,258 agents working for us, having recruited over 100 new agents in each of the previous nine months. We have been named to the Inc. 500 list of fastest growing businesses in the United States each year from 2014 through 2017.
In March of 2020, we were ranked the #11 largest independent real estate brokerage firm and the #20 overall largest brokerage firm in the United States. These rankings were published by The Real Trends Five Hundred based on several criteria including transaction sides, sales volume, affiliation, top movers, core services, and others.
Industry Background
We primarily operate in the U.S. residential real estate industry, which is approximately a $2 trillion industry based on 2018 transaction volume (i.e. average home sale price times number of new and existing home sale transactions). Our agents also opportunistically engage in commercial real estate transactions. We derive substantially all of our revenues from serving buyers and sellers of existing homes. According to the National Association of Realtors, or NAR, existing home sales represent approximately 89% of the overall market by number of transactions.
The U.S. residential real estate industry has a long history of growth over time, despite periodical downturns. The following information is based on data published by NAR. This data includes the significant and lengthy downturn from the second half of 2005 through 2011, and in that time frame, the number of annual U.S. existing home sale transactions declined by approximately 38%. Beginning in 2012, the U.S. residential real estate industry began its recovery, and the number of annual U.S. existing home sale units improved by 26%.
However, we believe that many traditional real estate brokerage companies have business models and practices that hinder their growth and profitability. They often have numerous physical offices throughout the territories they cover, with the associated personnel overhead costs, and have been slow to adopt cost-saving technology in an increasingly price-sensitive and competitive environment. In addition, residential real estate brokerage companies typically realize revenues in the form of a commission that is based on a percentage of the price of each home sold. As a result, while the traditional real estate brokerage companies generally benefit from rising home prices and increasing home sale transactions, they can be seriously adversely impacted by falling home prices.
Industry Trends
We believe the following trends have impacted the U.S. real estate market and that their impact will continue to accelerate:
•
according to NAR, 44% of homebuyers start their search for a home using the Internet, illustrating the importance of technology and lack of importance of expensive brick and mortar offices to the industry, while only 1% found their agent though the agent’s office as shown in the graphic below;

How Buyer Found Real Estate Agent
13%
1%
1%
2%
3%
4%
5%
5%
6%
7%
12%
41%
Only 1% of buyers found their agent due to agent being at an office!
Other - 13%
Walked into or called office - 1%
Mobile or tablet application - 1%
Referred through employer or relo company - 2%
Saw contact info on For Sale Sign - 3%
Personally contacted by agent - 4%
Visited open house and met agent - 5%
Website (no specific site) - 5%
Referred by another agent/broker - 6%
Inquired about specific property online - 7%
Used agent previously to buy or sell - 12%
Referred by friend, neighbor, relative - 41%
*Source – National Association of Realtors 2019 Profile of Home Buyers and Sellers, pg. 80

•
nevertheless, according to NAR, 87% of home buyers and 89% of home sellers still used an agent or broker in 2017, for various reasons, including the relative size, importance and infrequency of a home sale for any individual;

•
the complexity of the home sale process continues to require the best personal service possible, while technology can make the process and business more efficient;

•
downturns are inevitable, favoring companies with lower cost business models that also pay agents higher commissions; and

•
demographics would indicate continued long-term growth, with household growth expected to average about 1.36 million annually from 2015-2025 and about 1.15 million annually from 2025-2035, according to the 2017 State of the Nation’s Housing Report compiled by the Harvard Joint Center for Housing Studies.

Our Strategy
Our goal is to be one of the leading 100% commission real estate brokerages in the United States while offering superior customer service, state of the art technology, and a great company culture. We have grown rapidly since inception, and plan to accelerate our growth through the following aspects of our vision:
•
offer full brokerage services via our technology-enabled, low-overhead business model;

•
attract and retain high-producing agents by offering high compensation per transaction and industry-leading benefits;

•
use our publicly traded stock to further incentivize agents;

•
continue to enhance and develop our proprietary software platform to facilitate our own business and potentially increase our revenue by licensing it to others; and

•
pursue further growth through potential acquisitions, including using our publicly traded stock as consideration.

Technology
We operate as a cloud-based real estate brokerage by utilizing our consumer-facing website, https://www.FathomRealty.com, and our internal proprietary technology, IntelliAgent®, to manage our brokerage operations. Through our website, we provide buyers, sellers, landlords, and tenants with access to all of the available properties for sale or lease on the multiple listing service, or MLS, in each of the markets in which we operate. We provide each of our agents their own personal website that they can modify to match their personal branding. Our website also gives consumers access to our network of professional real estate agents and vendors. Through a combination of our proprietary technology platform and third-party systems, we provide our agents with marketing, training, and other support services, as well as client and transaction management. Our technology, services, data, lead generation, and marketing tools are designed to allow our agents to leverage them to represent their real estate clients with best-in-class service.
Internally, we use our technology to provide agents with opportunities to increase their profitability, reduce risk, and develop professionally, while fostering a culture that values collaboration, strength of community, and commitment to serving the consumer’s best interests. We provide our agents with the systems, support, professional development and infrastructure designed to help them succeed in unpredictable, and often challenging, economic conditions. This includes delivering 24/7 access to collaborative tools and training for real estate agents.
Specifically, using advanced Internet-based software, we can improve compliance and oversight while providing, at no cost to our agents, technology tools and services to our agents and their customers, including:
•
a robust, mobile-friendly, customer-facing corporate website providing access to view all homes for sale and lease in the markets that we serve, with the ability to search and save favorite properties and receive alerts for new properties that fit their criteria;

•
a customizable, mobile-friendly, agent website with home search, lead capture, and blogging capabilities;

•
an advanced customer relationship management system, with visitor tracking, property alerts, and customer communication, all designed to help convert leads into customers;

•
social media tools to enhance agent marketing and visibility;

•
streamlined solicitation, collection, verification and posting of customer testimonials;

•
single property websites for our agents’ listings;

•
a wide array of on-demand training modules for the professional development of agents at all levels of experience; and

•
agent access to IntelliAgent®, which is described in more detail below.

Our proprietary IntelliAgent® real estate technology platform is designed to provide a suite of brokerage and agent level tools, technology, business processes, business intelligence and reporting, training, customer relationship management, social media marketing, marketing repository, and marketing, along with a marketplace for add-on services and third-party technology. Our IntelliAgent rollout strategy began with the core technology needed by every real estate brokerage to manage its agents, its agents’ transactions, commission structures, payments, and compliance, as well as the ability to gain a better understanding as to what is happening in the business through business intelligence and robust reporting. Our technology roadmap for IntelliAgent includes brokerage and agent level websites, content creation and management, customer relationship management, social media marketing, agent reviews, goal setting, accountability, expense tracking, training platform, marketing repository, and APIs for integration with third-party tools. We intend for IntelliAgent to be more than just a technology platform for Fathom; we might someday use a simplified version of IntelliAgent as a platform to unify independent brokerages through a smarter broker network allowing them to effectively compete against larger regional and national brands. This should allow us to monetize a portion to our technology and generate revenue from small brokerages and agents who would not otherwise join our company. We believe that IntelliAgent also provides us with the platform needed to more fully integrate services companies that are, or become, part of the Fathom Holdings network. This deeper integration is designed to encourage a higher level of agent adoption of our various services companies and therefore create a better agent experience, customer experience, and generate higher revenues for our company and add value for our shareholders.
In order to develop and accelerate the growth of agents joining Fathom, we developed the Fathom Talent Acquisition Platform. The Fathom Talent Acquisition Platform combines people, technology and process.Fathom has built an extensive database of potential agents who we believe would fit the Fathom culture and benefit from joining the Company. A content marketing strategy keeps these candidates up to date on the latest developments and offers that may be of interest to them in growing their business. Additionally, a team of experienced recruiters focuses on personally introducing and sharing the Fathom brands value proposition with real estate professionals across the country. The team works within a customer relationship management system to nurture longer term opportunities, as well as convert immediate hires. These elements are designed to build brand awareness and position Fathom as the brokerage of choice for agents when making career choices.
Our Focus on Agents
We believe that agents deliver unique value to the specific customers they serve in different ways depending upon the knowledge, skills or niche of the agent and the needs and desires of the customers. We also believe that customers work with agents because of the agent’s skills and service individually and generally place greater weight on those individual skill sets, service levels and style than they do on the brokerage brand with which the agent is affiliated. Therefore, we focus to a great degree on serving our agents, so that we attract and retain the best in the industry.
In a recent study by NAR, only 2% of home buyers choose their agent because of the brand they are with. We believe, home buyers and sellers choose the agent because of their individual marketing prowess, professionalism, and personality. To capitalize on this, we focus on helping our agents improve professionally and increase their financial ability to invest in their personal marketing, and therefore capture a greater percentage of customers. We believe our business model is particularly attractive to productive agents, as illustrated by the following chart:

Productive Agents Have Low Turnover with Our Model

Agent Transaction Productivity	% of Turnover
20+ sales	5%
10 - 19 sales	5%
5 - 9 sales	10%
2 - 4 sales	20%
0 - 1 sales	60%
Total	**100%**

Fee Structure
The lower overall cost of operating our business via the cloud has enabled us to offer our agents a 100% commission model. Consequently, this higher commission paid to our agents combined with our unique delivery of support services and the flexibility it provides for agents has facilitated our growth over the past several years. We also differentiate ourselves by not charging our agents royalties or franchise fees. A commission calculator on our website allows agents to determine how much money they could make if they join our company.
We believe we offer agents further opportunity to increase their overall revenue and income, because they can invest the additional income earned under our fee structure in incremental marketing.

Our Markets
Currently, our primary market is the United States. We currently operate in more than 110 cities or regions, which are located in the following 24 states or districts:
Arizona	Indiana	Ohio
Arkansas	Kentucky	Oklahoma
California	Louisiana	Oregon
Colorado	Maryland	South Carolina
District of Columbia	Missouri	Tennessee
Florida	Nevada	Texas
Georgia	New Jersey	Virginia
Illinois	North Carolina	Washington
We target urban or suburban cities or regions with populations of at least 50,000, of which there are approximately 775 in the United States. We believe this provides us opportunity for continued growth. We have expanded rapidly since our inception nine years ago to over 110 cities or regions. As we continue to expand, we might also plan to target smaller rural markets.
Competition
The residential real estate brokerage industry is highly competitive with low barriers to entry for new participants. We believe that recruitment and retention of independent sales agents and independent sales agent teams are critical to the business and financial results of a brokerage. Competition for independent sales agents in our industry is high and has intensified particularly for the more productive independent sales agents. Competition for independent sales agents is generally subject to numerous factors, including remuneration and benefits, other expenses borne by independent sales agents, leads or business opportunities generated for the independent sales agent from the brokerage, independent sales agents’ perception of the value of the broker’s brand affiliation, marketing and advertising efforts by the brokerage or franchisor, technology, continuing professional education, and other services provided by the brokerage or franchisor.
We compete with three major categories of competitors:
•
national independent real estate brokerages, franchisees of national and regional real estate franchisors, regional independent real estate brokerages, and discount and limited service brokerages;

•
companies that employ technologies intended to disrupt the traditional brokerage model or eliminate agents from, or minimize the role they play in, the home sale transaction, such as through the reduction of brokerage commissions; and

•
other non-traditional models that operate outside of the brokerage industry, such as companies that leverage capital to purchase homes directly from sellers.

Many of our competitors are much larger than us, with more capital to fund growth and survive downturns, and greater brand awareness. Some of our competitors are also increasingly well-funded, which strengthens their competitive position and ability to offer aggressive compensation arrangements to top-performing sales agents. Moreover, a growing number of companies are competing in non-traditional ways for a portion of the gross commission income generated by home sale transactions. For example, listing aggregators and other web-based real estate service providers not only compete with our business by establishing relationships with independent sales agents and/or buyers and sellers of homes, they also increasingly charge brokerages and independent sales agents for advertising on their sites.
Our ability to successfully compete is important to our prospects for growth. Our ability to compete may be affected by the recruitment, retention and performance of independent sales agents, the location of offices and target markets, the services provided to independent sales agents, the fees charged to independent sales agents, the number and nature of competing offices in the vicinity, affiliation with a recognized brand name, community reputation, technology and other factors. Our success may also be affected by national, regional and local economic conditions.
Intellectual Property
We have a registered trademark with the United States Patent and Trademark Office (USPTO) for the name and logo of “IntelliAgent,” as it relates to real estate and associated industries. We have a pending application with the USPTO for the name and logo of “Fathom Realty” in the same space. We also own the rights to the domain names FathomRealty.com, FathomCareers.com and IntelliAgent.com.
We have developed and own the IntelliAgent software. We also license third-party software and other proprietary technology upon which we depend. While we currently depend on our relationship with these vendors to provide our services in the short-term, we believe other alternatives are available in the longer term, should they be needed, to license or develop replacement technology.
If necessary, we will aggressively assert our rights under trade secret, unfair competition, trademark and copyright laws to protect our intellectual property. We protect these rights through trademark law, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing these rights.
While there can be no assurance that we will be able to protect our proprietary rights and information, we intend to assert our intellectual property rights against any infringement. While an assertion of our rights could result in a substantial cost and diversion of management effort, we believe the protection and defense against infringement of our intellectual property rights are essential to our business. There is also risk that someone else will claim that we are violating their intellectual property rights, which could cost money and time to defend, even if successful.
Seasonality of Business
Seasons and weather traditionally impact the real estate industry. Continuous poor weather or natural disasters negatively impact listings and sales. Spring and summer seasons historically reflect greater sales periods in comparison to fall and winter seasons. The latter periods also tend to see greater agent attrition. We have historically experienced lower revenues during the fall and winter seasons, as well as during periods of unseasonable weather, which reduces our operating income, net income, operating margins and cash flow.
Real estate listings precede sales and a period of poor listing activity will negatively impact revenue. Past performance in similar seasons or during similar weather events can provide no assurance of future or current performance, and macroeconomic shifts in the markets we serve can conceal the impact of poor weather and/or seasonality.
Home sales in successive quarters can fluctuate widely due to a wide variety of factors, including holidays, national or international emergencies, the school year calendar’s impact on timing of family relocations, interest rate changes, speculation of pending interest rate changes and the overall macroeconomic market. Our revenue and operating margins each quarter will remain subject to seasonal fluctuations, poor weather and natural disasters and macroeconomic market changes that may make it difficult to compare or analyze our financial performance effectively across successive quarters.
Furthermore, the residential real estate market and the real estate industry in general is often cyclical, characterized by protracted periods of depressed home values, lower buyer demand, inflated rates of foreclosure and often changing regulatory or underwriting standards applicable to mortgages. The best example of this was the significant downturn in the U.S. residential real estate market between 2005 and 2011. Such depressed real estate cycles are often followed by extended periods of higher buyer demand, lower available real estate supply and increasing home values. While we believe we are well-positioned to compete during a downturn, our business is affected by these cycles in the residential real estate market, which can make it difficult to compare or analyze our financial performance effectively across successive periods.

Government Regulation
We serve the residential real estate industry which is regulated by federal, state and local authorities as well as private associations or state sponsored associations or organizations. We are required to comply with federal, state, and local laws, as well as private governing bodies’ regulations, which, when combined, results in a highly-regulated industry.
We are also subject to federal and state regulations relating to employment, contractor, and compensation practices. Except for our employed state agents, all agents in our brokerage operations have been retained as independent contractors, either directly or indirectly through third-party entities formed by these independent contractors for their business purposes. With respect to these independent contractors, like most brokerage firms, we are subject to the Internal Revenue Service regulations and applicable state law guidelines regarding independent contractor classification. These regulations and guidelines are subject to judicial and agency interpretation.
Real Estate Regulation — Federal
The Real Estate Settlement Procedures Act of 1974, as amended, or RESPA, became effective on June 20, 1975. RESPA requires lenders, mortgage agents, or servicers of home loans to provide borrowers with pertinent and timely disclosures regarding the nature and costs of the real estate settlement process. RESPA also protects borrowers against certain abusive practices, such as kickbacks, and places limitations upon the use of escrow accounts. RESPA also requires detailed disclosures concerning the transfer, sale, or assignment of mortgage servicing, as well as disclosures for mortgage escrow accounts.
The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, moved authority to administer RESPA from the Department of Housing and Urban Development to the new Consumer Financial Protection Bureau, or the CFPB. The CFPB released a five-year strategic plan in February 2018 indicating that it intends to continue to focus on protecting consumer rights while engaging in rulemaking to address unwarranted regulatory burdens. As a result, the regulatory framework of RESPA applicable to our business may be subject to change. The Dodd-Frank Act also increased regulation of the mortgage industry, including: (i) generally prohibiting lenders from making residential mortgage loans unless a good faith determination is made of a borrower’s creditworthiness based on verified and documented information; (ii) requiring the CFPB to enact regulations, to help assure that consumers are provided with timely and understandable information about residential mortgage loans that protect them against unfair, deceptive and abusive practices; and (iii) requiring federal regulators to establish minimum national underwriting guidelines for residential mortgages that lenders will be allowed to securitize without retaining any of the loans’ default risk. In addition, federal fair housing laws generally make it illegal to discriminate against protected classes of individuals in housing or brokerage services. Other federal laws and regulations applicable to our business include (i) the Federal Truth in Lending Act of 1969; (ii) the Federal Equal Credit Opportunity; (iii) the Federal Fair Credit Reporting Act; (iv) the Fair Housing Act; (v) the Home Mortgage Disclosure Act; (vi) the Gramm-Leach-Bliley Act; (vii) the Consumer Financial Protection Act; (viii) the Fair and Accurate Credit Transactions Act; and (ix) the Do Not Call/Do Not Fax Act and other federal and state laws pertaining to the privacy rights of consumers, which affects our opportunities to solicit new clients.
Real Estate Regulation — State and Local Level
Real estate and brokerage licensing laws and requirements vary from state to state. In general, all individuals and entities lawfully conducting businesses as real estate agents or sales associates must be licensed in the state in which they carry on business and must at all times be in compliance.
States require a real estate broker to be employed by the brokerage firm or permit an independent contractor classification, and the broker may work for another broker conducting business on behalf of the sponsoring broker.
States may require a person licensed as a real estate agent, sales associate or salesperson, to be affiliated with a broker in order to engage in licensed real estate brokerage activities or allow the agent, sales associate or salesperson to work for another agent, sales associate or salesperson conducting business on behalf of the sponsoring agent, sales associate or salesperson. Agents, sales associates or salespersons are generally classified as independent contractors; however, real estate firms can also offer employment.

Engaging in the real estate brokerage business requires obtaining a real estate broker license (although in some states the licenses are personal to individual agents). In order to obtain this license, most jurisdictions require that a member or manager be licensed individually as a real estate broker in that jurisdiction. If applicable, this member or manager is responsible for supervising the licensees and the entity’s real estate brokerage activities within the state.
Real estate licensees, whether they are salespersons, individuals, agents or entities, must follow the state’s real estate licensing laws and regulations. These laws and regulations generally specify minimum duties and obligations of these licensees to their clients and the public, as well as standards for the conduct of business, including contract and disclosure requirements, record keeping requirements, requirements for local offices, escrow trust fund management, agency representation, advertising regulations and fair housing requirements.
In each of the states where we have operations, we assign appropriate personnel to manage and comply with applicable laws and regulations.
Most states have local regulations (city or county government) that govern the conduct of the real estate brokerage business. Local regulations generally require additional disclosures by the parties to a real estate transaction or their agents, or the receipt of reports or certifications, often from the local governmental authority, prior to the closing or settlement of a real estate transaction as well as prescribed review and approval periods for documentation and broker conditions for review and approval.
Third-Party Rules
Beyond federal, state and local governmental regulations, the real estate industry is subject to rules established by private real estate groups and/or trade organizations, including, among others, state Associations of REALTORS® (AOR), and local Associations of REALTORS® (AOR), the National Association of Realtors® (NAR), and local Multiple Listing Services (MLSs). “REALTOR” and “REALTORS” are registered trademarks of the National Association of REALTORS®.
Each third-party organization generally has prescribed policies, bylaws, codes of ethics or conduct, and fees and rules governing the actions of members in dealings with other members, clients and the public, as well as how the third-party organization’s brand and services may or might not be deployed or displayed.
Employees
As of March 31, 2020, we had 22 full-time employees.
Our operations are overseen directly by management. Our management oversees all responsibilities in the areas of corporate administration, training, agent relations, business development, technology, and research. We intend to expand our current management to retain skilled employees with experience relevant to our business. Our management’s relationships with agents and technology providers should provide the foundation through which we can continue to grow our business in the future.
Independent Contractors
As of March 31, 2020, we had 4,258 agents whom we classify as independent contractors. None of our employees or agents are represented by unions, and we believe our employee and agent relations are good.
Properties
Our principal executive office is located at 211 New Edition Court, Suite 211, Cary, North Carolina, 27511. Our total office space at the principal executive office is approximately 3,400 square feet and has lease terms expiring on November 30, 2020. We believe our office space is adequate for at least the next 12 months.
We also lease office space located at 24800 Chrisanta Drive, Suite 140, Mission Viejo, California, 92691. This office space is approximately 1980 square feet and has lease terms expiring on December 31, 2020. We primarily use this office space for our accounting team.

In addition, we lease office space in Phoenix, Arizona; Bentonville, Arkansas; Hollywood, Florida; Cumming, Georgia; and Greenville, South Carolina with leases expiring in 2020. None of these leases are individually material to our business model and all have either an option to renew or are located in major markets with adequate opportunities to continue business operations at terms satisfactory to us.
Legal Proceedings
We are not involved in any litigation that we believe could have a material adverse effect on our financial position or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of our executive officers, threatened against or affecting our Company or our officers or directors in their capacities as such.

MANAGEMENT
Executive Officers and Directors
The following table sets forth information concerning our directors and executive officers as of June 30, 2020:
Name	Age	Position
Joshua Harley	43	Chairman, Chief Executive Officer, Director
Marco Fregenal	56	President and Chief Financial Officer, and Director
Samantha Giuggio	50	Chief Broker Operations Officer
Chris Bennett	39	Director
Jeffrey Coats	62	Director
David C. Hood	58	Director
Glenn Sampson	79	Director
Jennifer Venable	49	Director
The following is a biographical summary of the experience of our executive officers and directors:
Executive Officers
Joshua Harley — Chairman, Chief Executive Officer, Director
Joshua Harley, our founder, has been our Chairman and Chief Executive Officer since 2009. From 2007 to 2009, Mr. Harley served as Chief Executive Officer and Founder of Texas Home Central. Prior to that, Mr. Harley was an Internet Manager at Highland Homes from 2005 to 2007. From 2003 to 2005, Mr. Harley served as Founder and President of Everdrive Solutions, assisting automotive dealerships with outsourced internet sales and training. From 1995 until 2003, Mr. Harley served in the United States Marine Corps as an Infantry Sergeant, Instructor at the School of Infantry, and a Hand-to-Hand Combat Instructor.
Among other experience, qualifications, attributes and skills, we believe Mr. Harley’s perspective as a large shareholder, his extensive leadership and experience as our Chief Executive Officer, his knowledge of our operations, and oversight of our business bring to our Board critical strategic planning and operational leadership that qualify him to serve as one of our directors.
Marco Fregenal — President and Chief Financial Officer, Director
Marco Fregenal has been our Chief Financial Officer since 2012. He has also served as our President since January 1, 2018. Prior to this, Mr. Fregenal served as our Chief Operating Officer and Chief Financial Officer from May 1, 2012 to December 31, 2017. Prior to joining our company, Mr. Fregenal served as Chief Operating Officer and Chief Financial Officer of EvoApp Inc, a provider of social media business intelligence, from 2009 to 2012. He was also the Chief Executive Officer and Chief Financial officer of Carpio Solutions, an information technology solutions company, from 2007 to 2009. Mr. Fregenal received a B.S. in economics from Rutgers University and a Masters in Econometrics and Operations Research from Monmouth University.
We believe Mr. Fregenal’s extensive financial experience, his knowledge of our operations and oversight of our business qualify him to serve as one of our directors.
Samantha Giuggio — Chief Broker Operations Officer
Samantha Giuggio has served as our Chief Broker Operations Officer since June 2019. Prior to this, she served as Senior Vice President from October 2015 to June 2019. From April 2014 to October 2015, Ms. Giuggio served as our Regional Vice President and Vice President of Operations. She also served as our District Director RDU from February 2013 to April 2014. She served as an Agent and Group Leader Training Coordinator with us prior to this. Ms. Giuggio received an associates in hospitality management from Holyoke Community College.

Non-Employee Directors
Christopher Bennett — Director
Christopher Bennett has served on our Board since February 2019. From September 2005 to the present, Mr. Bennett has served as Chief Executive Officer and Founder of 97th Floor, a marketing agency that focuses on search, content, social, paid media and digital marketing. From April 2017 to the present, Mr. Bennett has been the managing partner of 7Sixty Ventures, a partnership acting as angel investors in start-up companies.
We believe Mr. Bennett’s extensive management and marketing skills qualify him to serve as one of our directors.
Jeffrey H. Coats — Director
Jeffrey Coats has served on our Board since February 2019. Mr. Coats was the Chief Executive Officer of AutoWeb, Inc. (formerly Autobytel, Inc.), an online automotive sales company, from December 2008 until his retirement in April 2018. Prior to this, he served as Managing Director of Southgate Alternative Investments from April 2006 to December 2008. Mr. Coats served as Chief Executive Officer of Mikronite Technologies Group Inc. from March 2002 to April 2006. Mr. Coats served on the board of directors of Autoweb from August 1996 to September 2018, and Tell on Demand since September 2014. Mr. Coats received a B.A. from the University of Georgia and an MBA from the American Graduate School of International Management.
We believe Mr. Coats’ experience as a director of various companies, and his management experience, qualify him to serve as one or our directors.
David C. Hood — Director
David Hood has served on our Board since May 2019. Mr. Hood served as audit partner at Ernst & Young in Raleigh from 2005 until his retirement in 2015. Prior to that, Mr. Hood was the Vice President, Finance at Quintiles Americas, currently known as IQVIA Holdings Inc, a leading global provider of contract research services, from 1993 to 2000, where he helped take the company public. Mr. Hood received a B.S. in accounting from Guilford College and is a Certified Public Accountant.
We believe Mr. Hood’s experience in taking organizations public, capital raises, merger and acquisition transactions and financial acumen, qualify him to serve as one of our directors.
Glenn A. Sampson — Director
Glenn Sampson has served on our Board since February 2019. Mr. Sampson served in various positions at Exxon Mobil Corporation from 1965 until his retirement in 2000, with his most recent position being Manager, Data Management, in the Controller’s Department. Since retirement he has served in various volunteer roles. Mr. Sampson received his B.S. from Stanford University and a M.B.A. from Northwestern University.
We believe Mr. Sampson’s more than five decades of general and financial management experience qualify him to serve as one of our directors.
Jennifer B. Venable — Director
Jennifer Venable has served on our Board since February 2019. From April 2013 to the present, Ms. Venable has served as Vice President and General Counsel at Capitol Broadcasting Company, Inc. From September 2009 to April 2013, Ms. Venable was General Counsel at Alfresco Software, Inc. Prior to that, Ms. Venable served as Commercial Counsel and as Senior Partner Manager of Red Hat, Inc. from September 2002 to July 2009 and as in-house counsel for an internet start-up and in private practice. Ms. Venable received her BA in Government and Sociology from The College of William and Mary and her JD from The University of North Carolina at Chapel Hill.

We believe Ms. Venable’s experience with complex legal issues, corporate governance, international business, and project management qualify her to serve as one of our directors.
Family Relationships
There is no family relationship between any director, executive officer or person nominated to become a director or executive officer other than Mr. Sampson who is Mr. Harley’s father-in-law.
Board of Directors
Composition of our Board of Directors
Our amended and restated bylaws provide that our Board must consist of between one and nine directors, and such number of directors within this range may be determined from time to time by resolution of our Board or our shareholders. We currently have seven directors.
Our restated articles of incorporation and amended and restated bylaws also provide that our directors may be removed with or without cause if the number or votes cast to remove such director exceeds the number of votes cast not to remove him or her. An election of our directors by our shareholders will be determined by a plurality of the votes cast by the shareholders entitled to vote on the election.
Committees of our Board of Directors
In February 2019, we established an audit committee, a nominating and governance committee, and a compensation committee. We apply the definition of independence used by The Nasdaq Stock Market to make a determination on the independence of our directors.
Our audit committee consists of David Hood (Chair), Jeffrey Coats and Jennifer Venable. Our compensation committee consists of Jeffrey Coats (Chair), Christopher Bennett and David Hood. Our nominating and governance committee consists of Jennifer Venable (Chair), Christopher Bennett and Jeffrey Coats. Our Board adopted written charters for each of these committees in August of 2019, all of which are available on our website, https://www.FathomRealty.com. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues.
Our Board has undertaken a review of the independence of our directors and has determined that Chris Bennett, Jeffrey Coats, David Hood and Jennifer Venable are independent within the meaning of The Nasdaq Stock Market listing rules and meet the additional test for independence for audit committee members imposed by SEC regulation and The Nasdaq Stock Market listing rules.
Audit Committee
The audit committee consists of David Hood (Chair), Jeffrey Coats and Jennifer Venable and is responsible for, among other things:
•
appointing, terminating, compensating, and overseeing the work of any accounting firm engaged to prepare or issue an audit report or other audit, review or attest services;

•
reviewing and approving, in advance, all audit and non-audit services to be performed by the independent auditor, taking into consideration whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the independent auditor’s independence;

•
reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and controls and the audits of our financial statements;

•
establishing and overseeing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees regarding questionable accounting or auditing matters;

•
investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisors as the audit committee deems necessary;

•
determining compensation of the independent auditors and of advisors hired by the audit committee;

•
reviewing and discussing with management and the independent auditor the annual and quarterly financial statements prior to their release;

•
monitoring and evaluating the independent auditor’s qualifications, performance, and independence on an ongoing basis;

•
reviewing reports to management prepared by the internal audit function, as well as management’s response;

•
reviewing and assessing the adequacy of the formal written committee charter on an annual basis;

•
reviewing and approving related-party transactions for potential conflict of interest situations on an ongoing basis; and

•
handling such other matters that are specifically delegated to the audit committee by our Board from time to time.

Our Board has affirmatively determined that under The Nasdaq Stock Market definitions, Mr. Hood meets the definitions of both an “audit committee financial expert” and an “independent director” for purposes of serving on an audit committee, and is so designated.
Compensation Committee
The compensation committee consists of Jeffrey Coats (Chair), Christopher Bennett and David Hood and is responsible for, among other things:
•
reviewing and approving the compensation, employment agreements, severance arrangements, and other benefits of all of our executive officers and key employees;

•
reviewing and approving, on an annual basis, the corporate goals and objectives relevant to the compensation of the executive officers, and evaluating their performance in light thereof;

•
reviewing and making recommendations, on an annual basis, to our Board with respect to director compensation;

•
reviewing any analysis or report on executive compensation required to be included in the annual proxy statement and periodic reports pursuant to applicable federal securities rules and regulations, and recommending the inclusion of such analysis or report in our proxy statement and period reports;

•
reviewing and assessing, periodically, the adequacy of the formal written committee charter; and

•
such other matters that are specifically delegated to the compensation committee by our Board from time to time.

Nominating and Corporate Governance Committee
The nominating and corporate governance committee consists of Jennifer Venable (Chair), Christopher Bennett, and Jeffrey Coats and is responsible for, among other things:
•
identifying and screening candidates for our Board, and recommending nominees for election as directors;

•
establishing procedures to exercise oversight of the evaluation of our Board and management;

•
developing and recommending to our Board a set of corporate governance guidelines, as well as reviewing these guidelines and recommending any changes to our Board;

•
reviewing the structure of our Board’s committees and recommending to our Board for its approval directors to serve as members of each committee, and where appropriate, making recommendations regarding the removal of any member of any committee;

•
developing and reviewing our code of conduct, evaluating management’s communication of the importance of our code of conduct, and monitoring compliance with our code of conduct;

•
reviewing and assessing the adequacy of the formal written committee charter on an annual basis; and

•
generally advising our Board on corporate governance and related matters.

Candidates for director nominees are reviewed in the context of the current composition of our Board and our operating requirements and the long-term interests of our shareholders. In conducting this assessment, our Board considers skills, diversity, age, and such other factors as it deems appropriate to maintain a balance of knowledge, experience and capability, given our current needs and the specific needs of our Board.
Code of Conduct
We adopted a code of ethics relating to the conduct of our business by all of our employees, officers, and directors, as well as a code of conduct specifically for our principal executive officer and senior financial officers. We also adopted a corporate communications policy for our employees and directors establishing guidelines for the disclosure of information to the investing public, market analysts, agents, dealers, investment advisors, the media, and any persons who are not our employees or directors. Additionally, we adopted an insider trading policy to establish guidelines for our employees, officers, directors, and consultants regarding transactions in our securities and the disclosure of our material nonpublic information. Each of these policies is posted on our website, https://www.FathomRealty.com.

EXECUTIVE AND DIRECTOR COMPENSATION
The following discussion of compensation arrangements should be read with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs, see “Special Note Regarding Forward-Looking Statements.” Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion.
Overview
The discussion below includes a review of our compensation decisions with respect to fiscal year 2019 for our “named executive officers,” or NEOs, namely our principal executive officer and our two other most highly compensated executive officers. Our NEOs for fiscal year 2019 were:
•
Joshua Harley, Chairman and Chief Executive Officer;

•
Marco Fregenal, President and Chief Financial Officer; and

•
Samantha Giuggio, Chief Broker Operations Officer.

Key Elements of Our Compensation Program for 2019
In 2019, we compensated our NEOs through base salary, as described below. Our officers are also eligible for the standard benefits programs we offer all employees.
Summary Compensation Table
Name and principal position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)
Joshua Harley, Chief Executive Officer	2019	$379,167	$176,050	—	—	$11,112(2)	$566,329
	2018	$381,095	—	—	—	$31,140(3)	$412,235
	2017	$372,500	—	—	—	$7,802 (4)	$380,302
Marco Fregenal, President and Chief Financial Officer	2019	$416,846	$164,830	—	—	$8,128(5)	$589,804
	2018	$397,157	—	—	—	$22,808 (6)	$419,965
	2017	$283,397	—	—	—	$28,830 (7)	$312,227
Samantha Giuggio, Chief Broker Operations Officer	2019	$177,000	—	$75,000	—	$11,850(8)	$263,850
	2018	$140,000	—	$43,000	—	$22,422 (9)	$205,422
	2017	$120,000	—	—	—	$1,510 (10)	$121,510

(1)
Reflects base salary earned during the fiscal year covered.

(2)
Includes $9,983 in medical insurance premiums and $1,129 attributable to use of a Company automobile.

(3)
Includes $6,544 in medical insurance premiums, $8,086 in real estate commissions, and $16,510 attributable to use of a Company automobile.

(4)
Includes $5,250 attributable to use of a Company automobile and $2,552 related to real estate commissions.

(5)
Includes $2,000 in medical insurance premiums and $6,128 attributable to use of a Company automobile.

(6)
Includes $12,000 in medical insurance premiums, and $10,808 attributable to use of a Company automobile.

(7)
Includes $12,000 in medical insurance premiums, and $16,830 attributable to use of a Company automobile.

(8)
Includes $11,850 in medical insurance premiums.

(9)
Includes $4,892 in medical insurance premiums and $17,530 in real estate commissions.

(10)
Includes $1,510 in real estate commissions.

Outstanding Equity Awards as of December 31, 2019
There were no outstanding equity awards held by our NEOs as of December 31, 2019.
Employment Agreements
We have not entered into employment agreements with any of its NEOs. Each NEO’s annual compensation will be determined and approved by the compensation committee.
Equity Incentive Plans
Our Board has adopted and our shareholders have approved a 2017 Stock Plan and a 2019 Omnibus Stock Incentive Plan. The number of shares issued, number of shares reserved for issuance, number of shares underlying outstanding stock options and number of shares remaining available for future issuance under each plan, as of March 31, 2020, are as follows:
Plan	Number of Shares Issued	Number of Shares Reserved for Issuance	Number of Shares Underlying Outstanding Options or Warrant	Number of Shares Remaining Available for Future Issuance
2017 Stock Plan	405,562	3,182,335	37,130	2,739,643
2019 Omnibus Stock Incentive Plan	333,346	1,060,778	—	727,433
The following description of each of our equity compensation plans is qualified by reference to the full text of those plans, which are filed as exhibits to the registration statement of which this prospectus forms a part. Our equity incentive plans are designed to continue to give us the flexibility to make a wide variety of equity awards to reflect what the compensation committee and management believe at the time of such award will best motivate and reward our employees, directors, consultants and other service providers.
2017 Stock Plan
Our Board adopted the Fathom Ventures, Inc. 2017 Stock Plan (the “2017 Plan”) on May 5, 2017, and our shareholders approved the 2017 Plan on May 11, 2017. The 2017 Plan was amended upon approval by our Board and shareholders on September 11, 2018 to reflect the change in our name from Fathom Ventures, Inc. to Fathom Holdings Inc. and to reflect the effect of a 10-for-1 stock split and later 1-for-2 reverse stock split conducted in 2018.
We adopted the 2017 Plan to promote the success and enhance our value by linking the individual interests of employees, non-employee directors, contractors and consultants, to those of our shareholders and by providing those individuals with an incentive. The 2017 Plan provides us with flexibility in our ability to motivate, attract, and retain the services of employees, non-employee directors, contractors and consultants.
Stock Awards.   The 2017 Plan provides for the grant of incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), non-statutory stock options, stock bonuses, and stock purchase rights (collectively, “stock rights”). Incentive stock options may be granted only to our employees, or our parent company (if any) and any of our present or future subsidiaries. All other awards may be granted to employees, non-employee directors, contractors and consultants.
Share Reserve.   As of March 31, 2020, 405,562 shares of our common stock pursuant to restricted Stock awards and 37,130 options have been issued under the 2017 Plan. Our management has no plans to use the remaining share reserve under the 2017 Plan for future awards. Instead, management plans to use the 2019 Plan, as defined below, for future equity compensation purposes.

If any Option granted under the 2017 Plan expires or terminates for any reason prior to its full exercise, or if we reacquire any shares issued pursuant to stock rights, then the shares subject to such stock options or any such shares we reacquire will again be available for grants of stock rights under the 2017 Plan. Shares of our Series B common stock which are withheld to pay the exercise price of an Option or any related withholding obligations will not be available for issuance under the 2017 Plan.
Administration.   The 2017 Plan provides for administration by our Board or a committee of our Board. Our Board may increase the size of the committee and appoint additional members, remove members of the committee and appoint new members, fill vacancies on the committee, or remove all members of the committee and directly administer the 2017 Plan. We refer to our Board or the committee appointed to administer the 2017 Plan in this summary as the “Committee.” Subject to the restrictions of the 2017 Plan, the Committee determines to whom we grant incentive awards under the 2017 Plan, the terms of the award, including the exercise or purchase price, the number of shares subject to the stock right and the exercisability of the award. All questions of interpretation are determined by the Committee, and its decisions are final and binding upon all participants, unless otherwise determined by our Board.
Stock Options.   Two types of stock options may be granted under the 2017 Plan. Incentive stock options within the meaning of Section 422 of the Code may be granted solely to our employees (and employees of our parent and subsidiary corporations, if any). Non-statutory stock options, which do not qualify for any special tax treatment under Section 422 of the Code, may be granted to employees, non-employee directors, contractors and consultants.
The Committee determines the price per share of options granted under the 2017 Plan on the date of grant, and in the case of incentive stock options the price per share must be at least 100% of the fair market value per share at the time of grant. The price per share of any incentive stock option granted to an employee who owns stock possessing more than 10% of the voting power of all classes of our stock must equal at least 110% of the fair market value of the Series B common stock on the date of grant. To the extent that the aggregate fair market value, determined at the time of grant, of shares of our Series B common stock with respect to which incentive stock options are exercisable for the first time by an option holder during any calendar year under any of our equity plans exceeds $100,000, such options will not qualify as incentive stock options.
Payment of the exercise price for a stock option may be made by delivery of cash or a check, or, in the discretion of the Committee, the exercise price may be paid through any other form of consideration and method of payment permitted by law and the 2017 Plan, including (a) the delivery of already-owned shares of our Series B common stock, (b) the delivery of the grantee’s personal recourse promissory note, (c) through the surrender of shares issuable upon exercise of the option (i.e., a net exercise), (d) through a broker-assisted cashless exercise, or (e) any combination of the above.
Options granted under the 2017 Plan will become exercisable at the rate specified by the Committee. Stock options granted under the 2017 Plan, whether incentive stock options or non-statutory options, generally expire 10 years from the date of grant, except that incentive stock options granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of our stock are not exercisable for longer than five years after the date of grant.
Stock Bonuses and Purchase Rights.   The 2017 Plan provides for shares of our Series B common stock to be awarded or provided as opportunities to purchase our Series B common stock to participants as an incentive for the performance of services for us or our affiliates. The Committee may determine the purchase price to be paid for such stock, if any, and other terms of such purchase or award.
Termination of Employment or Affiliation.   The 2017 Plan provides that if a grantee ceases to provide us with Continuous Service (as defined in the 2017 Plan) or an affiliate other than by reason of death or disability or termination for cause, the grantee may exercise any stock right held by him or her to the extent it could have been exercised on the date of termination until the stock right’s specified expiration date. In the event the grantee exercises any incentive stock option after the date that is three months following the date of termination, such incentive stock option will be converted into a non-statutory stock option. When a grantee’s Continuous Service ends for Cause (as defined in the 2017 Plan) then the grantee’s right to exercise a stock right ends immediately.

Death or Disability.   The 2017 Plan provides that if a grantee’s Continuous Service with us or an affiliate ends by reason of death, or if a grantee dies within three months of the date his or her Continuous Service ends, then the grantee’s estate, personal representative or beneficiary who acquired the stock right by will or by the laws of descent and distribution may exercise that stock right to the extent it could have been exercised on the date of the grantee’s death. Unless otherwise specified in the instrument granting the stock right, the acquirer of the stock right may exercise the stock right within one year after the date of the grantee’s termination or before the stock right’s specified expiration date, whichever is earlier.
The 2017 Plan provides that if a grantee ceases Continuous Service by reason of disability, he or she will have the right to exercise any stock right held by him or her to the extent it could have been exercised on the date of termination. Unless otherwise provided by the instrument granting the stock right, the grantee may exercise such stock right within one year after the date of termination or before the stock right’s specified expiration date, whichever is earlier.
Transferability.   Except for transfers made by will or the laws of descent and distribution, no incentive stock option shall be assignable or otherwise transferable by the holder of the stock right. During a recipient’s lifetime, an incentive stock option may be exercised only by him or her. Other stock rights may be transferred by the holder thereof to a “Permitted Transferee” (as defined in the 2017 Plan), or by will or the laws of descent and distribution. We are not required to recognize the rights of a Permitted Transferee until such time as we receive a copy of the assignment form the holder of the stock right.
Changes in Capitalization.   In the event of a change in the number of shares of our Series B common stock through stock split, reverse stock split, stock dividend, combination, consolidation, reclassification of Series B common stock or subdivision, then the number of shares deliverable upon the exercise of outstanding stock rights will be proportionately adjusted, and appropriate adjustments will be made in the purchase and/or exercise prices per share to reflect such occurrence. Additionally, in such an event, the aggregate number of stock rights that have been or subsequently may be granted under the 2017 Plan will also be appropriately adjusted.
Corporate Transactions.   The 2017 Plan provides that in the event of our merger, consolidation or other capital reorganization or business combination transaction with or into another corporation or the sale, transfer, or other disposition of all or substantially all of our assets, which we refer to as an “acquisition,” whereby the acquiring entity or our successor does not agree to assume the Stock Rights or substitute them with equivalent awards, then unless otherwise determined by the Committee, all outstanding Stock Rights will vest and will become immediately exercisable in full and, if not exercised on the closing of the acquisition, will terminate on such date.
In the event of our proposed dissolution or liquidation, each Stock Right will terminate immediately prior to the consummation of the proposed action, or at such other time and subject to such other conditions determined by the Committee.
Lock-up Agreement.   Each recipient of securities under the 2017 Plan agreed not to lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to the purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our Series B common stock or any securities convertible into or exercisable or exchangeable for our Series B common stock for a period of time up to but not exceeding 180 days from the ending date specified by us and such managing underwriter of the first firm commitment underwritten offering of our equity securities.
Termination or Amendment.   Our Board may amend, suspend or terminate the 2017 Plan. However, shareholder approval is required to increase the aggregate share limit, change the description of eligible recipients of incentive stock options, modify the requirements regarding the exercise price per share for incentive stock options, or extend the expiration date of the 2017 Plan.
The 2017 Plan will expire on May 11, 2027.

2019 Stock Plan
Our Board adopted the Fathom Holdings Inc. 2019 Omnibus Stock Incentive Plan (the “2019 Plan”) on August 6, 2019, and our shareholders approved the 2019 Plan on August 8, 2019. We adopted the 2019 Plan to promote the success and promote the growth of the market value of our common stock by linking the individual interests of employees, directors, and consultants, to those of our shareholders and by providing those individuals with an incentive. The 2019 Plan allows us the flexibility to motivate, attract, and retain the services of employees, directors, and consultants without impacting our liquidity or cash reserves.
Share Reserve.   As of March 31, 2020, 333,346 shares of our common stock pursuant to restricted stock awards, net of forfeitures, and common stock sold have been issued under the 2019 Plan and 727,433 shares of our common stock remain available for future stock right awards under the 2019 Plan.
Administration.   The 2019 Plan is administered by our Board or a committee designated by our Board. With respect to grants of awards to our officers or directors, the 2019 Plan is administered in a manner that permits such grants and related transactions to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We refer to our Board or the committee appointed to administer the 2019 Plan in this summary as the “plan administrator.” The plan administrator has the full authority to select recipients of the grants, determine the extent of the grants, establish additional terms, conditions, rules or procedures to accommodate rules or laws of applicable non-U.S. jurisdictions, adjust awards and to take any other action deemed appropriate; however, no action may be taken that is inconsistent with the terms of the 2019 Plan.
Available Shares.   Subject to adjustment upon certain corporate transactions or events, a maximum of 1,060,778 shares of our Common Stock may be issued under the 2019 Plan. Any shares covered by an award that is forfeited, canceled, or expires shall be deemed to have not been issued for purposes of determining the maximum aggregate number of shares which may be issued under the 2019 Plan. Shares that actually have been issued under the 2019 Plan pursuant to an award shall not be returned to the 2019 Plan and shall not become available for future issuance under the 2019 Plan, other than unvested shares that are forfeited or repurchased by us. In the event any option or other award granted under the 2019 Plan is exercised through the tendering of shares (either actually or through attestation), or in the event tax withholding obligations are satisfied by tendering or withholding shares, any shares so tendered or withheld are not again available for awards under the 2019 Plan. To the extent that cash is delivered in lieu of shares of Common Stock upon the exercise of a stock right, then we shall be deemed, for purposes of applying the limitation on the number of shares, to have issued the number of shares of Common Stock which we were entitled to issue upon such exercise. Shares of Common Stock we reacquire on the open market or otherwise using cash proceeds from the exercise of options shall not be available for awards under the 2019 Plan.
Eligibility and Types of Awards.   The 2019 Plan permits us to grant stock awards, including stock options, stock appreciation rights (“SARs”, restricted stock, restricted stock units (“RSUs”) and dividend equivalent rights to our employees, directors, and consultants.
Stock Options.   A stock option may be an incentive stock option within the meaning of, and qualifying under, Section 422 of the Code, or a non-statutory stock option. However, only our employees (or employees of our parent or subsidiaries, if any) may be granted incentive stock options. Incentive and non-statutory stock options are granted pursuant to option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2019 Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2019 Plan will become exercisable at the rate specified by the plan administrator.
The plan administrator determines the term of the stock options granted under the 2019 Plan, up to a maximum of 10 years, except in the case of certain incentive stock options, as described below. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the option holder may exercise any options otherwise exercisable as of the date of termination, but only during the post-termination exercise period designated in the option holder’s stock option award agreement. The option holder’s stock option award agreement may provide that upon the termination of the option holder’s relationship with us for cause, the option holder’s right to exercise his or her options shall terminate concurrently with the termination of the relationship. If an option holder’s service relationship with us, or any of our affiliates, ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or his or her estate or person who acquired the right to exercise the award by bequest or inheritance may exercise any vested options for a period of 12 months. The option term may be extended in the event that exercise of the option within the applicable time periods is prohibited by applicable securities laws or such longer period as specified in the stock option award agreement but in no event beyond the expiration of its term.
Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (a) cash or check, (b) delivery of a promissory note, (c) a broker-assisted cashless exercise, (d) the tender of common stock previously owned by the option holder, (e) a net exercise of the option, (f) past or future services rendered, (g) any combination of the foregoing methods of payment, and (h) any other form of consideration permitted by the plan administrator.
Unless the plan administrator provides otherwise, awards generally are not transferable, except by will or the laws of descent and distribution.
To the extent that the aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to which incentive stock options are exercisable for the first time by an option holder during any calendar year under any of our equity plans exceeds $100,000, such options will not qualify as incentive stock options. A stock option granted to any employee who, at the time of the grant, owns or is deemed to own stock representing more than 10% of the voting power of all classes of stock may not be an incentive stock option unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (b) the term of the incentive stock option does not exceed five years from the date of grant.
Stock Appreciation Rights.   SARs may be granted under the 2019 Plan either concurrently with the grant of an option or alone, without reference to any related stock option. The plan administrator determines both the number of shares of Common Stock related to each SAR and the exercise price for a SAR, within the terms and conditions of the 2019 Plan, provided that the exercise price of a SAR cannot be less than 100% of the fair market value of the Common Stock subject thereto on the date of grant. In the case of a SAR granted concurrently with a stock option, the number of shares of Common Stock to which the SAR relates will be reduced in the same proportion that the holder of the stock option exercises the related option.
The plan administrator determines whether to deliver cash in lieu of shares of Common Stock upon the exercise of a SAR. If Common Stock is issued, the number of shares of Common Stock that will be issued upon the exercise of a SAR is determined by dividing (a) the number of shares of Common Stock as to which the SAR is exercised multiplied by the amount of the appreciation in such shares, by (b) the fair market value of a share of Common Stock on the exercise date.
If the plan administrator elects to pay the holder of the SAR cash in lieu of shares of common stock, the holder of the SAR will receive cash equal to the fair market value on the exercise date of any or all of the shares that would otherwise be issuable.
The exercise of a SAR related to a stock option is permissible only to the extent that the stock option is exercisable under the terms of the 2019 Plan on the date of surrender. Any incentive stock option surrendered will be deemed to have been converted into a non-statutory stock option immediately prior to such surrender.
Restricted Stock.   Restricted stock awards are awards of shares of our Common Stock that are subject to established terms and conditions. The plan administrator sets the terms of the restricted stock awards, including the size of the restricted stock award, the price (if any) to be paid by the recipient and the vesting schedule and criteria (which may include continued service to us for a period of time or the achievement of performance criteria). If a recipient’s service terminates before the restricted stock is fully vested, all of the unvested shares generally will be forfeited to, or repurchased by, us.

Restricted Stock Units.   An RSU is a right to receive stock, cash equal to the value of a share of stock or other securities or a combination of the three at the end of a set period or the attainment of performance criteria. No stock is issued at the time of grant. The plan administrator sets the terms of the RSU award, including the size of the RSU award, the consideration (if any) to be paid by the recipient, vesting schedule, and criteria and form (stock or cash) in which the award will be settled. If a recipient’s service terminates before the RSU is fully vested, the unvested portion of the RSU award generally will be forfeited to us.
Dividend Equivalent Rights.   Dividend equivalent rights entitle the recipient to compensation measured by dividends paid with respect to a specified number of shares of common stock.
Performance-Based Compensation.   The 2019 Plan outlines our procedures for grants of performance-based awards under the plan, meaning awards structured so that they will vest only upon the achievement of performance criteria established by the plan administrator for a specified performance period. The plan administrator will establish the performance goals before the 90th day of the applicable performance period (or, if the performance period is less than a year, no later than the number of days which is equal to 25% of the performance period).
The business measures that may be used to establish the performance criteria may include one of, or combination of, the following:
•
net earnings or net income (before or after taxes);

•
earnings per share;

•
net sales growth;

•
net operating profit;

•
return measures (including, but not limited to, return on assets, capital, equity, or sales);

•
cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•
cash flow per share;

•
earnings before or after taxes, interest, depreciation, and/or amortization;

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gross or operating margins;

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productivity ratios;

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share price (including, but not limited to, growth measures and total shareholder return);

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expense targets or ratios;

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charge-off levels;

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improvement in or attainment of revenue levels;

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margins;

•
operating efficiency;

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operating expenses;

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economic value added;

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improvement in or attainment of expense levels;

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improvement in or attainment of working capital levels;

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debt reduction;

•
capital targets; and

•
consummation of acquisitions, dispositions, projects or other specific events or transactions.

Transferability of Awards.   Unless the plan administrator determines otherwise, no award may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. A recipient of an award may designate one or more beneficiaries of the award in the event of the recipient’s death.
Changes in Capitalization.   In the event of a change in the number of shares of our common stock through stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, then the number of shares covered by each outstanding award and the number of shares which have been authorized for issuance under the 2019 Plan but have not yet been granted or have been returned to the 2019 Plan, will be proportionately adjusted, and appropriate adjustments will be made in the purchase and/or exercise prices per share.
Corporate Transactions.   Effective upon the consummation of a corporate transaction, all outstanding awards under the 2019 Plan will terminate unless they are assumed in connection with the corporate transaction.
The plan administrator has the authority, exercisable either in advance of any actual or anticipated corporate transaction or at the time of an actual corporate transaction, and exercisable at the time of the grant of an award under the 2019 Plan or any time while an award remains outstanding, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested awards under the 2019 Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such awards in connection with a corporate transaction on such terms and conditions as the plan administrator may specify. The plan administrator may also condition any such award’s vesting and exercisability or release from such limitations upon the subsequent termination of the continuous service of the holder of the award within a specified period following the effective date of the corporate transaction. The plan administrator may provide that any awards so vested or released from such limitations in connection with a corporate transaction shall remain fully exercisable until the expiration or sooner termination of the award.
Amendment and Termination.   Our Board generally may amend, suspend, or terminate the 2019 Plan. However, our Board may not make certain amendments to the 2019 Plan without shareholder approval, such as an increase in the number of shares reserved under the 2019 Plan, modifications to the provisions of the 2019 Plan regarding the grant of incentive stock options, modifications to the provisions of the 2019 Plan regarding the exercise prices at which shares may be offered pursuant to options, extension of the 2019 Plan’s expiration date and certain modifications to awards, such as reducing the exercise price per share, canceling and regranting new awards with lower prices per share than the original prices per share of the canceled awards, or canceling any awards in exchange for cash or the grant of replacement awards with an exercise price that is less than the exercise price of the original awards.
The 2019 Plan will expire on August 8, 2029.
Non-Employee Director Compensation
The following table sets forth information regarding the total compensation paid to our current non-employee directors during 2019 for their service on our Board.Our directors who are employed by us do not receive any additional compensation for serving on our Board, and our non-employee directors will not receive compensation following the registration of the shares of our common stock, except as described below.
Effective March 12, 2020, our board of directors has approved a compensation policy for our non-employee directors effective for the 2020 fiscal year. Each non-employee director will receive an annual retainer of $15,000 per year in cash compensation, as well as $30,000 in one-year time-vesting stock options. In addition, we will pay the Audit and Compensation Committee chairs the following cash and equity fees for each quarter they serve in such position:
Compensation Committee Chair
•
$10,000 per year in cash, paid quarterly; and

•
$25,000 in one-year time-vesting stock options.

Audit Committee Chair
•
$20,000 per year in cash, paid quarterly; and

•
$30,000 in one-year time-vesting stock options.

We will cover the travel costs for Board members to attend four in-person Board meetings a year, or any additional in-person Board meetings duly called by the Chairman of the Board.
Name	Fees earned or paid in cash ($)	Option awards ($)(1)	All other compensation ($)	Total ($)
Chris Bennett	$3,750	$25,000	—	$28,750
Jeffrey H. Coats	$18,750	$40,000	—	$58,750
Hoshi Printer(2)	$30,000	$40,000	—	$70,000
David C. Hood	$15,000	$40,000	—	$55,000
Glenn Sampson	$3,750	$25,000	—	$28,750
Jennifer Venable	$3,750	$25,000	—	$28,750

(1)
The amounts shown in this column represent the aggregate grant date fair value of stock options computed in accordance with ASC 718, Compensation — Stock Compensation. The amount represents the grant date fair value of the stock options granted.

(2)
From April 16, 2019 to May 10, 2019, Mr. Printer served as a member of our Board, as Chair of the Audit Committee, and a member of the Compensation Committee. During the term of his Board service, Mr. Printer received 8,486 option awards with an exercise price of $4.71 per share , which had a fair value equal to $40,000. Upon his resignation from the Board, Mr. Printer forfeited half of these option awards and half became immediately vested. In addition to this, upon his resignation from the Board, Mr. Printer received $30,000 in cash compensation.

TRANSACTIONS WITH RELATED PERSONS
Set forth below is a description of certain relationships and related person transactions since January 1, 2017 between us or our subsidiaries, and our directors, executive officers and holders of more than 5% of our voting securities that involve the lower of $120,000 or 1% of the average of total assets in the last two fiscal years. We believe that all of the following transactions were entered into with terms as favorable as could have been obtained from unaffiliated third parties.
IntelliAgent, LLC
IntelliAgent is currently our direct, wholly-owned subsidiary. Prior to August 31, 2018, IntelliAgent was owned equally by Joshua Harley and Marco Fregenal, who are officers, directors and shareholders of our company. On August 31, 2018, we entered into a Contribution and Exchange Agreement with the owners of IntelliAgent, where the owners of IntelliAgent contributed all of their ownership interests in IntelliAgent to us in exchange for shares of our common stock. For their interest in IntelliAgent, each of the members of IntelliAgent ultimately received 3,151,325 shares of our common stock (which ultimately was exchanged for 6,302,650 shares of our common stock during the Exchange Transactions).
Hometown Heroes Holdings, LLC
Hometown Heroes Holdings, LLC (“HTH”) is a real estate portal that generates real estate leads. HTH is fully-owned by Joshua Harley, Marco Fregenal, and Glenn Sampson. Messrs. Harley and Fregenal currently serve as our officers and all three individuals are directors and shareholders of our company.
During the period between September 2013 through March 2019, we loaned a total of $609,408 to HTH.
HTH paid the full balance of its loan in July of 2019. As of July 31, 2019, the loan balance was zero.
We also contract with HTH for its generated real estate leads. For the year ended December 31, 2019, we owed HTH a total of $23,658 for these leads. As of the quarter ended March 31, 2020, we owed HTH a total of $25,102 for these leads.
On Target Transactions LLC
On Target Transactions LLC (“On Target”) is a transaction management company for real estate agents. Messrs. Harley and Fregenal, who are officers, directors and shareholders of our company, own a total of 60% of On Target.
During the period between October 2017 through June 2019, we loaned $94,568 to On Target. As of the quarter ended March 31, 2020, the loan to On Target totaled $1,466.

PRINCIPAL AND SELLING SHAREHOLDERS
The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of June 26, 2020, and immediately after completion of this offering, for:
•
each of our named executive officers;

•
each of our directors;

•
all our current executive officers and directors as a group;

•
our selling shareholder; and

•
each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

For purposes of the table below, the column entitled “Shares Beneficially Owned Before the Offering” is based on a total of 10,214,622 shares of our common stock outstanding as of June 26, 2020, which gives effect to our reverse stock split on a 4.71352 for 1 share basis to be effective immediately prior to the consummation of this offering. The column entitled “Shares Beneficially Owned after the Offering—No Exercise of Underwriters’ Option” is based on 12,714,622 shares of our common stock outstanding after this offering, including the 2,500,000 shares of our common stock that we are selling in this offering and assumes no exercise of the underwriters’ option. The column entitled “Shares Beneficially Owned after the Offering—Full Exercise of Underwriters’ Option” is based on 12,902,122 shares of our common stock outstanding after this offering, including the shares of our common stock that we are selling in this offering and assumes the exercise in full of the underwriter’s option.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of June 26, 2020, pursuant to the exercise of options, warrants or other rights, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The underwriters have an option to purchase up to 187,500 additional shares of our common stock from us and up to 187,500 additional shares of our common stock from the selling shareholders to cover overallotments.
The shares of the selling shareholder will not be sold in the event the underwriter fails to exercise its option to purchase additional shares, in which case the shares will be sold as part of the over-allotment.
Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. The business address of each person below is 211 New Edition Court, Suite 211, Cary, North Carolina, 27511, unless otherwise indicated below.

			No Exercise of Underwriters’ Option			Full Exercise of Underwriters’ Option
	Shares Beneficially Owned before the Offering		Shares Offered Hereby	Shares Beneficially Owned after the Offering		Shares Offered Hereby	Shares Beneficially Owned after the Offering
Name of Beneficial Owner	Number	Percent(1)		Number	Percent(1)		Number	Percent(1)
Directors and Named Executive Officers:
Joshua Harley	4,995,459(2)	48.9%	—	4,995,459(2)	39.3%	—	4,995,459(2)	38.7%
Marco Fregenal	1,488,635	14.6%	—	1,488,635	11.7%	—	1,488,635	11.5%
Samantha Giuggio	31,350(3)	*	—	31,350(3)	*	—	31,350(3)	*
Christopher Bennett	5,304(4)	*	—	5,304(4)	*	—	5,304(4)	*
Jeffrey H. Coats	8,486(4)	*	—	8,486(4)	*	—	8,486(4)	*
David C. Hood	8,486(4)	*	—	8,486(4)	*	—	8,486(4)	*
Glenn Sampson	2,356,834(5)	23.1%	—	2,356,834(5)	18.5%	(187,500)	2,169,334(5)	16.8%
Jennifer B. Venable	5,304(4)	*	—	5,304(4)	*	—	5,304(4)	*
All directors and executive officers as a group (8 individuals)	8,899,858	86.8%	—	8,899,858	69.8%	—	8,712,358	67.4%

*
Less than 1%.

(1)
The calculation of the percentage of beneficial ownership and by each individual and the group is based on the sum of (i) a total of 10,214,622 shares of common stock outstanding as of June 26, 2020, and (ii) options to purchase shares of common stock which are exercisable as of or within 60 days of June 26,2020.

(2)
Includes an aggregate of 742,545 shares held by three trusts for which Mr. Harley serves as a trustee and one of which he is a beneficiary, and 5,304 held for the benefit of a stepchild.

(3)
Includes 4,831 shares owned by Ms. Giuggio’s husband.

(4)
Consists of an option to purchase the shares of common stock that vests in full within 60 days of June 26, 2020.

(5)
Includes an option to purchase 5,304 shares of common stock that vests in full within 60 days of June 26, 2020.

DESCRIPTION OF CAPITAL STOCK
The following description summarizes the material terms of our capital stock as of the date of this prospectus. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our Restated Articles of Incorporation and our Amended and Restated Bylaws, and to the provisions of applicable North Carolina law.
General
Our authorized capital stock consists of 100,000,000 shares of common stock with no par value, of which 10,223,168 shares were issued and outstanding as of March 31, 2020. Our common stock may be issued from time to time without prior approval by our shareholders. Our common stock may be issued for such consideration as may be fixed from time to time by our Board.
Common Stock
Our company, a North Carolina corporation, is authorized to issue 100,000,000 shares of common stock with no par value per share. Each share of common stock shall have one vote per share for all purposes. The holders of a majority of the shares entitled to vote, present in person or represented by proxy shall constitute a quorum at all meetings of our shareholders. Our common stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of our Board. In the event of a liquidation, dissolution or winding up of our Company, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities.
Holders of common stock are entitled to receive ratably such dividends as may be declared by our Board out of funds legally available therefor as well as any distributions to the security holder. We have never paid cash dividends on our common stock, and do not expect to pay such dividends in the foreseeable future.
Options
As of March 31, 2020, we had outstanding options to purchase an aggregate of 37,130 shares of our common stock, with a weighted average exercise price of $4.71 per share, under our 2017 Stock Plan.
Charter, Bylaw and Statutory Provisions Having Potential “Anti-takeover” Effects
The following paragraphs summarize certain provisions of our articles of incorporation, bylaws and North Carolina law that may have the effect, or be used as a means, of delaying or preventing attempts to acquire us take control of our company, or to remove or replace incumbent directors, that are not first approved by our Board, even if those proposed actions are favored by our shareholders.
•
Authorized Shares.   Our amended and restated articles of incorporation currently authorize the issuance of 100,000,000 shares of common stock. Our Board is authorized to approve the issuance of shares of our common stock from time to time. This provision gives our Board flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and grants of stock options. However, our Board’s authority also could be used, consistent with our Board’s fiduciary duty, to deter future attempts to gain control of the Company by issuing additional common stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks to gain control.

•
Advance Notice of Director Nominations.   Our amended and restated bylaws provide for advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors. Pursuant to these provisions, to be timely, a shareholder’s notice must meet certain requirements with respect to its content and be received at our principal executive offices, addressed to the secretary of our Company, within the proscribed time periods. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•
Special Meetings of Shareholders.   Our bylaws provide that special meetings of our shareholders may be called only by or at the direction of (a) our Board, (b) the Chairman of our Board, or (c) our President of the Company or (d) shareholders holding a majority of outstanding common stock.

•
Amendment of Bylaws.   Subject to certain limitations under North Carolina law, our bylaws may be amended or repealed by either our Board or our shareholders. Therefore, our Board is authorized to amend or repeal bylaws without the approval of our shareholders. However, a bylaw adopted, amended or repealed by our shareholders might not be readopted, amended or repealed by our Board alone unless our articles of incorporation or a bylaw adopted by our shareholders authorizes our Board to adopt, amend or repeal that particular bylaw or the bylaws generally.

•
Action by Written Consent.   For so long as Mr. Harley beneficially owns a majority of the Company’s outstanding common stock, under our restated articles of incorporation, any action required or permitted to be taken at a meeting of our shareholders may be taken without a meeting by written consent of a majority of our shareholders. After Mr. Harley beneficially owns less than a majority of our outstanding stock, no action by written consent of our shareholders can be taken without a meeting.

Choice of Forum
Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, North Carolina state court is, to the fullest extent permitted by law, the sole and exclusive forum for:
•
any derivative action or proceeding brought on behalf of the Company;

•
any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s shareholders;

•
any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the North Carolina Business Corporation Act or the Company’s articles of incorporation or bylaws (as either may be amended from time to time); or

•
any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine.

The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our bylaws to be inapplicable or unenforceable in such action. These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act, Securities Act or any other claim for which the federal courts have exclusive or concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our shareholders will not be deemed to have waived our compliance with these laws, rules and regulations.
This provision of our bylaws could have the effect of discouraging others from attempting hostile takeovers and may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.
Trading Market
We intend to list the shares on The NASDAQ Capital Market or the NYSE MKT under the symbol “FTHM”.
Transfer Agent
The transfer agent of our common stock is Continental Stock Transfer & Trust Company. Their address is 1 State Street Plaza, 30th Floor, New York, NY 10004.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our common stock. Future sales of our common stock in the public market or the perception that sales may occur, could materially adversely affect the prevailing market price of our common stock at such time and our ability to raise equity capital in the future.
Sale of Restricted Securities
Upon consummation of this offering, we will have 12,723,168 shares of our common stock outstanding (or 12,910,668 shares, if the underwriters exercise their option to purchase additional shares in full). Of these shares, the 2,500,000 shares sold in this offering (or 2,687,500 shares, if the underwriters exercise their option to purchase additional shares in full) will be freely tradable without further restriction or registration under the Securities Act, except that any shares purchased by our affiliates may generally only be sold in compliance with Rule 144, which is described below. Of the remaining outstanding shares, 1,305,277 shares will be freely tradable shares under Rule 144 that are not subject to a lock-up, 8,917,891 shares may be sold upon expiration of lock-up agreements 180 days after the date of this offering (subject in some cases to volume limitations).
Lock-Up Arrangements and Registration Rights
In connection with this offering, we, each of our directors, executive officers and certain shareholders, will enter into lock-up agreements described under “Underwriting” that restrict the sale of our securities for up to 180 days after the date of this prospectus, subject to certain exceptions or an extension in certain circumstances.
Following the lock-up periods described above, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.
Rule 144
The shares of our common stock sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any shares of our common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:
•
one percent of the total number of shares of our common stock outstanding; or

•
the average weekly reported trading volume of our common stock for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner of sale provisions, a six-month holding period requirement, notice requirements and the availability of current public information about us.
Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.
Rule 701
Rule 701 generally allows a shareholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of the Company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of the Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.
Additional Registration Statements
Following the completion of this registration, we intend to file a registration statement on Form S-8 under the Securities Act to register up to 7,106,624 shares of common stock, in the aggregate, (i) issuable under our 2017 Stock Plan, as amended, (ii) issuable under the 2019 Omnibus Stock Incentive Plan, and (iii) subject to outstanding stock options. Equity issued under our agent equity ownership program will be issued under our stock plans and therefore will be registered pursuant to a registration statement on Form S-8. The registration statement on Form S-8 will become effective automatically upon filing. Common stock issued upon exercise of a share option or settlement of a RSU and registered pursuant to the Form S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
FOR NON-U.S. HOLDERS OF OUR COMMON STOCK
The following is a general discussion of material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders (as defined below) who acquire such shares in this offering and hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).
For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:
•
an individual citizen or resident of the United States;

•
a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial opinions, published positions of the IRS and other applicable authorities, each as of the date hereof. All of these authorities are subject to change and differing interpretations, possibly with retroactive effect, and any such change or differing interpretation could result in U.S. federal income tax consequences different from those discussed below. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of such non-U.S. holder’s individual circumstances. This discussion might not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, insurance companies, tax-exempt organizations, financial institutions, agents or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” partnerships (or other entities or arrangements treated as partnerships) for U.S. federal income tax purposes or other “flow-through” entities or investors therein, non-U.S. holders that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, and certain U.S. expatriates). This discussion also does not address any considerations under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or non-U.S. tax laws. In addition, this discussion does not address any considerations with respect to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder, any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement). Prospective investors should consult with their own tax advisors as to the particular tax consequences to them of the ownership and disposition of shares of our common stock, including with respect to the applicability and effect of any U.S. federal, state, local or non-U.S. income tax laws or any tax treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Persons who are, for U.S. federal income tax purposes, treated as partners in a partnership holding our common stock should consult their tax advisor as to the particular U.S. federal income tax consequences applicable to them.
THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES

TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING WITH RESPECT TO THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. INCOME AND OTHER TAX LAWS.
Dividends
In general, subject to the discussion below regarding “effectively connected” dividends, any distribution we make to a non-U.S. holder with respect to shares of our common stock that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for an exemption from, or reduced rate of, such withholding tax under an applicable tax treaty and the non-U.S. holder provides proper certification of its eligibility for such exemption or reduced rate. A distribution with respect to shares of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such stock.
Dividends we pay to a non-U.S. holder that are effectively connected with the conduct of a trade or business by such non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment of such non-U.S. holder in the United States) will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such “effectively connected” dividends received by a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).
Gain on Sale or Other Disposition of Common Stock
In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our common stock unless:
•
the gain is effectively connected with a trade or business conducted by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder in the United States);

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the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

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we are or have been a U.S. real property holding corporation (which we refer to as an “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of such disposition or such non-U.S. holder’s holding period of such shares of our common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates, generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. If the non-U.S. holder is a foreign corporation for U.S. federal income tax purposes, the branch profits tax described above also may apply to such effectively connected gain.
Gain described in the second bullet point above generally will be subject to a flat 30% tax, which gain may be offset by U.S. source capital losses, if any, of the non-U.S. holder.
We believe we are not, and do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. However, no assurance can be given that we are not or will not become a USRPHC. If we were or were to become a USRPHC, however, any gain recognized on a sale or other disposition of our common stock by a non-U.S. holder that did not own (directly, indirectly or constructively) more than 5% of our common stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).

Backup Withholding, Information Reporting and Other Reporting Requirements
We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of any such information returns may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.
A non-U.S. holder will generally be subject to backup withholding (currently at a rate of 24%) on dividends paid with respect to such non-U.S. holder’s shares of our common stock unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).
Information reporting and backup withholding generally is not required with respect to any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the IRS, and may also be required to backup withhold on such proceeds unless such non-U.S. holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a non-U.S. holder sells its shares of our common stock through a foreign broker with certain specified connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

UNDERWRITING
We have entered into an underwriting agreement with Roth Capital Partners, LLC, or Roth Capital, in connection with this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus, the number of shares of common stock set forth below:
Underwriter	Number of Shares
Roth Capital Partners, LLC
Total
The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.
We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to any payments the underwriter is required to make in respect thereof.
We have granted the underwriter an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriter to purchase up to an aggregate of 375,000 additional shares of common stock (equal to 15% of the common stock sold in this offering) at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriter exercises this option in whole or in part, then the underwriter will be committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of common stock.
Discounts, Commissions and Reimbursement
The underwriter has advised us that the underwriter proposes to offer the shares of common stock to the public at the initial public offering price per share set forth on the cover page of this prospectus. The underwriter may offer shares to securities dealers at that price less a concession of not more than $      per share of which up to $      per share may be reallowed to other dealers. After the initial offering to the public, the public offering price and other selling terms may be changed by the underwriter.
The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriter of its over-allotment option:
Total
	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have also agreed to reimburse certain expenses of the underwriter relating to this offering as set forth in the underwriting agreement, including the fees and expenses of the underwriter’s legal counsel, and expenses associated with the review of this offering by FINRA. However, the maximum amount we have agreed to reimburse the underwriter for their accountable expenses will not exceed $      .
We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $      .
Underwriter Warrants
Upon the closing of this offering, we have agreed to issue to the underwriter warrants, or the underwriter warrants, to purchase a number of shares of common stock equal to up to 7% of the total shares sold in the initial closing of this public offering. The underwriter warrants will be exercisable at a per share exercise price equal to 110% of the public offering price per share of common stock sold in this offering. The underwriter warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-1∕2-year period commencing six months after the effective date of the registration statement related to this offering.
The underwriter warrants and the shares of common stock underlying the underwriter warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriter, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the underwriter warrants or the securities underlying the underwriter warrants, nor will the underwriter engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the underwriter warrants or the underlying shares for a period of 180 days from the effective date of the registration statement. Additionally, the underwriter warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in this offering and their bona fide officers or partners. The underwriter warrants will provide for adjustment in the number and price of the underwriter warrants and the shares of common stock underlying such underwriter warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.
Right of First Refusal
Until twelve (12) months from the closing of this offering, the underwriter shall have an irrevocable right of first refusal to act as placement agent or underwriter, at the underwriter’s sole discretion, for any public equity, equity-linked or debt securities offering for our company, or any successor to or any subsidiary of ours, on customary terms. The underwriter will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.
Discretionary Accounts
The underwriter does not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.
Lock-Up Agreements
We, each of our directors, officers and certain of our stockholders, have agreed for a period of (i) 180 days after the date of this prospectus in the case of our directors and officers and (ii) 180 days after the date of this prospectus in the case of our company, without the prior written consent of the underwriter, not to directly or indirectly:
•
issue (in the case of us), offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of our shares of capital stock or any securities convertible into or exercisable or exchangeable for our shares of capital stock; or

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in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

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complete any offering of our debt securities, other than entering into a line of credit, term loan arrangement or other debt instrument with a traditional bank; or

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enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise;

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sell, agree to sell, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, borrow or otherwise dispose of our securities;

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establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act) with respect to any of our securities;

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make any demand for or exercise any right with respect to, the registration of any of our securities;

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otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of our securities, whether or not such transaction is to be settled by delivery of our securities, other securities, cash or other consideration; or

•
publicly announce an intention to do any of the foregoing.

Electronic Offer, Sale and Distribution of Securities
A prospectus in electronic format may be made available on the websites maintained by the underwriter or selling group members. The underwriter may agree to allocate a number of securities to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.
Stabilization
In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.
Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while this offering is in progress.
Over-allotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.
Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which it may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in this offering.
Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.
These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter makes any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Other Relationships
The underwriter and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.
Offer restrictions outside the United States
Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Australia
This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.
China
The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”
European Economic Area — Belgium, Germany, Luxembourg and Netherlands
The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.
An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:
•
to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

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to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•
to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining our prior consent or any underwriter for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

France
This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.
This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.
Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.
Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.
Ireland
The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.
Israel
The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy
The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:
•
to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•
in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:
•
made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•
in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.
Japan
The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.
Portugal
This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Sweden
This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Switzerland
The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).
This document is personal to the recipient only and not for general circulation in Switzerland.
United Arab Emirates
Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. We may not render services relating to the securities within the United Arab Emirates, including the receipt of applications and/or the allotment or redemption of such shares.
No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.
United Kingdom
Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.
Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply us.
In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated

(together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina. Certain legal matters in connection with the offering will be passed upon for the underwriters by Pryor Cashman LLP, New York, New York.
EXPERTS
The financial statements as of December 31, 2018 and 2019 and for each of the two years in the period ended December 31, 2019 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement.
When we complete this offering, we will be subject to the reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You, will be able to read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at http://www.fathomrealty.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 211 New Edition Court, Suite 211, Cary, North Carolina, 27511 or (888)-455-6040.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Fathom Holdings Inc.
(Formerly known as Fathom Realty Holdings, LLC)

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
Fathom Holdings Inc.
Cary, North Carolina
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Fathom Holdings Inc. (formerly known as Fathom Realty Holdings, LLC) (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, LLP
We have served as the Company’s auditor since 2018.
Raleigh, North Carolina
June 15, 2020, except for the paragraphs discussing the reverse stock split in Note 13, as to which the date is July 13, 2020

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
CONSOLIDATED BALANCE SHEETS
	December 31,
	2018	2019
ASSETS
Current assets:
Cash and cash equivalents	$1,008,538	$579,416
Accounts receivable	1,494,580	304,769
Agent annual fee receivable, net of allowance of $138,030 and $349,420	322,070	356,131
Due from affiliates	668,597	2,561
Prepaid and other current assets	81,915	411,202
Total current assets	3,575,700	1,654,079
Property and equipment, net	90,619	105,972
Capitalized software, net	167,820	464,842
Lease right of use assets	—	265,140
Total assets	$3,834,139	$2,490,033
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$3,023,045	$2,806,228
Due to affiliates	10,064	23,658
Loan payable – current portion	16,800	17,095
Lease liability – current portion	—	89,566
Total current liabilities	3,049,909	2,936,547
Loan payable, net of current portion	52,188	35,093
Note payable	500,000	500,000
Lease liability, net of current portion	—	177,578
Total liabilities	3,602,097	3,649,218
Commitments and contingencies
Stockholders’ Equity (Deficit):
Common stock, $0.00 par value, 100,000,000 authorized and 9,440,061 and 10,211,658 issued and outstanding as of December 31, 2018 and December 31, 2019	—	—
Additional paid-in capital	2,287,312	4,988,382
Accumulated deficit	(2,055,270)	(6,147,567)
Total stockholders’ equity (deficit)	232,042	(1,159,185)
Total liabilities and stockholders’ equity	$3,834,139	$2,490,033

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
	Years ended December 31,
	2018	2019
Revenue	$77,305,562	$109,621,943
Cost of revenue	73,436,660	103,672,899
Gross profit	3,868,902	5,949,044
General and administrative	5,130,920	9,599,050
Marketing	255,090	340,582
Total operating expenses	5,386,010	9,939,632
Loss from operations	(1,517,108)	(3,990,588)
Other expense, net
Interest expense, net	102,123	109,709
Other expense	16,819	—
Other expense, net	118,942	109,709
Loss from operations before income taxes	(1,636,050)	(4,100,297)
Income tax (expense) benefit	(27,155)	8,000
Net loss	$(1,663,205)	$(4,092,297)
Net loss per share
Basic and Diluted	$(0.20)	$(0.42)
Weighted average common shares outstanding
Basic and Diluted	8,264,547	9,804,988

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
	Fathom Realty Holdings, LLC	Fathom Realty Group, Inc.
		Common Stock and capital in excess of par		Fathom Holdings Inc.
	Members’ equity		Retained earnings	Series A Shares	Common Stock	Par Value	APIC	Accumulated deficit	Total
Balance at December 31, 2017	$(179,213)	$—	$256,364	85,000,000	—	$—	$—	$(75,431)	$1,720
Cancellation of Series A	—	—	—	(85,000,000)	—	—	—	—	—
Exchange agreement Fathom Realty Group, Inc.	325,447	—	(325,447)	—	—	—	—	—	—
Purchase of membership units Fathom Realty Holdings , LLC	(70,000)	—	—	—	—	—	—	—	(70,000)
Issuance of common shares for Intelliagent, LLC (related party)	—	—	—	—	1,337,143	—	174	—	174
Issuance of common shares for Fathom Realty Holdings, LLC	(323,785)	—	—	—	7,679,472	—	323,785	—	—
Issuance of common stock	—	—	—	—	364,399	—	1,710,000	—	1,710,000
Share based compensation	—	—	—	—	59,047	—	253,353	—	253,353
Net income (loss)	247,551	—	69,083	—	—	—	—	(1,979,839)	(1,663,205)
Balance at December 31, 2018	—	—	—	—	9,440,061	—	2,287,312	(2,055,270)	232,042
Issuance of common stock, net	—	—	—	—	216,194	—	1,071,466	—	1,071,466
Share-based compensation	—	—	—	—	555,403	—	1,629,604	—	1,629,604
Net loss	—	—	—	—	—	—	—	(4,092,297)	(4,092,297)
Balance at December 31, 2019	$—	$—	$—	—	10,211,658	$—	$4,988,382	$(6,147,567)	$(1,159,185)

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years ended December 31,
	2018	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,663,205)	$(4,092,297)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	23,400	60,441
Bad debt expense	111,467	211,390
Share-based compensation	253,353	1,629,604
Change in operating assets and liabilities:
Accounts receivable	(134,223)	1,189,811
Agent annual fees receivable	(88,654)	(245,451)
Due from affiliates	(72,191)	666,036
Prepaid and other assets	(4,127)	(329,287)
Accounts payable and accrued liabilities	885,008	(216,817)
Operating lease right of use assets	—	(3,326)
Operating lease liabilities	—	5,330
Due to affiliates	(1)	13,594
Net cash used in operating activities	(689,173)	(1,110,972)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(12,397)	(41,336)
Purchase of capitalized software	(167,820)	(331,480)
Net cash used in investing activities	(180,217)	(372,816)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on loan payable	(16,510)	(16,800)
Proceeds from issuance of common stock	1,710,000	1,071,466
Proceeds from note payable	500,000	—
Payments on note payable	(400,000)	—
Purchase of Fathom Realty Holdings, LLC membership interest	(70,000)	—
Net cash provided by financing activities	1,723,490	1,054,666
Net increase (decrease) in cash and cash equivalents	854,100	(429,122)
Cash and cash equivalents at beginning of period	154,438	1,008,538
Cash and cash equivalents at end of period	$1,008,538	$579,416
Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$102,151	$109,856
Income taxes paid	$12,505	$1,250
Issuance of non-voting units for Fathom Realty Group Inc.	$325,447	$—
Issuance of common stock for Fathom Realty Holdings LLC	$323,785	$—
Right of use assets obtained in exchange for lease liabilities	$—	$261,814

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1.   Description of Business and Nature of Operations
Fathom Holdings Inc. (“Fathom Holdings,” and collectively with its consolidated subsidiaries and affiliates, the “Company”) is a cloud-based, technology-driven platform-as-a-service company, working with agents, to help individuals purchase and sell residential properties primarily in the South, Atlantic, Southwest and Western parts of the United States. The Company has operations located in multiple states nationwide. The Company is engaged by its customers to assist with buying, selling, or leasing property. In exchange for its services, the Company is compensated by commission income earned upon closing of the sale of a property or execution of a lease. Typically, within the brokerage industry, all brokers involved in a sale are compensated based on commission rates negotiated in a listing agreement. Agents on the “buy” and “sell” sides of each transaction share the total commission identified in the listing agreement. The Company may provide services to the buyer, seller, or both parties to a transaction. When the Company provides services to the seller in a transaction, it recognizes revenue for its portion of the commission, which is calculated as the sales price multiplied by the commission rate less the commission separately distributed to the buyer’s agent, or the “sell” side portion of the commission. When the Company provides services to the buyer in a transaction, the Company recognizes revenue in an amount equal to the sales price for the property multiplied by the commission rate for the “buy” side of the transaction. In instances in which the Company represents both the buyer and the seller in a transaction, it recognizes the full commission on the transaction. The Company operates as one operating and reporting segment.
Fathom Realty Holdings, LLC, a Texas limited liability company (“Fathom Realty”), is a wholly owned subsidiary of Fathom Holdings that was formed on April 11, 2011 and is headquartered in Cary, North Carolina. Fathom Realty owns 100% of 24 subsidiaries, each an LLC representing the state in which the entity operates in (e.g. Fathom Realty NJ, LLC).
Fathom Realty Group, Inc. (“Fathom Group”), is an S-Corporation formed in Texas on April 14, 2011. Fathom Group functions in a manner similar to Fathom Realty subsidiaries (i.e. representing Fathom Holdings’ business interests in California). Fathom Realty Group, Inc. is a wholly-owned subsidiary of Fathom Realty Holdings, LLC.
Fathom Holdings Inc. (together with its consolidated subsidiaries, “Fathom”, “we”, “our”, “us”, or “the Company”) was incorporated in North Carolina on May 5, 2017 as “Fathom Ventures, Inc.” On September 4, 2018, we filed Articles of Amendment to our Articles of Incorporation changing the name of the corporation and amending the number of authorized shares to 185,000,000 shares, no par value per share, all of one class designated Common Stock (85,000,000 of which were designated as Series A Common Stock and 100,000,000 of which were designated as Series B Common Stock).
Beginning in August 2018, the Company effected a corporate reorganization (the “Reorganization”), whereby the former members of our direct, wholly-owned subsidiary, Fathom Realty Holdings, LLC, a Texas limited liability company, contributed all of their ownership interests in Fathom Realty Holdings, LLC to Fathom Holdings, Inc. in exchange for shares of the Company’s stock at a ratio of 1 to 3.169907. Prior to such contribution and exchange, the shareholders of Fathom Group, a Texas corporation, contributed all of their shares of stock in Fathom Group to Fathom Realty Holdings, LLC in exchange for additional ownership interests in Fathom Realty Holdings, LLC. Fathom Group is a wholly-owned subsidiary of Fathom Realty Holdings, LLC.
On August 31, 2018, Fathom Holdings also issued 6,302,650 shares of Series B Common stock in exchange for all the member units of IntelliAgent LLC (“IntelliAgent”), an affiliated company. IntelliAgent develops software for the real estate industry and substantially all of the value of the business was attributable to the intellectual property acquired. Fathom Holdings’ Chief Executive Officer and President were the majority members of IntelliAgent and therefore the exchange has been accounted for as an asset acquisition under common control.
As part of the Reorganization, the Company restated its Articles of Incorporation on September 11, 2018 such that (i) each share of Series A Common Stock outstanding immediately prior to the filing of the

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restated Articles of Incorporation was canceled and (ii) each two shares of Series B Common Stock outstanding immediately prior to the filing of the Restated Articles of Incorporation was converted and reclassified into one share of Common Stock. Pursuant to the Restated Articles of Incorporation, the Company also amended the number of authorized shares of the corporation to 100,000,000 shares, no par value, all of one class designated Common Stock. The Company refers to these steps as the “Exchange Transactions.” The Exchange Transactions did not affect the Company’s operations, which continue to be conducted through the Company’s operating subsidiaries.
Prior to and through the date of the Exchange Transactions, Fathom Holdings’ Chief Executive Officer was the majority shareholder/member in each of Fathom Realty, Fathom Group and Fathom Ventures, and therefore, the Exchange Transactions have been accounted for as acquisitions under common control.
Note 2.   Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation — The Consolidated Financial Statements include the accounts of the Company’s subsidiaries for all periods, including periods prior to the Exchange Transactions. All transactions and accounts between and among its subsidiaries have been eliminated. The consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). All adjustments and disclosures necessary for a fair presentation of these consolidated financial statements have been included.
Prior to the Exchange Transactions, on August 31, 2018, Fathom Realty, its subsidiaries, and Fathom Group were all under common control, and therefore, the Company is required to account for such acquisitions on a carryover basis. Under this method of accounting, our consolidated financial statements as of December 31, 2018 include the historical carryover basis in the assets and liabilities of Fathom Realty, its subsidiaries, Fathom Group and IntelliAgent, instead of reflecting the fair market value of the assets and liabilities on the acquisition date.
Certain Significant Risks and Business Uncertainties — The Company is subject to the risks and challenges associated with companies at a similar stage of development. These include dependence on key individuals, successful development and marketing of its offerings, and competition with larger companies with greater financial, technical, and marketing resources. Further, during the period required to achieve substantially higher revenue in order to become profitable, the Company may require additional funds that might not be readily available or might not be on terms that are acceptable to the Company.
Consideration of Going Concern — The Company has a history of negative cash flows from operations and operating losses, and experienced net losses of approximately $1.7 million and $4.1 million in the years ended December 31, 2018 and 2019, respectively. Additionally, the Company anticipates further expenditures associated with the process of expanding the business. Combined with the Company’s levels of negative working capital and stockholders’ deficit, management determined these conditions raised substantial doubt as to the Company’s ability to continue as a going concern. Management believes that its planned budget, and expected ability to achieve sales volumes necessary to cover forecasted expenses alleviates the substantial doubt about our ability to continue as a going concern for a period of at least one year from the date of the issuance of the consolidated financial statements.
Use of Estimates — The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to provisions for doubtful accounts, legal contingencies, income taxes, deferred income tax, asset valuation allowances, and share-based compensation. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company might differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.
Cash and Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist primarily of money market instruments. From time to time, the Company’s cash deposits exceed federally insured limits. The Company has not experienced any losses resulting from these excess deposits.
Fair Value Measurements — Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurement, (“ASC 820”) defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The methodology establishes consistency and comparability by providing a fair value hierarchy that prioritizes the inputs to valuation techniques into three broad levels, which are described below:
•
Level 1 inputs are quoted market prices in active markets for identical assets or liabilities (these are observable market inputs).

•
Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability (includes quoted market prices for similar assets or identical or similar assets in markets in which there are few transactions, prices that are not current or prices that vary substantially).

•
Level 3 inputs are unobservable inputs that reflect the entity’s own assumptions in pricing the asset or liability (used when little or no market data is available).

The fair value of cash and cash equivalents, accounts receivable, prepaids and other current assets, accounts payable and accrued liabilities, and due to affiliates approximate their carrying value due to their short-term maturities. The loan and note payable, and lease liability are presented at their carrying value, which based on borrowing rates currently available to the Company for loans with similar terms, approximates their fair values.
Accounts Receivable — Accounts receivable are comprised of balances due from customers and the Company’s agents, net of estimated allowances for uncollectible accounts. In determining collectability, historical trends are evaluated, and specific customer issues are reviewed on a periodic basis to arrive at appropriate allowances.
Agent Annual Fees Receivable — Agent annual fees receivable are comprised of the $500 fee every agent pays on their first sale, which is recognized in Cost of revenue ratably over the year in which the fee pertains.
Property and Equipment — Property and equipment is stated at cost, less accumulated depreciation. Maintenance and repairs are charged to expense when incurred. Additions and improvements that extend the economic useful life of the asset are capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any resulting gain or loss is reflected in current earnings. Depreciation is provided using the straight-line method in amounts considered to be sufficient to amortize the cost of the assets to operations over their estimated useful lives as follows:
Asset category	Depreciable life
Vehicles	7 years
Computers and equipment	5 years
Furniture and fixtures	7 years

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets might not be recoverable. Recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such asset were considered to be impaired, an impairment loss would be recognized at the difference between fair value and carrying value when the carrying amount of the asset exceeds the fair value of the asset. To date, no such impairment has occurred.
Capitalized internal use software — Costs incurred in the preliminary stages of website and software development are expensed as incurred. Once an application has reached the development stage, direct internal and external costs relating to upgrades or enhancements that meet the capitalization criteria are capitalized in property and equipment and amortized on a straight-line basis over their estimated useful lives. Maintenance and enhancement costs (including those costs in the post-implementation stages) are typically expensed as incurred, unless such costs relate to substantial upgrades and enhancements to the websites (or software) that result in added functionality, in which case the costs are capitalized as well.
Capitalized software costs are amortized over the expected useful lives of those releases. Currently, capitalized software costs for internal use has a useful life estimated at three years.
Estimated useful lives of website and software development activities are reviewed annually or whenever events or changes in circumstances indicate that intangible assets may be impaired and adjusted as appropriate to reflect upcoming development activities that may include significant upgrades or enhancements to the existing functionality.
Revenue Recognition — We apply the provisions of FASB ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), and all related appropriate guidance. The Company recognizes revenue under the core principle to depict the transfer of control to the Company’s customers in an amount reflecting the consideration to which the Company expects to be entitled. In order to achieve that core principle, the Company applies the following five step approach: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when a performance obligation is satisfied.
The Company’s revenue substantially consists of commissions generated from real estate brokerage services. The Company is contractually obligated to provide for the fulfillment of transfers of real estate between buyers and sellers. The Company provides these services itself and controls the services of its agents necessary to legally transfer the real estate. Correspondingly, the Company is defined as the principal. The Company, as principal, satisfies its obligation upon the closing of a real estate transaction. The Company has concluded that agents are not employees of the Company, rather deemed to be independent contractors. Upon satisfaction of its obligation, the Company recognizes revenue in the gross amount of consideration it is entitled to receive. The transaction price is calculated by applying the Company’s portion of the agreed upon commission rate to the property’s selling price. The Company may provide services to the buyer, seller, or both parties to a transaction. When the Company provides services to the seller in a transaction, it recognizes revenue for its portion of the commission, which is calculated as the sales price multiplied by the commission rate less the commission separately distributed to the buyer’s agent, or the “sell” side portion of the commission. When the Company provides services to the buyer in a transaction, the Company recognizes revenue in an amount equal to the sales price for the property multiplied by the commission rate for the “buy” side of the transaction. In instances in which the Company represents both the buyer and the seller in a transaction, it recognizes the full commission on the transaction. Commissions revenue contains a single performance obligation that is satisfied upon the closing of a real estate transaction, at which point the entire transaction price is earned. The Company’s customers remit payment for the Company’s services to the title company or attorney closing the sale of property at the time of closing. The Company generally receives payment upon close of property or within days of the closing of a transaction. The Company is not entitled to any commission until the performance obligation is satisfied and is not owed any commission for unsuccessful transactions, even if services have been provided.

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has utilized the practical expedient in ASC 606 and elected not to capitalize contract costs for contracts with customers with durations less than one year. The Company does not have significant remaining unfulfilled performance obligations or contract balances.
Cost of Revenue — Cost of revenue consists primarily of agent commissions less transaction and annual fees paid by our agents.
Marketing Expenses — Advertising expenses consist primarily of marketing and promotional materials. Advertising costs are expensed as they are incurred.
Leases — The Company adopted FASB ASC Topic 842, Leases, (“ASC 842”) on January 1, 2019. The Company categorizes leases at their inception as either operating or financing leases. On certain lease agreements, the Company may receive rent holidays and other incentives. The Company recognizes lease costs on a straight-line basis without regard to deferred payment terms, such as rent holidays, that defer the commencement date of required payments.
Share-based Compensation — Share-based compensation for employees and non-employees (principally independent contractor agents) is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are recognized when they occur. Fully vested restricted stock awards are measured on grant date at fair value.
Income Taxes — Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the consolidated financial statement and tax bases of assets and liabilities at the applicable enacted tax rates. The Company will establish a valuation allowance for deferred tax assets if it is more likely than not that these items will expire before either the Company is able to realize their benefit or that future deductibility is uncertain.
The Company believes that it is currently more likely than not that its deferred tax assets will not be realized and as such, it has recorded a full valuation allowance for these assets. The Company evaluates the likelihood of the ability to realize deferred tax assets in future periods on a quarterly basis, and when appropriate evidence indicates it would release its valuation allowance accordingly. The determination to provide a valuation allowance is dependent upon the assessment of whether it is more likely than not that sufficient taxable income will be generated to utilize the deferred tax assets. Based on the weight of the available evidence, which includes the Company’s historical operating losses, lack of taxable income, and accumulated deficit, the Company provided a full valuation allowance against the U.S. tax assets resulting from the tax losses as of December 31, 2018 and 2019.
Deferred Offering Costs — Deferred offering costs are included in prepaid and other current assets and consists of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the planned initial public offering and that will be charged to stockholders’ equity upon the completion of the planned initial public offering. Should the planned initial public offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.
For the year-ended December 31, 2019, the Company capitalized $36,970 of deferred offering costs related to the planned initial public offering.
Loss Per Share — Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted loss per share, when applicable, excludes the potential impact of unvested shares of restricted stock because their effect would be anti-dilutive due to our net loss. Since the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below provides total potential shares outstanding:
	December 31,
	2018	2019
Shares issuable upon exercise of stock options	—	37,130
Non-vested shares under restricted stock grants	—	227,981
Reclassifications — Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the current year presentation. These reclassifications had no effect on the previously reported net loss or stockholders’ equity.
Recently Adopted Accounting Standards
In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation: Improvements to Nonemployee Share Based Payment Accounting (“ASU 2018-17”), which simplifies the accounting for share- based payments granted to nonemployees for goods and services. Under ASU 2018-17, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. The changes take effect for public companies for fiscal years starting after December 15, 2018, including interim periods within that fiscal year. Early adoption is permitted, but no earlier than an entity’s adoption date of ASC 606. The Company adopted ASU 2018-07 on a prospective basis as of January 1, 2018 and the adoption did not have a material impact upon the Company’s financial statements.
In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02 (“ASU 2016-02”), which requires lessees to recognize leases on balance sheet and disclose key information about leasing arrangements. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.
The Company adopted ASU 2016-02 effective January 1, 2019 using the modified retrospective approach and elected the Comparatives Under 840 Option whereby the Company will continue to present prior period financial statements and disclosures under ASC 840. In addition, the Company elected the transition package of three practical expedients permitted within the standard, among other practical expedients which allowed the Company to carry forward prior conclusions about lease identification and classification, allows not separating lease and non-lease components, and allows not recording leases with an initial term of twelve months or less on the balance sheet across all existing asset classes.
Adoption of the new standard resulted in the balance sheet recognition of additional ROU assets and lease liabilities of approximately $219,000; however, the adoption of the standard did not have a material impact on the Company’s beginning retained earnings, results from operations or cash flows. For additional information regarding the Company’s lease arrangements, see Note 9 — Leases.
Recently Issued Accounting Standards
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, that changes the impairment model for most financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. In addition, an entity will have to disclose significantly more information about allowances and credit quality indicators. The new standard is effective for the Company for fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of the pending adoption of the new standard on its consolidated financial statements and intends to adopt the standard on January 1, 2023.

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which modifies ASC 740 to reduce complexity while maintaining or improving the usefulness of the information provided to users of financial statements. ASU 2019-12 is effective for the Company for interim and annual reporting periods beginning after December 15, 2021. The Company is currently assessing the impact of ASU 2019-12, but it is not expected to have a material impact on the Company’s consolidated financial statements.
Note 3.   Property and Equipment, Net
Property and equipment, net consisted of the following at:
	December 31,
	2018	2019
Vehicles	$119,324	$119,324
Computers and equipment	45,545	73,115
Furniture and fixtures	16,292	30,058
Total property and equipment	181,161	222,497
Accumulated depreciation	(90,542)	(116,525)
Total property and equipment, net	$90,619	$105,972
Depreciation expense for property and equipment was approximately $23,400 and $26,000 for the years ended December 31, 2018 and 2019, respectively.
Note 4.   Capitalized Software, Net
Capitalized software, net consisted of the following at:
	December 31,
	2018	2019
Software Development	$167,820	$499,300
Total capitalized software	167,820	499,300
Accumulated amortization	—	(34,458)
Total capitalized software, net	$167,820	$464,842
Amortization expense for capitalized software was approximately $0 and $34,000 for the years ended December 31, 2018 and 2019, respectively.

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.   Accounts Payable and Accrued Liabilities
Accounts payable and accrued liabilities consisted of the following at:
	December 31,
	2018	2019
Accounts payable	$817,814	$922,373
Accrued professional fees	—	601,797
Deferred annual fee	299,291	463,667
Accrued commissions	1,489,246	261,161
Accrued compensation	179,322	196,948
Insurance premium liabilities	—	139,891
Other accrued liabilities	21,715	72,836
Accrued legal fees	—	71,724
Credit card liability	71,757	70,431
Accrued bonuses	143,900	5,400
Total accounts payable and accrued liabilities	$3,023,045	$2,806,228
Note 6.   Debt
Loan Payable
The Company obtained a loan for an automobile used by the Chief Executive Officer. The term of the loan is from July 2016 through December 2022 with an annual interest rate of 1.74%. The components of the loan payable were as follows:
	December 31,
	2018	2019
Loan payable – Automobile loan	$68,988	$52,188
Less current portion	(16,800)	(17,095)
Loan payable, net of current portion	$52,188	$35,093
Maturities of the loan payable obligation as of December 31, 2019 are as follows:
Year ending December 31,	Maturities of Loan Payable
2020	$17,095
2021	17,394
2022	17,699
$52,188
Note Payable
On April 14, 2017, Fathom Realty entered into a Loan Agreement with Quail Point Corp. (the “Lender”) whereby Fathom Realty borrowed $400,000 from the Lender. Interest is payable each month at 1.6675% (20% annually) and the note was due to mature on March 1, 2037 with the principal due at that time. The Loan Agreement allowed for principal payments at any time without pre-payment penalty.
On February 6, 2018, Fathom Realty entered into a new Loan Agreement (“New Loan Agreement”) for $500,000 with the Lender. The New Loan Agreement extinguished the original loan and established a new loan. The fair value of the New Loan Agreement equaled the carrying value. Interest is payable each

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

month at 1.6675% (20% annually) and the note matures on March 1, 2023 with the principal due at that time. The New Loan Agreement allows for principal payments at any time without pre-payment penalty.
Note 7.   Stockholders’ Equity
Fathom Realty
Common and Preferred Units
At January 1, 2017 there were 18,461,688 Common Units (16,357,988 voting and 2,103,700 non-voting) and 2,575,855 Preferred Units outstanding. Common Units were subordinate to the Preferred Units with respect to rights upon liquidation, winding up and dissolution of Fathom Realty. Distributions in excess of the preference amount were to be distributed to holders of the Preferred Units and Common Units, pro rata according to the number of such units held.
On January 14, 2018, Fathom Realty issued 2,495,584 non-voting Common Units to Fathom Realty’s Chief Financial Officer pursuant to his exercising an option granted by Fathom Realty in 2012 in accordance with the agreement’s original terms.
On August 31, 2018, Fathom Realty issued 1,543,547 non-voting Common Units to certain members in exchange for all of the capital stock of Fathom Group.
On September 3, 2018, Fathom Realty purchased 134,865 Voting Common Units from its members for $70,000.
On September 4, 2018, Fathom Realty exchanged all of its members’ interests, including all Common and Preferred Units, for 72,394,690 shares of Series B Common Stock of Fathom, which were subsequently converted into 36,197,344 shares of common stock at the time of the reclassification and Reverse Stock Split (as defined below).
Fathom Holdings Inc.
Common Stock
The Company was originally authorized to issue 10,000,000 shares of common stock with no par value per share. 8,500,000 shares were designated as Series A common stock (“Series A Common Stock”) and 1,500,000 shares were designated as Series B common stock (“Series B Common Stock”). The Series A Common Stock was entitled to one vote per share and the Series B Common Stock had no voting rights.
On May 8, 2017, the Company issued 8,500,000 (85,000,000 after the Stock Split, as defined below) shares of Series A Common Stock, with no par value.
On February 7, 2018, the Company amended its Articles of Incorporation to increase the number of authorized shares from 10,000,000 shares of common stock to 100,000,000 shares of common stock, with authority to issue 85,000,000 shares of Series A Common Stock and 15,000,000 shares of Series B Common Stock. On February 7, 2018, the Company also effected a stock split whereby each then-outstanding share of common stock was converted into 10 shares of common stock at a ratio of ten-for-one (the “Stock Split”).
On August 31, 2018, the Company adopted an amendment to its Articles of Incorporation to increase the number of authorized shares from 100,000,000 shares of common stock to 185,000,000 shares of common stock, with authority to issue 85,000,000 shares of Series A Common Stock and 100,000,000 shares of Series B Common Stock.

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On August 31, 2018, the Company issued 316,664 shares of common stock for $4.71 a share to agents and consultants. On October 31, 2018, the Company issued 47,735 shares of common stock for $4.71 a share to agents and consultants.
On September 11, 2018, the Company restated its Articles of Incorporation to simultaneously (i) cancel each issued and outstanding share of Series A Common Stock, (ii) convert and reclassify the issued and outstanding shares of Series B Common Stock into shares of common stock, no par value per share, at a ratio of one-for-two (“Reverse Stock Split”) and (iii) to reduce the number of authorized shares from 185,000,000 shares of common stock to 100,000,000 shares of common stock all of one class. The financial statements and related disclosures give retroactive effect to the Stock Split and the Reverse Stock Split for all periods presented.
In March 2019, the Company sold, in aggregate, 122,202 shares of common stock for $4.71 per share to agents and consultants.
In December 2019, the Company sold 109,718 shares of common stock to certain of its agents and third parties under the Fathom Holdings Inc. 2019 Omnibus Stock Incentive Plan (“2019 Stock Plan”) for $5.28 per share, for gross proceeds of $578,480, of which $83,014, representing 15,726 shares of common stock, was received in January 2020. A total of 1,060,778 shares of common stock is authorized to be issued pursuant to the 2019 Stock Plan which will be used for all future equity compensation purposes.
Note 8.   Share-based compensation
The Company’s 2017 Stock Plan (the “Plan”) provides for granting stock options and restricted stock awards to employees, directors, contractors and consultants of the Company. A total of 3,182,335 shares of common stock is authorized to be issued pursuant to the Plan.
Determining the appropriate fair value of share-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and, for stock options, the expected life of the option, and expected stock price volatility. The assumptions used in calculating the fair value of share-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, share-based compensation expense could be materially different for future awards.
Restricted Stock Awards
In February 2018 and December 2018, pursuant to the Plan, the Company granted 37,831 and 21,216 fully vested restricted stock awards, respectively, to certain employees and agents. The Company recognized $253,353 in related stock compensation expense for the year ended December 31, 2018, which is included in general and administrative expense on the accompanying consolidated statements of operations.
The fair value of the Company’s restricted stock awards was estimated to be $4.05 in February 2018. In order to determine the fair value of the Company’s common stock, the Company considered, among other things, contemporaneous valuations of the Company’s common stock, the Company’s business, financial condition and results of operations, including related industry trends affecting its operations; the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or sale, given prevailing market conditions; the lack of marketability of the Company’s common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions. In December 2018, the fair value of the Company’s restricted stock awards was estimated to be $4.71 based on the Company’s sales of common stock to agents and third parties in March 2019.
In January 2019, pursuant to the Plan, the Company granted 193,081 fully vested restricted stock awards to certain employees and agents. During June 2019, pursuant to the Plan, the Company granted 134,341 fully vested restricted stock awards to certain employees and agents. The fair value of the Company’s restricted stock awards granted in January 2019 and during June 2019 was determined to be $4.71 based on the Company’s sales of common stock to agents and third parties in March 2019.

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In September 2019, pursuant to the 2019 Stock Plan, the Company granted 23,793 restricted stock awards to certain employees and agents, which will vest two years from the grant date subject to continuous service with the Company. The fair value of the Company’s restricted stock awards granted in September 2019 was estimated to be $5.28. In order to determine the fair value of the Company’s common stock, the Company considered, among other things, contemporaneous valuations of the Company’s common stock, the Company’s business, financial condition and results of operations, including related industry trends affecting its operations; the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or sale, given prevailing market conditions; the lack of marketability of the Company’s common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions. In November and December 2019, pursuant to the 2019 Stock Plan, the Company granted 204,188 restricted stock awards for common stock to certain employees and agents, which will vest three years from the grant date subject to continuous service with the Company. The fair value of the Company’s restricted stock awards was determined to be $5.28 based on the Company’s sales of common stock to agents and third parties in December 2019.
The Company recognized $1,570,151 in stock compensation expense related to restricted stock awards for the year ended December 31, 2019, which is included in general and administrative expense on the accompanying consolidated statements of operations. At December 31, 2019, the total unrecognized compensation expense related to unvested restricted stock awards granted was $1,176,708, which the Company expects to recognize over a period of approximately 2.82 years.
	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2018	—
Granted	555,403	$4.95
Vested	(327,422)	$(4.71)
Forfeited	—	—
Nonvested at December 31, 2019	227,981	$5.28
Stock Option Awards
In April 2019, pursuant to the Plan, the Board granted stock option awards to the independent directors to acquire 32,884 shares of common stock with an exercise price of $4.71 per share. In May 2019, the Board granted stock option awards to the independent directors to acquire 8,486 shares of common stock with an exercise price of $4.71 per share. Additionally, in May 2019, 4,240 stock option awards were forfeited, and 4,246 stock option awards vested immediately, for a total of 37,130 stock option awards outstanding at December 31, 2019. The exercise price of these stock option awards was established at the fair value of the Company’s common stock which was determined based on sales of common stock to agents and third parties that occurred during the quarter ended June 30, 2019. The stock options will vest on the earlier of (a) one year from the date of grant and (b) the next annual stockholder meeting, subject to the director’s continued service on the Board.
For the year ended December 31, 2019, the Company recognized $59,453 of share-based compensation expense related to these options which is recorded in general and administrative expense on the accompanying consolidated statements of operations. The options, which have an exercise price of $4.71, were recorded at the grant date fair value of $2.07 as determined using a Black Scholes option pricing model. At December 31, 2019, the total unrecognized compensation expense related to unvested stock option awards granted was $26,797, which the Company expects to recognize over a period of approximately 0.31 years. The following significant assumptions were used in the option pricing model:

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Annual dividend yield	—
Expected life (years)	5.5
Risk-free interest rate	2.43%
Expected volatility	45.0%
The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. Due to the lack of historical exercise history, the expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.
Note 9.   Leases
Operating Leases
The Company has operating leases primarily consisting of office space with remaining lease terms of 1 to 7 years, subject to certain renewal options as applicable.
Leases with an initial term of twelve months or less are not recorded on the balance sheet, and the Company does not separate lease and non-lease components of contracts. There are no material residual guarantees associated with any of the Company’s leases, and there are no significant restrictions or covenants included in the Company’s lease agreements. Certain leases include variable payments related to common area maintenance and property taxes, which are billed by the landlord, as is customary with these types of charges for office space.
Our lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate imputed discount rate. The Company benchmarked itself against other companies of similar credit ratings and comparable quality and derived an imputed rate, which was used in a portfolio approach to discount its real estate lease liabilities. We used an estimated incremental borrowing rate of 8% on December 31, 2018 for all leases that commenced prior to that date.
There was no sublease rental income for the year ended December 31, 2019, the Company is not the lessor in any lease arrangement, and no related party transactions for lease arrangements have occurred.
Lease Costs
The table below presents certain information related to the lease costs for the Company’s operating leases for the year ended December 31, 2019:
Components of total lease cost:	Year ended December 31, 2019
Operating lease expense	$104,794
Short-term lease expense	38,414
Total lease cost	$143,208

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Lease Position as of December 31, 2019
Right of use assets and lease liabilities for our operating leases were recorded in the consolidated balance sheet as follows:
As of December 31, 2019
Assets
Lease right of use assets	$265,140
Total lease assets	$265,140

As of December 31, 2019
Liabilities
Current liabilities:
Lease liability – current portion	$89,566
Noncurrent liabilities:
Lease liability, net of current portion	177,578
Total lease liability	$267,144
Lease Terms and Discount Rate
The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s operating leases as of December 31, 2019:
Weighted average remaining lease term (in years) – operating leases	4.51
Weighted average discount rate – operating leases	8%
Undiscounted Cash Flows
Future lease payments included in the measurement of lease liabilities on the consolidated balance sheet as of December 31, 2019, for the following five fiscal years and thereafter were as follows:
Year ending December 31,	Operating Leases
2020	$107,604
2021	51,275
2022	40,175
2023	41,686
2024	43,243
2025 and thereafter	37,353
Total Minimum Lease Payments	$321,336
Less effects of discounting	(54,192)
Present value of future minimum lease payments	$267,144
Note 10.   Related Party Transactions
Due from affiliates
Fathom Realty has loaned monies to other entities controlled by shareholders/members of the Company.

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Due from affiliates consists of the following:
	December 31,
	2018	2019
Hometown Heroes Holdings, LLC	$601,729	$—
On Target Transactions LLC	66,868	2,561
Total due from affiliates	$668,597	$2,561
Hometown Heroes Holdings, LLC (“Hometown Heroes Holdings”) is a real estate portal that generates real estate leads. Hometown Heroes Holdings is fully owned by Joshua Harley, Marco Fregenal and Glenn Sampson, who are officers (Harley and Fregenal), directors and shareholders of the Company. On July 31, 2019, Hometown Heroes Holdings paid all monies due to Company, net of amounts due from the Company to Hometown Heroes.
On Target Transactions LLC (“On Target Transactions”) is a transaction management company for real estate agents. Messrs. Harley and Fregenal own a total of 60% of On Target Transactions.
Due to affiliates
Fathom Realty has outstanding monies due to related parties and other entities controlled by shareholders/members of the Company.
Due to affiliates consists of the following:
	December 31,
	2018	2019
Hometown Heroes Holdings, LLC	$10,064	$23,658
Total due to affiliates	$10,064	$23,658
Note 11.   Income Taxes
The provision for income taxes consists of the following:
	December 31,
	2018	2019
Current (provision) benefit:
Federal	$—	$—
State	(27,155)	8,000
Total Current	(27,155)	8,000
Deferred provision benefit:
Federal	—	—
State	—	—
Total deferred	—	—
Income tax (expense) benefit	$(27,155)	$8,000

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the statutory U.S. federal rate to the Company’s effective tax rate consist of the following:
	Period/Year Ended
	12/31/2018		12/31/2019
Provision for federal income taxes at statutory rates	$343,571	(21)%	$861,062	(21)%
Provision for state income taxes, net of federal benefit	9,699	(1)%	79,435	(2)%
Effect of flow-through entity	2,542	0%	—	0%
Change in valuation allowance	(410,754)	26%	(926,681)	23%
Nondeductible expenses	(698)	0%	(7,437)	0%
Tax effect of entities not included in consolidated return	25,573	(2)%	—	0%
Return to provision adjustments	—	0%	2,172	0%
Other	2,912	0%	(551)	0%
Income tax (expense) benefit	$(27,155)	2%	$8,000	0%
Effective Tax Rate	1.96%		0.20%
The tax effects of the temporary differences and carryforwards that give rise to the deferred tax assets consist of the following:
	December 31,
	2018	2019
Deferred tax assets
Net Operating Loss Carryforward	$484,058	$1,469,052
Property and equipment	1,576	430
Intangibles	930	—
Interest Expense Carryforward	8,374	33,741
Charitable Contributions Carryover	322	5,189
Other Accrued liabilities	—	457
Total deferred tax assets	495,260	1,508,869
Deferred tax liabilities
Internally Developed Software	(38,186)	(105,869)
Stock Compensation	—	(19,093)
Prepaid Expenses	(7,301)	(7,453)
Total deferred tax liabilities	(45,487)	(132,415)
Valuation Allowance	(449,773)	(1,376,454)
Deferred tax asset, net	$—	$—
As of December 31, 2018 and December 31, 2019, the Company had federal net operating loss carryforwards of $2.1 million and $6.5 million and state net operating loss carryforwards of $0.9 million and $3.2 million, respectively. Losses will begin to expire, if not utilized, in 2032. Utilization of the net operating loss carryforwards may be subject to an annual limitation according to Section 382 of the Internal Revenue Code of 1986 as amended, and similar provisions.

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company applies the standards on uncertainty in income taxes contained in Accounting Standards Codification Topic 740, Accounting for Income Taxes. The adoption of this interpretation did not have any impact on the Company’s consolidated financial statements, as the Company did not have any significant unrecognized tax benefits during the years ended December 31, 2018 or December 31, 2019. Currently, the statute of limitations remains open subsequent to and including the year ended December 31, 2016.
Note 12.   Legal Proceedings
From time to time the Company is involved in litigation, claims, and other proceedings arising in the ordinary course of business. Such litigation and other proceedings may include, but are not limited to, actions relating to employment law and misclassification, intellectual property, commercial or contractual claims, brokerage or real estate disputes, or other consumer protection statutes, ordinary-course brokerage disputes like the failure to disclose property defects, commission disputes, and vicarious liability based upon conduct of individuals or entities outside of the Company’s control, including agents and third-party contractor agents. Litigation and other disputes are inherently unpredictable and subject to substantial uncertainties, and unfavorable resolutions could occur. As of December 31, 2019, there was no material litigation against the Company.
Note 13.   Subsequent Events
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 Outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 Outbreak as a pandemic, based on the rapid increase in exposure globally.
The full impact of the COVID-19 Outbreak continues to evolve as of the date of this report. As such, the Company cannot estimate the full magnitude that the pandemic will have on the Company’s business. If the COVID-19 Outbreak continues, it may have a material adverse effect on the Company’s financial condition, liquidity, and future results of operations for the year ending December 31, 2020 and beyond. Management is actively monitoring the impact of the global pandemic on its financial condition, liquidity, operations, industry, and workforce. Given the daily evolution of the COVID-19 Outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 Outbreak on its results of operations, financial condition, or liquidity for the year ending December 31, 2020 and beyond.
On July 10, 2020, the Company approved a 4.71352-for-one reverse stock split of the Company’s common stock. No fractional shares were issued in connection with the stock split. All fractional shares as a result of the reverse stock split were rounded up to a full share. The par value and other terms of the common stock were not affected by the stock split.
All share and per share amounts, including stock options, have been retroactively adjusted in these financial statements for all periods presented to reflect the 4.71352-for-one reverse stock split. Further, exercise prices of stock options have been retroactively adjusted in these financial statements for all periods presented to reflect the 4.71352-for-one reverse stock split.

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31, 2019	March 31, 2020
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$579,416	$844,449
Accounts receivable	304,769	743,193
Agent annual fees receivable, net of allowance of $349,420 and $384,690	356,131	926,835
Due from affiliates	2,561	1,466
Prepaid and other current assets	411,202	452,048
Total current assets	1,654,079	2,967,991
Property and equipment, net	105,972	101,300
Capitalized software, net	464,842	567,057
Lease right of use assets	265,140	264,679
Total assets	$2,490,033	$3,901,027
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$2,806,228	$4,054,983
Due to affiliates	23,658	25,102
Loan payable – current portion	17,095	17,169
Lease liability – current portion	89,566	99,960
Total current liabilities	2,936,547	4,197,214
Loan payable, net of current portion	35,093	30,773
Note payable	500,000	500,000
Lease liability, net of current portion	177,578	167,261
Total liabilities	3,649,218	4,895,248
Commitments and contingencies
Stockholders’ Deficit:
Common stock, $0.00 par value, 100,000,000 authorized and 10,211,658 and 10,223,168 issued and outstanding as of December 31, 2019 and March 31, 2020	—	—
Additional paid-in capital	4,988,382	5,196,117
Accumulated deficit	(6,147,567)	(6,190,338)
Total stockholders’ deficit	(1,159,185)	(994,221)
Total liabilities and stockholders’ deficit	$2,490,033	$3,901,027

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three months ended March 31,
	2019	2020
Revenue	$18,134,726	$28,838,831
Cost of revenue	16,852,772	26,687,256
Gross profit	1,281,954	2,151,575
General and administrative	2,662,045	1,930,076
Marketing	57,762	230,433
Total operating expenses	2,719,807	2,160,509
Loss from operations	(1,437,853)	(8,934)
Other expense, net
Interest expense, net	27,370	32,837
Other expense, net	27,370	32,837
Loss from operations before income taxes	(1,465,223)	(41,771)
Income tax expense	4,020	1,000
Net loss	$(1,469,243)	$(42,771)
Net loss per share
Basic and Diluted	$(0.15)	$(0.00)
Weighted average common shares outstanding
Basic and Diluted	9,655,644	9,993,866

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENT OF
CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(Unaudited)
	Three months ended March 31, 2019
	Common Stock		Additional Paid in Capital	Accumulated deficit	Total
	Shares	Par Value
Balance at December 31, 2018	9,440,061	$—	$2,287,312	$(2,055,270)	$232,042
Issuance of common stock	122,255	—	576,000	—	576,000
Share-based compensation	193,081	—	910,092	—	910,092
Net loss	—	—	—	(1,469,243)	(1,469,243)
Balance at March 31, 2019	9,755,397	$—	$3,773,404	$(3,524,513)	$248,891

	Three months ended March 31, 2020
	Common Stock		Additional Paid in Capital	Accumulated deficit	Total
	Shares	Par Value
Balance at December 31, 2019	10,211,658	$—	$4,988,382	$(6,147,567)	$(1,159,185)
Issuance of common stock	15,726	—	83,014	—	83,014
Share-based compensation	(4,216)	—	124,721	—	124,721
Net loss	—	—	—	(42,771)	(42,771)
Balance at March 31, 2020	10,223,168	$—	$5,196,117	$(6,190,338)	$(994,221)

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three months ended March 31,
	2019	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,469,243)	$(42,771)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	6,022	19,275
Bad debt expense	54,450	35,270
Share-based compensation	910,092	124,721
Change in operating assets and liabilities:
Accounts receivable	924,911	(438,424)
Agent annual fees receivable	(251,905)	(605,974)
Due from affiliates	(25,679)	1,095
Prepaid and other assets	3,299	(40,846)
Accounts payable and accrued liabilities	(564,380)	1,248,755
Operating lease right of use assets	21,129	461
Operating lease liabilities	(20,641)	77
Due to affiliates	1	1,444
Net cash (used in) provided by operating activities	(411,944)	303,083
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	—	(3,117)
Purchase of capitalized software	(61,900)	(113,701)
Net cash used in investing activities	(61,900)	(116,818)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on loan payable	(4,173)	(4,246)
Proceeds from issuance of common stock	576,000	83,014
Net cash provided by financing activities	571,827	78,768
Net increase in cash and cash equivalents	97,983	265,033
Cash and cash equivalents at beginning of period	1,008,538	579,416
Cash and cash equivalents at end of period	$1,106,521	$844,449
Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$27,394	$32,868
Income taxes paid	$12,505	$2,261
Right of use assets obtained in exchange for lease liabilities	$261,814	$—

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1.   Description of Business and Nature of Operations
Fathom Holdings Inc. (“Fathom Holdings,” and collectively with its consolidated subsidiaries and affiliates, the “Company”) is a cloud-based, technology-driven platform-as-a-service company, working with agents, to help individuals purchase and sell residential properties primarily in the South, Atlantic, Southwest and Western parts of the United States. The Company has operations located in multiple states nationwide. The Company is engaged by its customers to assist with buying, selling, or leasing property. In exchange for its services, the Company is compensated by commission income earned upon closing of the sale of a property or execution of a lease. Typically, within the brokerage industry, all brokers involved in a sale are compensated based on commission rates negotiated in a listing agreement. Agents on the “buy” and “sell” sides of each transaction share the total commission identified in the listing agreement. The Company may provide services to the buyer, seller, or both parties to a transaction. When the Company provides services to the seller in a transaction, it recognizes revenue for its portion of the commission, which is calculated as the sales price multiplied by the commission rate less the commission separately distributed to the buyer’s agent, or the “sell” side portion of the commission. When the Company provides services to the buyer in a transaction, the Company recognizes revenue in an amount equal to the sales price for the property multiplied by the commission rate for the “buy” side of the transaction. In instances in which the Company represents both the buyer and the seller in a transaction, it recognizes the full commission on the transaction. The Company operates as one operating and reporting segment.
Note 2.   Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation — The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) as determined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the unaudited interim condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results of operations for the periods presented. They may not include all of the information and footnotes required by GAAP for complete financial statements. Therefore, these financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the year ended December 31, 2019. The results of operations for any interim periods are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.
The Consolidated Financial Statements include the accounts of Fathom Holdings’ wholly owned subsidiaries. All transactions and accounts between and among its subsidiaries have been eliminated. All adjustments and disclosures necessary for a fair presentation of these consolidated financial statements have been included.
Certain Significant Risks and Business Uncertainties — The Company is subject to the risks and challenges associated with companies at a similar stage of development. These include dependence on key individuals, successful development and marketing of its offerings, and competition with larger companies with greater financial, technical, and marketing resources. Further, during the period required to achieve substantially higher revenue in order to become profitable, the Company may require additional funds that might not be readily available or might not be on terms that are acceptable to the Company.
Consideration of Going Concern — The Company has a history of negative cash flows from operations and operating losses and experienced a net loss of approximately $43,000 for the three months ended March 31, 2020 and a net loss of approximately $4.1 million for the year ended December 31, 2019. Additionally, the Company anticipates further expenditures associated with the process of expanding the business. Combined with the Company’s negative working capital and stockholders’ deficit, management

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

determined these conditions raised substantial doubt as to the Company’s ability to continue as a going concern. Management believes that its planned budget, which includes continued increases in the number of our agents and transactions at rates consistent with historical growth, and the expected ability to achieve sales volumes necessary to cover forecasted expenses alleviates the substantial doubt about our ability to continue as a going concern for a period of at least one year from the date of the issuance of the combined and consolidated financial statements.
COVID-19 Risks, Impacts and Uncertainties —  On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 Outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 Outbreak as a pandemic, based on the rapid increase in exposure globally.
We are subject to the risks arising from the COVID-19 Outbreak’s social and economic impacts on the residential real estate industry. Our management believes that the social and economic impacts, which include but are not limited to the following, could have a significant impact on future financial condition, liquidity, and results of operations: (i) restrictions on in-person activities associated with residential real estate transactions arising from shelter-in-place, or similar isolation orders; (ii) decline in consumer demand for in-person interactions and physical home tours; and (iii) deteriorating economic conditions, such as increased unemployment rates, recessionary conditions, lower yields on individual investment portfolios, and more stringent mortgage financing conditions.
In response to the COVID-19 Outbreak, the Company has implemented cost saving measures including elimination of non-essential travel and in-person training activities, and deferral of certain planned expenditures. Additionally, our Chief Executive Officer, Joshua Harley, and our President and Chief Financial Officer, Marco Fregenal, voluntarily took no base salary for March and April 2020. In addition, our Chief Broker Operations Officer, Samantha Giuggio, and one other senior employee voluntarily took 50% reductions in their base salary for those months. Based in part on business operations and results through the end of April, the Company resumed paying all of these salaries in full in May. Given the daily evolution of the COVID-19 Outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 Outbreak on its results of operations, financial condition, or liquidity for the year ending December 31, 2020 and beyond. If the COVID-19 Outbreak continues, it may have a material adverse effect on the Company’s financial condition, liquidity, and future results of operations.
Use of Estimates — The preparation of consolidated financial statements, in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to provisions for doubtful accounts, legal contingencies, income taxes, deferred income tax, asset valuation allowances, and share-based compensation. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company might differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.
Cash and Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist primarily of money market instruments. From time to time, the Company’s cash deposits exceed federally insured limits. The Company has not experienced any losses resulting from these excess deposits.
Fair Value Measurements — Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurement, (“ASC 820”) defines fair value as the price that would

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The methodology establishes consistency and comparability by providing a fair value hierarchy that prioritizes the inputs to valuation techniques into three broad levels, which are described below:
•
Level 1 inputs are quoted market prices in active markets for identical assets or liabilities (these are observable market inputs).

•
Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability (includes quoted market prices for similar assets or identical or similar assets in markets in which there are few transactions, prices that are not current or prices that vary substantially).

•
Level 3 inputs are unobservable inputs that reflect the entity’s own assumptions in pricing the asset or liability (used when little or no market data is available).

The fair value of cash and cash equivalents, accounts receivable, prepaids and other assets, accounts payable and accrued liabilities, and due to affiliates approximate their carrying value due to their short-term maturities. The loan and note payable, and lease liability are presented at their carrying value, which based on borrowing rates currently available to the Company for loans with similar terms, approximates their fair values.
Accounts Receivable — Accounts receivable are comprised of balances due from customers and the Company’s agents, net of estimated allowances for uncollectible accounts. In determining collectability, historical trends are evaluated, and specific customer issues are reviewed on a periodic basis to arrive at appropriate allowances.
Agent Annual Fees Receivable — Agent annual fees receivable are comprised of the $500 fee every agent pays on their first sale, which is recognized in Cost of Revenue ratably over the year in which the fee pertains.
Property and Equipment — Property and equipment is stated at cost, less accumulated depreciation. Maintenance and repairs are charged to expense when incurred. Additions and improvements that extend the economic useful life of the asset are capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any resulting gain or loss is reflected in current earnings. Depreciation is provided using the straight-line method in amounts considered to be sufficient to amortize the cost of the assets to operations over their estimated useful lives, as follows:
Asset category	Depreciable life
Vehicles	7 years
Computers and equipment	5 years
Furniture and fixtures	7 years
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets might not be recoverable. Recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets were considered to be impaired, an impairment loss would be recognized at the difference between the fair value and carrying value when the carrying amount of the asset exceeds the fair value of the asset. To date, no such impairment has occurred.
Capitalized internal use software — Costs incurred in the preliminary stages of website and software development are expensed as incurred. Once an application has reached the development stage, direct internal and external costs relating to upgrades or enhancements that meet the capitalization criteria are capitalized in property and equipment and amortized on a straight-line basis over their estimated useful

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

lives. Maintenance and enhancement costs (including those costs in the post-implementation stages) are typically expensed as incurred, unless such costs relate to substantial upgrades and enhancements to the websites (or software) that result in added functionality, in which case the costs are capitalized as well.
Capitalized software costs are amortized over the expected useful lives of those releases. Currently, capitalized software costs for internal use has a useful life estimated at three years.
Estimated useful lives of website and software development activities are reviewed annually or whenever events or changes in circumstances indicate that intangible assets may be impaired and adjusted as appropriate to reflect upcoming development activities that may include significant upgrades or enhancements to the existing functionality.
Revenue Recognition — We apply the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), and all related appropriate guidance. The Company recognizes revenue under the core principle to depict the transfer of control to the Company’s customers in an amount reflecting the consideration to which the Company expects to be entitled. In order to achieve that core principle, the Company applies the following five step approach: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when a performance obligation is satisfied.
The Company’s revenue substantially consists of commissions generated from real estate brokerage services. The Company is contractually obligated to provide for the fulfillment of transfers of real estate between buyers and sellers. The Company provides these services itself and controls the services of its agents necessary to legally transfer the real estate. Correspondingly, the Company is defined as the principal. The Company, as principal, satisfies its obligation upon the closing of a real estate transaction. The Company has concluded that agents are not employees of the Company, rather deemed to be independent contractors. Upon satisfaction of its obligation, the Company recognizes revenue in the gross amount of consideration it is entitled to receive. The transaction price is calculated by applying the Company’s portion of the agreed upon commission rate to the property’s selling price. The Company may provide services to the buyer, seller, or both parties to a transaction. When the Company provides services to the seller in a transaction, it recognizes revenue for its portion of the commission, which is calculated as the sales price multiplied by the commission rate less the commission separately distributed to the buyer’s agent, or the “sell” side portion of the commission. When the Company provides services to the buyer in a transaction, the Company recognizes revenue in an amount equal to the sales price for the property multiplied by the commission rate for the “buy” side of the transaction. In instances in which the Company represents both the buyer and the seller in a transaction, it recognizes the full commission on the transaction. Commissions revenue contains a single performance obligation that is satisfied upon the closing of a real estate transaction, at which point the entire transaction price is earned. The Company’s customers remit payment for the Company’s services to the title company or attorney closing the sale of property at the time of closing. The Company receives payment upon close of property or within days of the closing of a transaction. The Company is not entitled to any commission until the performance obligation is satisfied and is not owed any commission for unsuccessful transactions, even if services have been provided.
The Company has utilized the practical expedient in ASC 606 and elected not to capitalize contract costs for contracts with customers with durations less than one year. The Company does not have significant remaining unfulfilled performance obligations or contract balances.
Cost of Revenue — Cost of revenue consists primarily of agent commissions less transaction and annual fees paid by our agents.
Marketing Expenses — Advertising expenses consist primarily of marketing and promotional materials. Advertising costs are expensed as they are incurred.

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Leases — The Company adopted FASB ASC Topic 842, Leases, (“ASC 842”) on January 1, 2019. The Company categorizes leases at their inception as either operating or capital leases. On certain lease agreements, the Company may receive rent holidays and other incentives. The Company recognizes lease costs on a straight-line basis without regard to deferred payment terms, such as rent holidays, that defer the commencement date of required payments.
Share-based Compensation — Share-based compensation for employees and non-employees (principally independent contractor agents) is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are recognized when they occur. Fully vested restricted stock awards are measured on grant date at fair value.
Income Taxes — Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the combined financial statement and tax bases of assets and liabilities at the applicable enacted tax rates. The Company will establish a valuation allowance for deferred tax assets if it is more likely than not that these items will expire before either the Company is able to realize their benefit or that future deductibility is uncertain.
The Company believes that it is currently more likely than not that its deferred tax assets will not be realized and as such, it has recorded a full valuation allowance for these assets. The Company evaluates the likelihood of the ability to realize deferred tax assets in future periods on a quarterly basis, and when appropriate evidence indicates it would release its valuation allowance accordingly. The determination to provide a valuation allowance is dependent upon the assessment of whether it is more likely than not that sufficient taxable income will be generated to utilize the deferred tax assets. Based on the weight of the available evidence, which includes the Company’s historical operating losses, lack of taxable income, and accumulated deficit, the Company provided a full valuation allowance against the U.S. tax assets resulting from the tax losses as of December 31, 2019 and March 31, 2020.
Deferred Offering Costs — Deferred offering costs are included in prepaid and other current assets and consists of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the planned initial public offering and that will be charged to stockholders’ equity upon the completion of the planned initial public offering. Should the planned initial public offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.
For the year ended December 31, 2019 and the three months ended March 31, 2020, the Company capitalized $36,970 and $171,748, respectively, of deferred offering costs related to the planned initial public offering.
Loss Per Share — Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted loss per share excludes, when applicable, the potential impact of unvested shares of restricted stock because their effect would be anti-dilutive due to our net loss. Since the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.
The table below provides total potential shares outstanding, including those that are anti-dilutive:
	March 31,
	2019	2020
Shares issuable upon exercise of stock options	—	37,130
Non-vested shares under restricted stock grants	—	223,765
Recently Issued Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, that changes the impairment model for most

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. In addition, an entity will have to disclose significantly more information about allowances and credit quality indicators. The new standard is effective for the Company for fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of the pending adoption of the new standard on its consolidated financial statements and intends to adopt the standard on January 1, 2023.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which modifies ASC 740 to reduce complexity while maintaining or improving the usefulness of the information provided to users of financial statements. ASU 2019-12 is effective for the Company for interim and annual reporting periods beginning after December 15, 2021. The Company is currently assessing the impact of ASU 2019-12, but it is not expected to have a material impact on the Company’s consolidated financial statement.
Note 3.   Property and Equipment, Net
Property and equipment, net consisted of the following at:
	December 31, 2019	March 31, 2020
		(Unaudited)
Vehicles	$119,324	$119,324
Computers and equipment	73,115	76,232
Furniture and fixtures	30,058	30,058
Total property and equipment	222,497	225,614
Accumulated depreciation	(116,525)	(124,314)
Total property and equipment, net	$105,972	$101,300
Depreciation expense for property and equipment was approximately $6,000 and $8,000 for the three months ended March 31, 2019 and March 31, 2020, respectively.
Note 4.   Capitalized Software, Net
Capitalized software, net consisted of the following at:
	December 31, 2019	March 31, 2020
		(Unaudited)
Software Development	$499,300	$613,000
Total capitalized software	499,300	613,000
Accumulated amortization	(34,458)	(45,943)
Total capitalized software, net	$464,842	$567,057
Amortization expense for capitalized software was approximately $0 and $11,000 for the three months ended March 31, 2019 and 2020, respectively.

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5.   Accounts Payable and Accrued Liabilities
Accounts payable and accrued liabilities consisted of the following at:
	December 31, 2019	March 31, 2020
		(Unaudited)
Accounts payable	$922,373	$1,305,358
Deferred annual fee	463,667	1,122,266
Accrued professional fees	601,797	459,923
Accrued commissions	261,161	402,324
Accrued legal fees	71,724	190,160
Accrued compensation	196,948	188,236
Credit card liability	70,431	187,768
Other accrued liabilities	72,836	100,422
Insurance premium liabilities	139,891	89,326
Accrued bonuses	5,400	9,200
Total accounts payable and accrued liabilities	$2,806,228	$4,054,983
Note 6.   Debt
Loan Payable
The Company obtained a loan for an automobile used by the Chief Executive Officer. The term of the loan is from July 2016 through December 2022 with an annual interest rate of 1.74%. The components of the loan payable were as follows:
	December 31, 2019	March 31, 2020
		(Unaudited)
Loan payable – Automobile loan	$52,188	$47,942
Less current portion	(17,095)	(17,169)
Loan payable, net of current portion	$35,093	$30,773
Note Payable
On April 14, 2017, Fathom Realty entered into a Loan Agreement with Quail Point Corp. (the “Lender”) whereby Fathom Realty borrowed $400,000 from the Lender. Interest is payable each month at 1.6675% (20% annually) and the note was due to mature on March 1, 2037 with the principal due at that time. The Loan Agreement allowed for principal payments at any time without pre-payment penalty.
On February 6, 2018, Fathom Realty entered into a new Loan Agreement (‘New Loan Agreement”) for $500,000 with the Lender. The New Loan Agreement extinguished the original loan and established a new loan. The fair value of the New Loan Agreement equaled the carrying value. Interest is payable each month at 1.6675% (20% annually) and the note matures on March 1, 2023 with the principal due at that time. The New Loan Agreement allows for principal payments at any time without pre-payment penalty.

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7.   Stockholders’ Equity
Common Stock
During the three months ended March 31, 2020, the Company sold, in aggregate, 15,726 shares of common stock for gross proceeds of $83,014.
Note 8.   Share-based Compensation
The Company’s 2017 Stock Plan (the “Plan”) provides for granting stock options and restricted stock awards to employees, directors, contractors and consultants of the Company. A total of 3,182,335 shares of common stock are authorized to be issued pursuant to the Plan. Determining the appropriate fair value of share-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and, for stock options, the expected life of the option, and expected stock price volatility. The assumptions used in calculating the fair value of share-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, share-based compensation expense could be materially different for future awards.
Restricted Stock Awards
	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2019	227,981	$5.28
Granted	—	—
Vested	—	—
Forfeited	(4,216)	$(5.28)
Nonvested at March 31, 2020	223,765	$5.28
The Company recognized $910,092 and $103,158, net of forfeitures of $2,371, in stock compensation expense for restricted stock awards for the three months ended March 31, 2019 and March 31, 2020, respectively, which is included in general and administrative expense. At March 31, 2020, the total unrecognized compensation expense related to unvested restricted stock awards granted was $1,051,292, which the Company expects to recognize over a period of approximately 2.57 years. No shares were granted for the three months ended March 31, 2020.
Stock Option Awards
For the three months ended March 31, 2019 and March 31, 2020, the Company recognized $0 and $21,563, respectively, of share-based compensation expense in general and administrative expense. At March 31, 2020, the total unrecognized compensation related to unvested stock option awards granted was $5,235, which the Company expects to recognize over a period of approximately 0.06 years.
Note 9.   Leases
Operating Leases
The Company has operating leases primarily consisting of office space with remaining lease terms of 1 to 7 years, subject to certain renewal options as applicable.
Leases with an initial term of twelve months or less are not recorded on the balance sheet, and the Company does not separate lease and non-lease components of contracts. There are no material residual guarantees associated with any of the Company’s leases, and there are no significant restrictions or

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

covenants included in the Company’s lease agreements. Certain leases include variable payments related to common area maintenance and property taxes, which are billed by the landlord, as is customary with these types of charges for office space.
Our lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate imputed discount rate. The Company benchmarked itself against other companies of similar credit ratings and comparable quality and derived an imputed rate, which was used in a portfolio approach to discount its real estate lease liabilities. We used an estimated incremental borrowing rate of 8% on December 31, 2018 for all leases that commenced prior to that date.
There was no sublease rental income for the three months ended March 31, 2020, the Company is not the lessor in any lease arrangement, and no related party transactions for lease arrangements have occurred.
Lease Costs
The table below presents certain information related to the lease costs for the Company’s operating leases for the three months ended March 31, 2019 and March 31, 2020:
	Three months ended March 31,
Components of total lease cost:	2019	2020
	(Unaudited)
Operating lease expense	$27,228	$35,350
Short-term lease expense	15,399	17,003
Total lease cost	$42,627	$52,353
Lease Position as of March 31, 2020
Right of use lease assets and lease liabilities for our operating leases were recorded in the condensed consolidated balance sheet as follows:
As of March 31, 2020
(Unaudited)
Assets
Lease right of use assets	$264,679
Total lease assets	$264,679
Liabilities
Current liabilities:
Lease liability – current portion	$99,960
Noncurrent liabilities:
Lease liability, net of current portion	167,261
Total lease liability	$267,221
Lease Terms and Discount Rate
The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s operating leases as of March 31, 2020:
Weighted average remaining lease term (in years) – operating leases . . . . . . . . . . . . . . . . .	4.14
Weighted average discount rate – operating leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	8%

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Undiscounted Cash Flows
Future lease payments included in the measurement of lease liabilities on the condensed consolidated balance sheet as of March 31, 2020, for the following five fiscal years and thereafter were as follows:
Year ending December 31,	Operating Leases
2020 (remaining)	103,180
2021	51,275
2022	40,175
2023	41,686
2024	43,243
2025 and thereafter	37,353
Total Minimum Lease Payments	$316,912
Less effects of discounting	(49,691)
Present value of future minimum lease payments	$267,221
Note 10.   Related Party Transactions
Due from affiliates
Fathom Realty has loaned monies to other entities controlled by shareholders/members of the Company.
Due from affiliates consists of the following:
	December 31, 2019	March 31, 2020
		(Unaudited)
On Target Transactions LLC	$2,561	$1,466
Total due from affiliates	$2,561	$1,466
On Target Transactions LLC (“On Target Transactions”) is a transaction management company for real estate agents. Messrs. Harley and Fregenal own a total of 60% of On Target Transactions.
Due to affiliates
Fathom Realty has outstanding monies due to related parties and other entities controlled by shareholders/members of the Company.

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Due to affiliates consists of the following:
	December 31, 2019	March 31, 2020
		(Unaudited)
Hometown Heroes Holdings, LLC	$23,658	$25,102
Total due to affiliates	$23,658	$25,102
Hometown Heroes Holdings, LLC (“Hometown Heroes Holdings”) is a real estate portal that generates real estate leads. Hometown Heroes Holdings is fully owned by Joshua Harley, Marco Fregenal and Glenn Sampson, who are officers (Harley and Fregenal), directors and shareholders of the Company. On July 31, 2019 Hometown Heroes Holdings paid all monies due to Company, net of amounts due from the Company to Hometown Heroes.
Note 11.   Income Taxes
As of March 31, 2020, and December 31, 2019, the Company had federal net operating loss carryforwards of $6.4 and $6.5 million and state net operating loss carryforwards of $3.1 and $3.2 million, respectively. Losses will begin to expire, if not utilized, in 2032. Utilization of the net operating loss carryforwards may be subject to an annual limitation according to Section 382 of the Internal Revenue Code of 1986 as amended, and similar provisions.
The Company applies the standards on uncertainty in income taxes contained in Accounting Standards Codification Topic 740, Accounting for Income Taxes. The adoption of this interpretation did not have any impact on the Company’s consolidated financial statements, as the Company did not have any significant unrecognized tax benefits during the three months ended March 31, 2020 or the year ended December 31, 2019. Currently, the statute of limitations remains open subsequent to and including the year ended December 31, 2016.
Note 12.   Legal Proceedings
From time to time the Company is involved in litigation, claims, and other proceedings arising in the ordinary course of business. Such litigation and other proceedings may include, but are not limited to, actions relating to employment law and misclassification, intellectual property, commercial or contractual claims, brokerage or real estate disputes, or other consumer protection statutes, ordinary-course brokerage disputes like the failure to disclose property defects, commission disputes, and vicarious liability based upon conduct of individuals or entities outside of the Company’s control, including agents and third-party contractor agents. Litigation and other disputes are inherently unpredictable and subject to substantial uncertainties and unfavorable resolutions could occur. As of March 31, 2020, there was no material litigation against the Company.
Note 13.   Subsequent Events
On May 5, 2020, the Company applied for and received $303,681 in loan funding from the Paycheck Protection Program (the “PPP”), established pursuant to the recently enacted Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). The application for these funds requires the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further requires the Company to take into account current business activity and ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The unsecured loan (the “PPP Loan”) is evidenced by a promissory note of the Company dated May 5, 2020 (the “Note”) in the principal amount of $303,681, to Bank of America (the “Bank”), the lender.

FATHOM HOLDINGS INC.
FORMERLY KNOWN AS FATHOM REALTY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Under the terms of the Note and the PPP Loan, interest accrues on the outstanding principal at the rate of 1% per annum. The term of the Note is two years, though payments greater than the monthly payment or additional payments may be made at any time without prepayment penalty but shall not relieve the Company of its obligations to pay the next succeeding monthly payment.
The CARES Act and the PPP provide a mechanism for forgiveness of up to the full amount borrowed. Under the PPP, the Company may apply for and be granted forgiveness for all or part of the PPP Loan. The amount of loan proceeds eligible for forgiveness is based on a formula that takes into account a number of factors, including the amount of loan proceeds used by the Company during the twenty-four week period after the loan origination for certain purposes including payroll costs, rent payments on certain leases, and certain qualified utility payments, provided that at least 60% of the loan amount is used for eligible payroll costs; the employer maintaining or rehiring employees and maintaining salaries at certain levels; and other factors. Subject to the other requirements and limitations on loan forgiveness, only loan proceeds spent on payroll and other eligible costs during the covered twenty-four-week period will qualify for forgiveness. Forgiveness of the loan is dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on future adherence to the forgiveness criteria. The Company intends to use the entire Loan amount for qualifying expense, though no assurance is provided that the Company will obtain forgiveness of the PPP Loan in whole or in part.
On July 10, 2020, the Company approved a 4.71352-for-one reverse stock split of the Company’s common stock. No fractional shares were issued in connection with the stock split. All fractional shares as a result of the reverse stock split were rounded up to a full share. The par value and other terms of the common stock were not affected by the stock split.
All share and per share amounts, including stock options, have been retroactively adjusted in these financial statements for all periods presented to reflect the 4.71352-for-one reverse stock split. Further, exercise prices of stock options have been retroactively adjusted in these financial statements for all periods presented to reflect the 4.71352-for-one reverse stock split.

Fathom Holdings Inc.

PRELIMINARY PROSPECTUS
2,500,000 SHARES OF COMMON STOCK
                 , 2020
Through and including                 , 2020, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.
This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.
Other Expenses of Issuance and Distribution.

The expenses, other than underwriting commissions, expected to be incurred by us in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated as indicated in the table below. All such expenses will be borne by us; none will be borne by the Selling Shareholder:
Expense	Amount Paid or to be Paid
SEC registration fee	$3,185
Financial Industry Regulatory Authority, Inc. Filing Fee	$2,600
Exchange Listing Fee	$45,000
Printing expenses	$60,000
Legal fees and expenses	$362,000
Transfer agent and registrar fees	$5,500
Accounting fees and expenses	$100,000
Miscellaneous expenses	$21,715
Total	$600,000

Item 14.
Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents (not our real estate agents, but those acting as “agents” of the corporation as defined in the North Carolina General Statutes) under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee or agent (i) conducted himself or herself in good faith, (ii) reasonably believed (a) that any action taken in his or her official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his or her conduct at least was not opposed to the corporation’s best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.
In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The amended and restated bylaws of the Company provide for indemnification to the fullest extent permitted by law for persons who serve as a director, officer, employee or agent of the Company or at the request of the Company serve as a director, officer, employee or agent for any other corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan. Accordingly, the Company may indemnify its directors, officers, employees or agents in accordance with either the statutory or nonstatutory standards.
Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director, officer, employee or agent who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director, officer, employee or agent was a party. Unless prohibited by the articles of incorporation, a director, officer, employee or agent also may make application and obtain court-ordered indemnification if the court determines that such director, officer, employee or agent is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.
Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. The Company intends to purchase a directors’ and officers’ liability policy which will, subject to certain limitations, indemnify the Company and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.
As permitted by North Carolina law, Article V of the Restated Articles of Incorporation of the Company limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of the Company or otherwise, provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the Company, (ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his or her service as a director, officer, employee, independent contractor, attorney, or consultant of the Company).
Item 15.
Recent Sales of Unregistered Securities.

The following list sets forth information as to all securities we have sold since May 5, 2017 (date of inception) up to the date of this document, which were not registered under the Securities Act.
Exchange Transactions
As part of the Reorganization, we restated our Articles of Incorporation on September 11, 2018 such that (i) each share of Series A common stock outstanding as of immediately prior to the filing of the Restated Articles of Incorporation was canceled and (ii) each two shares of Series B common stock outstanding as of immediately prior to the filing of the Restated Articles of Incorporation was converted and reclassified into one share of common stock. Pursuant to the Restated Articles of Incorporation, we also amended the number of authorized shares of the corporation to 100,000,000 shares, no par value, all of one class designated common stock.
The Exchange Transactions were exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) of the Securities Act, as an exchange of securities of the same issuer without cash consideration.
Sales of Common Stock
•
In October 2018, we issued and sold 359,095 shares of common stock for $4.71 per share to 38 investors in a private placement.

•
In November 2018, we issued and sold 5,304 shares of common stock for $4.71 per share to 1 investor in a private placement.

•
In March 2019, we issued and sold 122,202 shares of common stock for $4.71 per share to 19 investors in a private placement.

•
In December 2019, we issued and sold 93,992 shares of common stock for $5.28 per share to 40 investors in a private placement.

•
In January 2020, we issued and sold 15,726 shares of common stock for $5.28 per share to 4 investors in a private placement.

Each of the foregoing issuances was made in a transaction not involving a public offering pursuant to an exemption from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, or Regulation D promulgated under the Securities Act.
Plan-Related Issuances
We have historically issued periodic grants of certain equity based awards to our executive officers, directors, employees and agents pursuant our 2017 Stock Plan and our 2019 Omnibus Stock Incentive Plan.
From May 5, 2017 (the adoption date of the 2017 Stock Plan) through June 26, 2020, we granted to our independent directors options to purchase an aggregate of 37,130 shares common stock at per share exercise price of $4.71 under our 2017 Stock Plan.
From May 5, 2017 through June 26, 2020, we granted to certain employees and agents an aggregate of 405,562 common stock grants under our 2017 Stock Plan.
From August 8, 2019 (the adoption date of the 2019 Omnibus Stock Incentive Plan) through June 26, 2020, we granted to certain employees and agents an aggregate of 324,802 Restricted Stock Awards and common stock, net of forfeitures, under our 2019 Omnibus Stock Incentive Plan.
In December 2019, we sold shares of common stock to certain employees and agents under our 2019 Omnibus Stock Incentive Plan with gross proceeds totaling approximately $0.5 million.
In January 2020, we sold shares of common stock to certain employees and agents under our 2019 Omnibus Stock Incentive Plan with gross proceeds totaling approximately $0.1 million.
These issuances and sales were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701.
None of the transactions set forth in Item 15 involved any underwriters, underwriting discounts or commissions or any public offering. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16.
Exhibits and Financial Statement Schedules.

(a)
Exhibits.

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement.
3.1	Restated Articles of Incorporation of Fathom Holdings Inc.**
3.1.1	Form of Articles of Amendment to the Restated Articles of Incorporation of Fathom Holdings Inc.
3.2	Second Amended and Restated Bylaws of Fathom Holdings Inc.
4.1	Form of Underwriter Warrant.
5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.
10.1	Fathom Ventures, Inc. 2017 Stock Plan.**#
10.2	Fathom Ventures, Inc. 2017 Stock Plan Form of Restricted Stock Award Agreement.**#
10.3	Fathom Holdings Inc. 2019 Omnibus Stock Incentive Plan.**#
10.4	Contribution and Exchange Agreement, dated August 31, 2018, by and between Fathom Ventures, Inc. and IntelliAgent, LLC.**
10.5	Contribution and Exchange Agreement, dated August 31, 2018, by and between Fathom Realty Holdings LLC and Fathom Realty Group Inc.**
10.6	Contribution and Exchange Agreement, dated September 4, 2018, by and between Fathom Holdings Inc. and Fathom Realty Holdings LLC.**
10.7	Form of Fathom Agent Agreement.**#
10.8	Commercial Lease Agreement, dated October 12, 2015, by and between Powell Commonwealth Associates, LLC and Fathom Realty, LLC.**
10.9	Commercial Lease Agreement, entered into on November 21, 2017, by and between King Commercial Properties, LLC and Fathom Realty, LLC.**
10.10	Lease Agreement, dated October 1, 2015, by and between Henderson & Murphy LLC and Fathom Realty Holdings, LLC.**
10.11	Customer Subscription Agreement, dated May 1, 2018, by and between InsideRE, LLC and Fathom Realty, LLC.**
21.1	Fathom Holdings Inc. Subsidiaries**
23.1	Consent of BDO USA, LLP.
23.2	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5.1).*
24.1	Powers of Attorney (included on signature page).**

**
Previously filed.

#
Management contract or compensatory agreement.

Item 17.
Undertakings.

The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) For purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing materialin formation about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cary, State of North Carolina, on July 16, 2020.
FATHOM HOLDINGS INC.
By:
/s/ Joshua Harley

Name: Joshua Harley
Title:    Chief Executive Officer
        (Principal Executive Officer)
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Joshua Harley Joshua Harley	Chief Executive Officer, Director (Principal Executive Officer)	July 16, 2020
/s/ Marco Fregenal Marco Fregenal	President and Chief Financial Officer, Director (Principal Financial Officer and Principal Accounting Officer)	July 16, 2020
* Chris Bennett	Director	July 16, 2020
* Jeffrey H. Coats	Director	July 16, 2020
* David C. Hood	Director	July 16, 2020
* Glenn Sampson	Director	July 16, 2020
* Jennifer B. Venable	Director	July 16, 2020
*By: /s/ Marco Fregenal Marco Fregenal, as Attorney-in-Fact